AGREEMENT AND PLAN OF MERGER by and among INSTALLED BUILDING PRODUCTS, INC., as Purchaser, PLATFORM MSI, INC., as Merger Sub I, IBP MECHANICAL & INDUSTRIAL INSTALLATION, LLC, as Merger Sub II, 1981 HOLDCO, INC., as the Company, and SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Seller Representative Dated as of November 12, 2026

Table of Contents Page i ARTICLE I DEFINITIONS ...........................................................................................................2 Section 1.1 Definitions .....................................................................................................2 Section 1.2 Interpretation ...............................................................................................20 ARTICLE II THE MERGER; CLOSING ....................................................................................21 Section 2.1 Merger; Surviving Company.......................................................................21 Section 2.2 Effective Time .............................................................................................21 Section 2.3 Closing ........................................................................................................22 Section 2.4 Closing Deliveries of Purchaser and Merger Subs .....................................22 Section 2.5 Closing Deliveries of the Company ............................................................22 Section 2.6 Organizational Documents of Surviving Company ....................................23 Section 2.7 Directors and Officers; Managers and Officers ..........................................24 Section 2.8 Conversion of Securities .............................................................................24 Section 2.9 Pre-Closing Statement; Seller Information .................................................25 Section 2.10 Closing Payments ........................................................................................26 Section 2.11 Post-Closing Adjustments to Closing Date Merger Consideration ............27 Section 2.12 Payment of Post-Closing Adjustments .......................................................29 ARTICLE III EXCHANGE OF COMPANY CERTIFICATES; PAYMENTS TO SELLERS; EXCLUDED SHARES ........................................................................................31 Section 3.1 Exchange Agent ..........................................................................................31 Section 3.2 Letters of Transmittal; Payment and Exchange of Company Certificates ..32 Section 3.3 Withholding ................................................................................................34 Section 3.4 No Further Ownership Rights in Common Stock; Closing of Transfer Books ..........................................................................................................34 ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES .................................................................................34 Section 4.1 Organization; Power and Authority; Subsidiaries ......................................34 Section 4.2 Capitalization ..............................................................................................36 Section 4.3 Conflicts ......................................................................................................37 Section 4.4 Financial Statements; Debt; Solvency ........................................................37 Section 4.5 Accounts Receivable; Accounts Payable; Inventory ..................................39 Section 4.6 Operations Since Balance Sheet Date .........................................................40 Section 4.7 Taxes ...........................................................................................................42 Section 4.8 Governmental Permits; Certifications .........................................................45 Section 4.9 Real Property ...............................................................................................45 Section 4.10 Personal Property ........................................................................................46 Section 4.11 Intellectual Property ....................................................................................47 Section 4.12 No Violation, Litigation or Orders ..............................................................49 Section 4.13 Contracts .....................................................................................................50 Section 4.14 Status of Contracts ......................................................................................53

Table of Contents
(continued)

		Page
Section 4.15	Employee Benefits	53
Section 4.16	Employee Relations and Agreements	55
Section 4.17	Environmental Matters	57
Section 4.18	Insurance	59
Section 4.19	Products and Services	59
Section 4.20	Related Party Contracts	60
Section 4.21	Data Protection	60
Section 4.22	Customers and Suppliers	61
Section 4.23	Government Contracts.	62
Section 4.24	No Brokers	68
Section 4.25	No Other Representations	69
ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER AND MERGER SUBS		69
Section 5.1	Organization of Purchaser and Merger Subs	69
Section 5.2	Authority of Purchaser and Merger Subs	69
Section 5.3	Conflicts	69
Section 5.4	No Violation or Litigation	70
Section 5.5	Investment Intent	70
Section 5.6	Independent Investigation	71
Section 5.7	Ownership and Activities of Merger Subs	71
Section 5.8	No Brokers	71
Section 5.9	Foreign Ownership and Control	71
Section 5.10	Stock Consideration	71
Section 5.11	SEC Reports	71
Section 5.12	No Other Representations	72
ARTICLE VI ADDITIONAL AGREEMENTS		72
Section 6.1	Tax Matters	72
Section 6.2	Director and Officer Liability and Indemnification	78
Section 6.3	Employee Matters	79
Section 6.4	Limited Shelf Resale Registration Rights	89
Section 6.5	Indemnification	92
Section 6.6	Confidentiality Agreement	93
Section 6.7	280G Vote	93
Section 6.8	Real Estate Documentation	94
Section 6.9	Old Dominion Coatings	94
ARTICLE VII SELLER REPRESENTATIVE		94
Section 7.1	Appointment of Seller Representative	94
Section 7.2	Replacement of Seller Representative	96
Section 7.3	Liability of Seller Representative	96
Section 7.4	Expense Reserve	96

ii

Table of Contents (continued) Page iii ARTICLE VIII GENERAL PROVISIONS .................................................................................97 Section 8.1 Survival; R&W Insurance Policy ................................................................97 Section 8.2 No Public Announcement ...........................................................................97 Section 8.3 Notices.........................................................................................................98 Section 8.4 Successors and Assigns ...............................................................................99 Section 8.5 Entire Agreement; Amendments .................................................................99 Section 8.6 Interpretation of Schedules .........................................................................99 Section 8.7 Waivers .......................................................................................................99 Section 8.8 Expenses ....................................................................................................100 Section 8.9 Partial Invalidity ........................................................................................100 Section 8.10 Execution in Counterparts .........................................................................100 Section 8.11 Further Assurances ....................................................................................100 Section 8.12 Enforcement ..............................................................................................100 Section 8.13 Non-Recourse ............................................................................................100 Section 8.14 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial ..........101 Section 8.15 Representation. ..........................................................................................101 Section 8.16 No Third-Party Beneficiaries ....................................................................103

EXHIBITS Exhibit A Accounting Principles Exhibit B Example Working Capital Calculation

AGREEMENT AND PLAN OF MERGER THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 12, 2026 (the “Closing Date”), is by and among (i) Installed Building Products, Inc., a Delaware corporation (“Purchaser”), (ii) Platform MSI, Inc., a Delaware corporation and direct wholly owned subsidiary of Purchaser (“Merger Sub I”), (iii) IBP Mechanical & Industrial Installation, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Purchaser (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), (iv) 1981 Holdco, Inc., a Virginia corporation (the “Company”), and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in the capacity of Seller Representative (as defined herein). Jeff Davoud, an individual (“Jeff”), is executing this Agreement solely for the purposes of (a) the last sentence of Section 3.1, (b) Section 6.1(a), (c) the last sentence of Section 6.3(d), (d) the last sentence of Section 6.3(e)(i), (e) Section 6.3(g), (f) Section 6.8 and (g) Section 6.9. RECITALS WHEREAS, the board of directors of Purchaser has (a) determined that this Agreement and the transactions contemplated by this Agreement (the “Transactions”), including (i) the acquisition of the Company by Purchaser, by means of a statutory merger of Merger Sub I with and into the Company, pursuant to which the Company would survive and become a wholly owned subsidiary of Purchaser (the “First Merger”), and (ii) as part of the same overall transaction, promptly after the First Merger, a statutory merger of the surviving corporation of the First Merger with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a wholly owned subsidiary of Purchaser (the “Second Merger,” and together with the First Merger, the “Merger”), on the terms and subject to the conditions set forth in this Agreement are advisable and in the best interests of Purchaser and its stockholders and (b) approved, adopted and declared advisable this Agreement and the Transactions; WHEREAS, each of the board of directors of Merger Sub I and the board of managers of Merger Sub II has (a) approved the execution, delivery and performance by Merger Sub I and Merger Sub II, respectively, of this Agreement and the consummation of the Transactions, and (b) (i) determined that it is in the best interests of Merger Sub I and Merger Sub II and their sole equityholder, and has declared it advisable, to enter into this Agreement, and (ii) resolved to recommend adoption of this Agreement and approval of the Transactions by the sole equityholder of Merger Sub I and Merger Sub II; WHEREAS, Purchaser, as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, has adopted this Agreement and approved the Transactions; WHEREAS, Purchaser, the Merger Subs and the Company intend for the First Merger and the Second Merger to be treated as integrated steps in the Transactions that taken together qualify as a tax- deferred “reorganization” within the meaning of Code § 368(a), and the parties hereby intend to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g); WHEREAS, the Company Board has unanimously (a) determined that it is in the best interests of the Company and Sellers, and has declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (c) resolved to recommend adoption of this Agreement and approval of the Transactions by Sellers; WHEREAS, by written consent in accordance with VSCA § 13.1-657 (the “Written Consent”), this Agreement has been adopted, and the Transactions approved, by all the holders of the Outstanding Shares entitled to vote on the matter (the “Requisite Shareholder Approval”); WHEREAS, upon consummation of the Merger on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the VSCA, each issued and outstanding share of

2 Common Stock, other than Excluded Shares, will be converted into the right to receive the Closing Date Per-Share Merger Consideration; WHEREAS, the Company has provided evidence reasonably satisfactory to Purchaser that each Seller whose Merger Consideration is or will be partly comprised of IBP Shares is an “accredited investor” as defined in Rule 501 promulgated under Regulation D of the Securities Act such that the issuance of any IBP Shares hereunder shall validly qualify for an exemption from the registration and prospectus delivery requirements of federal or state securities laws or “Blue Sky Laws”; WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each Seller has delivered to Purchaser a duly executed restrictive covenant and release agreement (each, a “Restrictive Covenant and Release Agreement”); and NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows: ARTICLE I DEFINITIONS Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. “ACA” means the Patient Protection and Affordable Care Act of 2010. “AI Technologies” has the meaning set forth in Section 4.11(j). “Accounting Firm” has the meaning set forth in Section 6.1(b). “Accounting Principles” means the methods, policies, practices, procedures, classifications and estimation methodologies set forth on Exhibit A. “Acquired Companies” means, collectively, the Company and the Company Subsidiaries; provided that references to the “Acquired Companies” to the extent relating to the period of time from and after the Closing shall be deemed to refer to the Surviving Company and its Subsidiaries (to the extent such Subsidiaries are in existence as of such time). “Active Working Status” means that a Key Company Employee (a) has not resigned or given notice of such individual’s resignation from employment with an Acquired Company, (b) has not been terminated or been given notice of such individual’s termination of employment with an Acquired Company, (c) is not under disciplinary process by any Acquired Company or a Governmental Body, (d) is, as of the applicable date, in compliance in all material respects with the terms and conditions of any restrictive covenant agreement, employee restrictive covenant agreement, restrictive covenant and release agreement, equity award agreement, employment agreement or other compensatory award agreement between such Key Company Employee, on the one hand, and any Purchaser Group Member, on the other hand, and (e) is not under suspension (either with or without pay) by an Acquired Company. “Adjustment Escrow Account” means the account designated by the Escrow Agent into which the Adjustment Escrow Amount is deposited and held pursuant to the Escrow Agreement. “Adjustment Escrow Amount” means $10,000,000. “Adjustment Escrow Funds” has the meaning set forth in Section 2.10(c). “Adjustment Time” means (a) with respect to Cash and Cash Equivalents and Working Capital, 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date, and (b) with respect to Debt and Transaction Expenses, the time as of immediately prior to the Closing.

3 “Affected Employees” has the meaning set forth in Section 6.3(a). “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by Contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. “Affiliated Property” means each Leased Real Property that a Seller has a 25% or greater ownership interest in (directly or indirectly, e.g., through an Affiliate) or owns as tenant in common. “Affiliated Property Lease Agreement” means a new lease agreement or lease amendment, dated as of the Closing Date, by and between the landlord of each Affiliated Property and the Acquired Company that is the tenant thereof. “Agreement” has the meaning set forth in the Preamble. “Aggregate Parent Stock Value” shall mean an amount equal to 40% of the Closing Date Merger Consideration, as adjusted in accordance with (a) the last paragraph of Section 2.8 and (b) Section 3.2(b). “Amended Returns” has the meaning set forth in Section 6.1(k). “Ancillary Agreements” means the Escrow Agreement, the Exchange Agent Agreement and the other agreements, certificates, documents and instruments executed and delivered in connection with this Agreement; provided, however, that the Escrow Agreement and the Exchange Agent Agreement shall not be an Ancillary Agreement solely for purposes of applying the provisions of Article VIII to the extent, and only to the extent, that the Escrow Agreement and the Exchange Agent Agreement expressly conflict with Article VIII. “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act and any other anti- corruption or anti-bribery Requirements of Law in any jurisdiction. “Anti-Money Laundering Laws” means any Requirements of Law or Orders relating to anti-money laundering, counter-terrorist financing, or recordkeeping and reporting requirements in any jurisdiction, including the UK Proceeds of Crime Act 2002, the Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001. “Articles of Merger” has the meaning set forth in Section 2.2. “Audited Financial Statements” has the meaning set forth in Section 4.4(a). “Available Shares” has the meaning set forth in Section 6.3(e)(ii)(A). “Balance Sheet Date” has the meaning set forth in Section 4.4(a). “Baseline EBITDA” has the meaning set forth in in Section 6.3(e)(ii)(B). “Baseline Organic EBITDA” has the meaning set forth in Section 6.3(e)(ii)(C). “Baseline Total EBITDA” has the meaning set forth in Section 6.3(e)(ii)(D). “Blackout Notice” has the meaning set forth in Section 6.4(e). “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in Columbus, Ohio or Richmond, Virginia are authorized or obligated by applicable Requirements of Law to close. “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act. “Cap” has the meaning set forth in Section 6.5(b).

4 “Cash and Cash Equivalents” means, as of any time of determination, the aggregate amount of the Acquired Companies’ cash on hand or in bank accounts and cash equivalents (including, in each case, marketable securities, to the extent convertible to cash within 30 days, and, for clarity, the MIP Employee Tax Withholding Amount), wires, payments or electronic transfers in transit, received or held for the account of such Acquired Company that have not yet cleared as of such determination time, checks or drafts that are deposits-in-transit as of such determination time, and checks that are deposits-in-transit, net of (a) all checks, wires, payments, electronic transfers in transit or drafts written by or on behalf of such Person on the Acquired Companies’ accounts that remain outstanding and uncleared as of such determination time, and (b) any Cash and Cash Equivalents (i) used to pay Debt or Transaction Expenses after the Adjustment Time and prior to the Closing or (ii) utilized in any manner outside the ordinary course of business after the Adjustment Time and prior to the Closing, including that which is distributed to any Seller or any of its Affiliates. For the avoidance of doubt Cash and Cash Equivalents shall exclude Restricted Cash. “Cash Consideration” shall mean an amount equal to the Closing Date Merger Consideration minus the Aggregate Parent Stock Value, as adjusted in accordance with Section 3.2(b). “Certificate of Merger” has the meaning set forth in Section 2.2. “Certificated Shares” means shares of Common Stock represented by a stock certificate. “Certifications” has the meaning set forth in Section 4.8. “Class A Voting Stock” means the Common Stock designated as Class A Voting Stock of the Company, $1.00 par value. “Class B Nonvoting Stock” means the Common Stock designated as Class B Nonvoting Stock of the Company, $1.00 par value. “Clients” has the meaning set forth in Section 8.15(a). “Closing” means the consummation of the Merger in accordance with Article II. “Closing Date” has the meaning set forth in the Preamble. “Closing Date Balance Sheet” has the meaning set forth in Section 2.11(b). “Closing Date Cash” has the meaning set forth in Section 2.11(b). “Closing Date Debt” has the meaning set forth in Section 2.11(b). “Closing Date Merger Consideration” means (a) $725,000,000, plus (b) Estimated Closing Date Cash (which may be a positive or negative number), plus (c) the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Target Working Capital, minus (d) the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Date Working Capital, minus (e) the Estimated Closing Date Debt, minus (f) the Estimated Closing Date Transaction Expenses (in each case of clauses (b) through (f), as subject to final determination and adjustment pursuant to Section 2.11), minus (g) the Adjustment Escrow Amount and the Indemnity Escrow Amount, and minus (h) the Expense Reserve. “Closing Date Per-Share Merger Consideration” means an amount equal to (a) the Closing Date Merger Consideration divided by (b) the number of Outstanding Shares. “Closing Date Transaction Expenses” has the meaning set forth in Section 2.11(b). “Closing Date Working Capital” has the meaning set forth in Section 2.11(b). “Code” means the U.S. Internal Revenue Code of 1986. “Common Stock” means the Company’s common stock, $1.00 par value. “Company” has the meaning set forth in the Preamble.

5 “Company Ancillary Agreements” means all Ancillary Agreements being, or to be, executed and delivered by the Company pursuant to this Agreement. “Company Board” means the board of directors of the Company. “Company Certificates” has the meaning set forth in Section 3.2(c). “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies. “Company Subsidiaries” means the direct and indirect Subsidiaries of the Company. “Competition Laws” means the HSR Act (and any similar Requirements of Law regarding pre- acquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other local, state, federal or non-U.S. statutes and other Requirements of Law, including any antitrust, competition or trade regulation Requirements of Law that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 15, 2025, executed by the Company and Purchaser. “Contagion Event” means the outbreak of contagious disease, epidemic or pandemic (including SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof). “Contracts” means all written or oral contracts, guaranties, leases, subleases, licenses, sublicenses, instruments, understandings, obligations, commitments, notes, bonds, mortgages, deeds of trust, indentures, sales or purchase orders, invoices and other agreements. “Copyrights” means copyrights, whether registered or unregistered, works of authorship, whether or not copyrightable, mask works, and applications therefor, and all other rights corresponding thereto, together with all goodwill associated with the foregoing. “Credit Agreements” means those Contracts set forth on Section 4.4(d) of the Schedules. “Cure Period” has the meaning set forth in Section 2.11(a). “Cybersecurity Incident” means any (a) unauthorized access to, acquisition of, or processing of Personal Data or confidential information by any third party or employee, contractor or agent acting outside the scope of such Person’s bona fide authority; (b) failure, outage, or unavailability of any of the IT Systems; or (c) any other security incident or security breach as defined under Data Protection Laws (including a cyberattack, ransomware attack or denial-of-service attack). “D&O Tail Cap” has the meaning set forth in Section 6.2(b). “D&O Tail Policies” has the meaning set forth in Section 6.2(b). “Data Protection Laws” means any Requirements of Law relating to the collection, storage, use, disclosure, transfer, privacy, security or other processing of Personal Data or analogous term under applicable Requirements of Law. “Data Protection Obligations” means all applicable (a) Data Protection Laws; (b) obligations binding on any Acquired Company relating to data privacy, data security, data protection or cybersecurity and applicable to Personal Data processed by or on behalf of any Acquired Company; and (c) privacy policies and notices of the Acquired Companies relating to the collection, storage, use, disclosure, transfer or other processing of Personal Data. “Data Site” means the Company’s “Platform” online data site hosted by Intralinks.

6 “Debt” means any of the following, without duplication, in each case of the Acquired Companies: (a) all obligations for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness or other obligation (economic, indemnification or otherwise) evidenced by any mortgage, note, bond, debenture, asset or equity purchase agreement, or other debt security; (c) letters of credit or surety bonds (but only to the extent such letters of credit or surety bonds have been drawn upon and then only the outstanding amount required to be paid due to such draws) and reimbursement obligations under any letter of credit, banker’s acceptance, performance bond, surety bond or similar credit transactions (in each case, solely to the extent drawn); (d) under interest rate and currency swaps, caps, collars and other hedging arrangements (but only to the extent of any net termination value); (e) any lease obligations that have been recorded as capital or finance leases in the Financial Statements or which are required to be recognized as such in accordance with GAAP; (f) except to the extent specifically included in the calculation of Closing Date Working Capital, all unearned revenue, billings in excess of costs, and deferred revenue obligations; (g) any declared but unpaid dividend or distribution; (h) the Pre- Closing Income Tax Amount and the Use Tax Amount; (i) any obligation secured by an Encumbrance on any property or asset of the Acquired Companies; (j) all earned (whether accrued or not) compensation amounts, incentive compensation amounts, bonus amounts, commission amounts, deferred compensation amounts (including as to any profit sharing plan), amounts of vacation and paid time off obligations and defined benefit or contribution plan liabilities that have been or should have been accrued for (including any “matching” or similar obligations of any Acquired Company under any 401(k) or similar Plan), or are payable to the employees (and not earned as a result of the Transactions), including the Employer Payroll Taxes related thereto, other than accrued payroll, bonuses, commissions, employer “matching” obligations under any 401(k) Plan and related Employer Payroll Taxes, in each case arising in the ordinary course of business and solely to the extent included in Closing Date Working Capital; (k) all outstanding severance obligations, including the Employer Payroll Taxes related thereto; (l) the amount of any deferred rent obligations; (m) any outstanding checks issued by any Acquired Company but not yet cashed or withdrawals in transit, but only to the extent not specifically included in Closing Date Cash; (n) all obligations for the deferred or unpaid purchase price of property, business, assets, securities, property or services, whether contingent or otherwise (including with respect to the maximum amount for earn-outs, seller notes, post-closing true-up obligations or similar contingent payment arrangements) and all conditional sale obligations of any Acquired Company under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business to the extent captured in Closing Date Working Capital); (o) any obligations owed to any Seller or any Seller’s Affiliates (excluding payments of salary or obligations under Plans other than those related to bonuses); (p) all obligations of the type referred to in the foregoing clauses (a) through (o) of any Person for the payment of which any Acquired Company is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; and (q) any unpaid interest, prepayment penalties, premiums, early termination fees, breakage costs and other costs or fees that would arise or become due as a result of the prepayment, discharge or termination at the Closing or as a result of the consummation of the Transactions of any of the obligations referred to in the foregoing clauses (a) through (p); provided that Debt shall not include (i) any amounts to the extent specifically included in the calculation of Closing Date Working Capital or (ii) Closing Date Transaction Expenses. “Deficit Amount” has the meaning set forth in Section 2.12(e)(ii). “DGCL” means the Delaware General Corporation Law. “Disposal,” “Storage” and “Treatment” shall have the meanings assigned to them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state, federal, or local Law; provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

7 “Dispute Notice” has the meaning set forth in Section 2.11(b). “DLLCA” means the Delaware Limited Liability Company Act. “EBITDA” has the meaning set forth in Section 6.3(e)(ii)(E). “Effective Time” has the meaning set forth in Section 2.2. “Employer Payroll Taxes” means the employer portion of all social security, Medicare, unemployment and other similar employment Taxes that an Acquired Company incurs with respect to the payment of the Transaction Expenses or Debt, including any associated withholding taxes or any Taxes with respect thereto, whether or not such Taxes would be eligible for deferral pursuant to the CARES Act or any similar or analogous provision of applicable Requirements of Law. For the avoidance of doubt, Employer Payroll Taxes shall not include any such Taxes attributable to either GBP or the portion of the MIP in prong (z) of Section 6.3(d). “Encumbrance” means any lien, adverse claim, charge, security interest, encumbrance, mortgage, deed of trust, pledge, easement, hypothecation, deposit, equitable interest, option, charge, judgment, attachment, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or negotiation or restriction of any kind. “Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Requirements of Law affecting the enforcement of creditors’ rights generally and general equitable principles. “Environment” means the indoor and outdoor environment and all media, including ambient and indoor air, surface water (including stormwater, navigable waters, ocean waters, streams, sediments, ponds, drainage basins and wetlands), groundwater, drinking supply, land surface or subsurface strata, plant and animal life or natural resource. “Environmental Laws” means all Requirements of Law, Orders and/or Governmental Permits pertaining to pollution, contamination, protection of health, safety or the Environment, exposure of Persons to Releases of Hazardous Materials, environmental conditions in, on, under or about real property or relating to the presence, use, production, generation, identification, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, emission, recycling, reclamation, Release, threatened Release, control or cleanup of any Hazardous Material. “Environmental Notice” has the meaning set forth in Section 4.17(b). “ERISA” means the U.S. Employee Retirement Income Security Act of 1974. “ERISA Affiliate” means with respect to any Person, any trade or business, whether or not incorporated, which together with such Person, is treated as a “single employer” under Code § 414 or ERISA § 4001. “Escrow Agent” means Computershare Shareholder Services, Inc. “Escrow Agreement” means an escrow agreement, dated as of the Closing Date, by and among Seller Representative, Purchaser, and the Escrow Agent. “Estimated Closing Date Cash” has the meaning set forth in Section 2.9(a). “Estimated Closing Date Debt” has the meaning set forth in Section 2.9(a). “Estimated Closing Date Transaction Expenses” has the meaning set forth in Section 2.9(a). “Estimated Closing Date Working Capital” has the meaning set forth in Section 2.9(a). “Example Working Capital Calculation” means the illustrative example of Closing Date Working Capital as of the close of business on August 31, 2026, as set forth on Exhibit B.

8 “Excess Amount” has the meaning set forth in Section 2.12(e)(i). “Exchange Act” means the Securities Exchange Act of 1934. “Exchange Agent Agreement” has the meaning set forth in Section 3.1. “Exchange Agent” means, together, Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A. “Excluded Shares” means Outstanding Shares to be cancelled in accordance with Section 2.8(c). “Existing Policies” has the meaning set forth in Section 6.2(b). “Expense Reserve” has the meaning set forth in Section 7.4. “Financial Statements” has the meaning set forth in Section 4.4(a). “First GBP Tranche” has the meaning set forth in Section 6.3(e)(i). “First Merger” has the meaning set forth in the Preamble. “First Step Surviving Corporation” has the meaning set forth in Section 2.1. “Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977. “Fraud” means, actual and intentional common law fraud under the laws of the State of Delaware committed by a Person in the making of, or such Person’s participation in the making of, a representation or warranty expressly set forth in Article IV or Article V, as applicable, or in any certificate delivered pursuant to Section 2.4(c) or Section 2.5(c), ; provided that Fraud does not include any claim for fraud based on negligence or recklessness or equitable fraud, promissory fraud, constructive fraud or similar theory. “GAAP” means United States generally accepted accounting principles as in effect (a) with respect to financial information for periods prior to the Closing Date, as of such applicable time, and (b) with respect to financial information for any other date or period (including as to be taken into account at the Adjustment Time), as in effect as of the Closing Date. “GBP” has the meaning set forth in Section 6.3(e)(i). “GBP Calculation Amounts” has the meaning set forth in Section 6.3(e)(v)(A). “GBP Cash Substitution Amount” has the meaning set forth in Section 6.3(e)(ii). “GBP Cash Substitution Election” has the meaning set forth in Section 6.3(e)(iv)(E). “GBP Dispute Notice” has the meaning set forth in Section 6.3(e)(v)(C). “GBP Disputed Items” has the meaning set forth in Section 6.3(e)(v)(C). “GBP Due Date” has the meaning set forth in Section 6.3(e)(vi). “GBP I” has the meaning set forth in Section 6.3(e)(i). “GBP II” has the meaning set forth in Section 6.3(e)(i). “GBP Participant Schedule” has the meaning set forth in Section 6.3(e)(i). “GBP Payment” means, with respect to each GBP participant, the amount of the GBP bonus, if any, determined to be payable to such GBP participant pursuant to Section 6.3(e)(iii) and Section 6.3(e)(v), which shall be paid to such GBP participant in the form of IBP Shares and, if applicable, cash in accordance with Section 6.3(e)(iv). “GBP Payment Date” has the meaning set forth in Section 6.3(e)(vi).

9 “GBP Payment Progress Report” has the meaning set forth in Section 6.3(e)(vii). “GBP Registrable Securities” has the meaning set forth in Section 6.4(c). “GBP Remaining Disputed Items” has the meaning set forth in Section 6.3(e)(v)(E). “GBP Resolution Period” has the meaning set forth in Section 6.3(e)(v)(D). “GBP Share Determination Date” has the meaning set forth in Section 6.3(e)(iv)(E). “GBP Shortfall Amount” has the meaning set forth in Section 6.3(e)(vi). “GBP Statement” has the meaning set forth in Section 6.3(e)(v)(A). “GBP Statement Review Period” has the meaning set forth in Section 6.3(e)(v)(B). “GBP Tranche” has the meaning set forth in Section 6.3(e)(i). “Governmental Body” means any federal, state, local, municipal or non-U.S. government or political subdivision thereof, or any agency, commission, department, bureau, board, council, authority or instrumentality of such government or political subdivision, or any self-regulated organization or other quasi-governmental authority exercising governmental, executive, legislative, judicial, regulatory, administrative or taxing functions (in each case, to the extent that the rules, regulations or orders of such organization or authority have the force of Requirements of Law) or any arbitrator, court or tribunal of competent jurisdiction. “Governmental Permits” has the meaning set forth in Section 4.8. “Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by any Acquired Company prior to the Closing Date that, if accepted, would result in a Government Contract. “Government Contract” means any Contract, including a prime contract, subcontract, joint venture, basic ordering agreement, other transaction agreement, blanket purchase agreement, pricing agreement, letter contract, award under the Federal Supply Schedule program, purchase order, task order, delivery order or other Contract or similar contract agreement of any kind, between any Acquired Company, on the one hand, and (a) any Governmental Body, (b) any prime contractor to a Governmental Body (in its capacity as such), or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above. “Government Furnished Items” has the meaning set forth in Section 4.23(f)(i). “Government Official” means any foreign official, foreign political party or official thereof, or candidate for foreign political office, as such terms are defined under applicable Anti-Corruption Laws. “Government Vendor Subcontract” means any Contract, agreement or other arrangement between any Acquired Company, acting in its capacity as a prime contractor or subcontractor under any Government Contract, and another Person to furnish supplies or services to such Acquired Company to be used in performing a Government Contract. “Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is presently or was at the applicable time regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law prior to Closing, including any mixture or solution thereof, and specifically including (a) petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste), (b) polychlorinated biphenyls, (c) asbestos and asbestos containing materials (whether friable or

10 non-friable), (d) lead and lead-based paint or other lead containing materials (whether friable or non- friable), (e) urea formaldehyde, (f) microbiological pollutants, (g) batteries or liquid solvents or similar chemicals, (h) radon gas, (i) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise, (j) radioactive material or waste, and (k) per- and polyfluoroalkyl substances (PFAS) specifically listed or designated as a hazardous substance or hazardous waste under any Environmental Law. “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976. “Holder” has the meaning set forth in Section 6.4(d). “IBP Insider Trading Policy” has the meaning set forth in Section 6.3(b). “IBP Insider Trading Policy (All Employees)” has the meaning set forth in Section 6.3(b). “IBP Insider Trading Policy (Covered Persons)” has the meaning set forth in Section 6.3(b). “IBP Share” means a share of Purchaser’s common stock. “IBP Share Price” means the average of the VWAP prices of an IBP Share for each of the 10 consecutive Trading Days ending on and including the second Trading Day immediately preceding (a) the Closing Date, for purposes of the definition of “Per-Share Stock Consideration”, Section 3.2(b)(i) and Section 6.3(d) or (b) the end of Year 3 or Year 5, as applicable, for purposes of Section 6.3(e). “Income Tax” means any Tax based on or measured by net income, profits or earnings. “Indemnified Losses” has the meaning set forth in Section 6.5(a). “Indemnified Matter” has the meaning set forth in Section 6.5(d). “Indemnity Escrow Account” means the account designated by the Escrow Agent into which the Indemnity Escrow Amount is deposited and held pursuant to the Escrow Agreement. “Indemnity Escrow Amount” means $3,000,000. “Indemnity Escrow Funds” has the meaning set forth in Section 2.10(d). “Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of any Seller in respect of any matters that are the responsibility of any Seller under Section 6.1(j), (b) all Taxes (or the non-payment thereof) of or imposed on any Acquired Company for any Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations §1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Requirements of Law, (d) all Taxes of any Person (other than an Acquired Company) imposed on an Acquired Company as a transferee or successor, by Contract or pursuant to any Requirements of Law, which Taxes relate to an event or transaction occurring on or before the Closing (other than any Contract entered into in the ordinary course of business for the provision of goods and services or pursuant to commercial lending arrangements, in each case, the principal purpose of which does not relate to Taxes), and (e) the amounts contemplated in Section 6.1(k)(v) and in Section 6.1(n)(v), in each case, other than the amount of any such Taxes that are taken into account in the final determination of Debt, Transaction Expenses or Working Capital or amounts borne by Seller Representative (at Sellers’ sole cost and expense) pursuant to Section 6.1(b) or Section 6.1(k). “Independent Accountant” means a nationally recognized independent public accountant that is not providing audit services or other material services to Purchaser, an Acquired Company or any of their respective Affiliates (other than services as a neutral arbitrator in connection with the final determination of consideration in connection with an acquisition or divestiture) (or, if none is available, a nationally recognized consulting or valuation firm with significant arbitration experience related to purchase price

11 adjustment disputes relating to transactions of a similar nature) that is reasonably and mutually agreeable to Seller Representative and Purchaser (or, if Seller Representative and Purchaser are unable to agree on the choice of such accounting, consulting or valuation firm as applicable, then such firm will be selected by lot, after Seller Representative and Purchaser each submits two proposed firms and then excludes one firm designated by the other party). “Initial EE Shelf Registration Statement” has the meaning set forth in Section 6.4(a). “Initial Shelf Registration Statement(s)” has the meaning set forth in Section 6.4(a). “Insurance Policies” has the meaning set forth in Section 4.18. “Intellectual Property” means any and all of the following, in any jurisdiction throughout the world, together with all worldwide intellectual property rights therein, arising out thereof, or associated therewith: (a) Patent Rights; (b) Trademarks, and similar, corresponding or equivalent rights in Software and other technology; (c) Copyrights; (d) Trade Secrets; (e) Internet domain names and registrations thereof, social media accounts or user names, and all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto; (f) all moral and economic rights of authors and inventors, however denominated; (g) any other proprietary or intellectual property rights; and (h) all applications, registrations, and renewals or extensions of any of the foregoing (as applicable). “Intended Tax Treatment” has the meaning set forth in Section 6.1(f). “Interim Financial Statements” has the meaning set forth in Section 4.4(a). “Internal Annual Financial Statements” has the meaning set forth in Section 4.4(a). “Inventory” has the meaning set forth in Section 4.5(c). “Investment Screening Laws” means any federal, state, provincial, non-U.S., multinational or supranational investment regulation Requirements of Law that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds. “IT Systems” means the information technology, computers, computer systems, telecommunications equipment, controlled networks, peripherals, hardware (whether general purpose or special purpose), firmware, middleware, servers, workstations, routers, hubs, Internet websites, data, network memory, Software and user manuals that are owned, leased, licensed or controlled by the Acquired Companies. “Jeff” has the meaning set forth in the Preamble. “Key Company Employees” means, collectively, the Affected Employees set forth on Schedule 1.1, which Schedule also identifies each such Affected Employee’s initial percentage allocation of the Transaction Bonus Payments and the MIP, as applicable. “Key Customer” has the meaning set forth in Section 4.13(a). “Key Supplier” has the meaning set forth in Section 4.13(a). “Knowledge of the Company” means, as to a particular matter, the actual knowledge of Jeff Davoud, Chris Davoud, Jeremy Chason, Peter Coyne, and Andrew Cosby, in each case, following reasonable (a) inquiry and investigation of each Acquired Company’s books and records and (b) inquiry of the senior management of each Company Subsidiary. “Known Filing Matter” has the meaning set forth in Section 6.1(k). “Lease Agreements” has the meaning set forth in Section 4.9(a). “Leased Real Property” has the meaning set forth in Section 4.9(a). “Letter of Transmittal” has the meaning set forth in Section 3.2(a).

12 “Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense, commitment, deficiency, or other charge of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, determined or indeterminable, asserted or unasserted, known or unknown, direct, indirect or derivative or otherwise, and including all costs and expenses relating thereto. “Licensed Intellectual Property” has the meaning set forth in Section 4.11(c). “Lookback Date” means January 1, 2022. “Loss” means any loss (including loss of benefit), Liability, demand, judgment, fine, penalty, damage, claim, deficiency, Tax, penalty, fine or expense, including interest, penalties and fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals and any other amounts paid in investigation, defense, assertion or settlement of any of the foregoing and the enforcement of any rights hereunder, including the fees, costs and expenses incurred in respect of any Proceeding, in all cases whether or not arising out of a direct or third-party claim. “Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software designed to disrupt, disable, harm, exfiltrate, interfere with the operation of or install within or on any Software or IT Systems. “Material Adverse Effect” means any effect, event, change, circumstance, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, properties, business condition (financial or otherwise), cash flows or results of operations of the Acquired Companies, taken as a whole, but shall exclude any effect, event, change, circumstance, development or occurrence resulting or arising from (a) any change in any Requirements of Law or GAAP or other accounting requirements, binding interpretation or enforcement of any Requirements of Law or GAAP or accounting requirements, or any other change, or prospective change, in legal or regulatory conditions, in each case after the Closing Date (or such other applicable measurement period); (b) any change in interest rates, debt, currency, credit, capital or exchange rates or the capital markets or conditions generally affecting the financial, securities or banking markets (including any disruption thereof, any change in interest or exchange rates or any decline in the price of any security or any market index) or the economy of the United States of America or non-U.S. countries in general; (c) any change in general business or economic conditions affecting any industry or market in which the Acquired Companies operate or participate; (d) any generally applicable geopolitical conditions, national or international political or social conditions or escalation or worsening thereof, including the imposition of tariffs (or changes in existing tariffs), the outbreak or escalation of war, military action or other hostilities anywhere in the world; (e) any disasters, calamities or acts of God, including any earthquakes, hurricanes, tornados, floods, mudslides, wildfires, tsunamis or other natural disasters or other force majeure event, or any other damage to or destruction of assets caused by casualty; (f) the occurrence of any acts of terrorism or sabotage or cyberattack (in each case, whether or not state-sponsored); (g) any Contagion Event; or (h) any failure by an Acquired Company to meet or achieve its internal or published projections, budgets, plans, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failure shall not be excluded by this subpart (h) to the extent such underlying causes are not otherwise excluded from this definition of “Material Adverse Effect”); provided that, with respect to each of clause (a), (b), (c), (d), (e), (f) and (g) above, such events, changes, circumstances, effects, occurrences, or developments shall be considered in determining whether a Material Adverse Effect has occurred to the extent such events, changes, circumstances, effects, occurrences, or developments, individually or in the aggregate, have an impact on the Acquired Companies that is disproportionately adverse to the impact on other Persons operating in the same industry as the Acquired Companies, in which case only the incremental effect of such disproportionately adverse impact is to be taken into account in determining whether a Material Adverse Effect has occurred. “Material Contracts” has the meaning set forth in Section 4.13.

13 “Maximum Refund Amount” means $12,000,000. “Merger” has the meaning set forth in the Recitals. “Merger Consideration” means the Closing Date Merger Consideration, as the same may be adjusted from time to time in accordance with the terms of this Agreement. “Merger Sub I” has the meaning set forth in the Preamble. “Merger Sub II” has the meaning set forth in the Preamble. “Merger Subs” has the meaning set forth in the Preamble. “MIP” has the meaning set forth in Section 6.3(d). “MIP Employee Tax Withholding Amount” means the aggregate amount of Taxes that are owed by the applicable Key Company Employees in connection with the issuance of the MIP Funding Amount Shares to such Key Company Employees. “MIP Funding Amount” means $15,000,000. “MIP Funding Amount Shares” has the meaning set forth in Section 6.3(d). “MIP Registrable Securities” has the meaning set forth in Section 6.4(c). “Multiemployer Plan” means a “multiemployer plan,” as defined in ERISA § 4001(a)(3). “ODF” means Old Dominion Firestopping, L.L.C., a Virginia limited liability company and an Acquired Company. “ODI” means Old Dominion Insulation, Inc., a Virginia corporation and an Acquired Company. “Omitted Subsidiary” has the meaning set forth in Section 6.1(n)(i). “Omnibus Plan” has the meaning set forth in Section 6.3(d). “Open Government Contract” has the meaning set forth in Section 4.23(a)(i). “Open Source Software” means Software licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition or the Free Software Definition (as promulgated by the Open Source Initiative or the Free Software Foundation, respectively) or any Software that contains or is derived from any such Software. “Order” means any order, judgment, injunction, award, decree, ruling, determination, directive, decision or writ entered by, or with, any Governmental Body. “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). “Organic EBITDA” has the meaning set forth in Section 6.3(e)(ii)(F). “Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, code of regulations, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents, instruments or certificates executed, adopted or filed in connection with, or after the creation, formation or organization of such Person, including any amendments thereto. “Outstanding Shares” means the aggregate number of shares of Class A Voting Stock and Class B Nonvoting Stock, in each case, issued and outstanding immediately prior to the Effective Time. “Paid-Off Indebtedness” has the meaning set forth in Section 2.5(d).

14 “Patent Rights” means United States and non-U.S. patents and utility models and applications therefor, including all continuations, continuations-in-part, provisionals, divisionals, revisions, renewals, extensions, re-examinations or reissues, and inventions (whether or not patentable) and improvements thereto. “Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or incurred but not yet assessed in the ordinary course of business under applicable Requirements of Law; (b) liens of landlords, and liens of carriers, warehousemen, mechanics, materialmen and other similar liens arising in the ordinary course of business or pursuant to Requirements of Law, in each case, for sums not yet due and payable which are not delinquent and are not, individually or in the aggregate, material; (c) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law; (d) Encumbrances imposed by the Credit Agreements but solely to the extent such Encumbrances are released at the Closing pursuant to payoff letters contemplated by Section 2.5(d) to the extent comprising Paid-Off Indebtedness; (e) Encumbrances imposed by zoning laws, building codes and land use laws regulating the use or occupancy of any property that constitutes real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property and are not violated in any material respect by the current or historical use or occupancy of such real property or the operations conducted thereon; (f) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (g) any right, interest, Encumbrance or title of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease relating to the property being leased or licensed, in each case that do not, individually or in the aggregate, materially detract from the value, or materially impair or interfere with the existing use and operation of the property affected; (h) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; and (i) Encumbrances arising under applicable securities laws. “Permitted Post-Closing Matters” has the meaning set forth in Section 8.15(c). “Per-Share Cash Consideration” means an amount of cash equal to the quotient obtained by dividing (a) the Cash Consideration by (b) the number of Outstanding Shares. “Per-Share Stock Consideration” means a number of IBP Shares equal to the quotient obtained by dividing (a) (i) the Aggregate Parent Stock Value divided by (ii) the number of Outstanding Shares by (b) the IBP Share Price. “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body. “Personal Data” means any information that identifies or could reasonably be linked with an identified or identifiable individual, or that is otherwise regulated as “personal data,” “personal information” or any analogous term under Data Protection Laws. “Plan” means (a) any “employee pension benefit plan” as defined in ERISA § 3(2) (whether or not subject to ERISA); (b) any “employee welfare benefit plan” as defined in ERISA § 3(1) (whether or not subject to ERISA); or (c) any bonus, performance award, commission, phantom equity, equity option, equity purchase, other equity-based, profit sharing, savings, disability, incentive, deferred compensation, retirement, pension, welfare, fringe, severance, employment, consulting, retention, change in control, tax gross-up or tax reimbursement or other employee benefit plan, policy, program, Contract or arrangement, in each case that is sponsored, maintained, contributed to or required to be contributed to by an Acquired Company or any of their respective ERISA Affiliates or with respect to which an Acquired Company or any or any of their respective ERISA Affiliates is obligated to make any contributions or has any Liability for the benefit of any current or former employee, officer, director or other service provider of any Acquired Company or their respective dependents or beneficiaries.

15 “Pre-Closing Income Tax Amount” means the sum (but not below zero) of the amount (which shall be calculated separately for each applicable jurisdiction, Income Tax, Tax period and entity or applicable reporting group) of any unpaid Income Taxes of the Acquired Companies for any Pre-Closing Tax Period; provided that such amount shall (a) in the case of any Straddle Period, be calculated in accordance with the principles set forth in Section 6.1(c), (b) be calculated without regard to any refunds or other Tax assets, estimated Tax payments, prepayments or overpayments of Taxes of the Acquired Companies, except that (i) any estimated Tax payments, prepayments, or overpayments shall be taken into account to the extent such payments have the actual effect of reducing the particular Income Tax that would otherwise be included in Pre-Closing Income Tax Amount in respect of which such payments were made for such Tax period and in such jurisdiction, and (ii) any net operating losses, Tax credits and other similar Tax attributes shall be taken into account to the extent such items have the effect of reducing (but not below zero) a particular Income Tax liability to which such items are relevant, (c) be calculated by including all adjustments pursuant to Code § 481 (or any corresponding or similar provision of state, local or non-U.S. Requirements of Law) resulting from a change in, or use of an improper, method of accounting initiated prior to the Closing which is includible in a taxable period (or portion thereof) ending after the Closing Date, (d) be calculated by treating the Transaction Tax Deductions as deductible in such Pre-Closing Tax Period to the extent allocable thereto and deductible therein at a “more likely than not” (or higher) level of confidence in accordance with Section 6.1(e), and (e) exclude all deferred Tax assets and liabilities. “Pre-Closing Statement” has the meaning set forth in Section 2.9(a). “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date. “Pre-Closing Tax Refunds” has the meaning set forth in Section 6.1(m). “Pre-Closing Tax Returns” has the meaning set forth in Section 6.1(b). “Pre-Conversion Partnership Period” has the meaning set forth in Section 6.1(j). “Preferred Bidder Status” has the meaning set forth in Section 4.23(a)(iv). “Preliminary Cash Determination” has the meaning set forth in Section 2.11(a). “Preliminary Closing Statement” has the meaning set forth in Section 2.11(a). “Preliminary Debt Determination” has the meaning set forth in Section 2.11(a). “Preliminary Transaction Expenses Determination” has the meaning set forth in Section 2.11(a). “Preliminary Working Capital Determination” has the meaning set forth in Section 2.11(a). “Privileged Materials” has the meaning set forth in Section 8.15(a). “Pro-Rata Share” means, with respect to each Seller, an amount, expressed as a percentage, equal to (a) the number of Outstanding Shares held by such Seller divided by (b) the number of Outstanding Shares. “Proceeding” means any claim, demand, charge, complaint, action, cause of action, lawsuit, proceeding, suit, litigation, investigation, audit, examination, inquiry, petition, arbitration, mediation, civil investigative demand or hearing (in each case whether administrative, judicial, regulatory or appellate or in contract, tort or otherwise and whether civil or criminal and whether brought at law or in equity), in each case, that is or could be commenced, brought, conducted or heard by or before any Governmental Body or any arbitration panel. “Products” means the products manufactured, marketed, sold and/or distributed by the Acquired Companies. “Prospectus” has the meaning set forth in Section 6.4(a).

16 “Purchaser” has the meaning set forth in the Preamble. “Purchaser Ancillary Agreements” means all agreements, instruments and documents being or to be executed by Purchaser and/or a Merger Sub under this Agreement or in connection herewith. “Purchaser Benefit Programs” means the employee benefit plans, programs, agreements or arrangements (including health and retirement benefits) of the Purchaser Group Members. “Purchaser Financial Statements” has the meaning set forth in Section 5.11(b). “Purchaser Group Member” means Purchaser and each Affiliate of Purchaser (including, after the Closing, the Acquired Companies). “Purchaser Indemnities” has the meaning set forth in Section 6.5(a). “Purchaser Tax Returns” has the meaning set forth in Section 6.1(b). “Registered Intellectual Property” has the meaning set forth in Section 4.11(a). “Registrable Securities” has the meaning set forth in Section 6.4(c). “Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Ancillary Agreements and any other document or instrument delivered pursuant to this Agreement or the Ancillary Agreements, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Ancillary Agreements or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Ancillary Agreements). “Related Party Contract” has the meaning set forth in Section 4.20. “Release” means any actual or threatened direct or indirect spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, depositing or disposing of Hazardous Materials into the Environment, whether intentional or unintentional, known or unknown, including the abandonment or discarding of any containers. “Remaining Indemnification Claims” has the meaning set forth in Section 6.5(c). “Removal,” “Remedial” and “Response” actions shall include the types of activities covered by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., RCRA and other comparable Laws, whether the activities are those that might be taken voluntarily by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or “response” actions or Orders or under an Environmental Notice or Environmental Permit. “Representative” means, with respect to any Person, any director, officer, employee, general partner, member, manager, equityholder, consultant, advisor, counsel, accountant and other agent of such Person. “Representative Losses” has the meaning set forth in Section 7.3. “Requirements of Law” means any applicable United States and non-United States federal, state and local laws (including common law), statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body. “Requisite Shareholder Approval” has the meaning set forth in the Recitals. “Restricted Cash” means any cash which is not freely usable by the applicable Acquired Company, including cash in reserve accounts or escrow accounts, custodial cash, security deposits, cash supporting

17 obligations under letters of credit, cash related to customer deposits or prepayments, or cash the use or distribution of which is restricted by applicable Requirements of Law, Contract or otherwise, including restrictions on dividends, repatriation, pledged deposits or any other form of restriction. “Restrictive Covenant and Release Agreement” has the meaning set forth in the Recitals. “Reviewed Financial Statements” has the meaning set forth in Section 4.4(a). “Rev. Proc. 2018-12” has the meaning set forth in Section 6.1(f). “Rollover Shelf Registration Statement” has the meaning set forth in Section 6.4(a). “R&W Insurance Policy” means a buy-side representation and warranty insurance policy to be obtained by Purchaser with respect to the representation and warranties of the Company set forth in Article IV and certain of the pre-Closing Taxes of the Acquired Companies. “SEC” has the meaning set forth in Section 6.4(a). “SEC Reports” has the meaning set forth in Section 5.11(a). “Schedules” means the schedules delivered by the Company to Purchaser simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement. “Second GBP Tranche” has the meaning set forth in Section 6.3(e)(i). “Second Effective Time” has the meaning set forth in Section 2.2. “Second Merger” has the meaning set forth in the Preamble. “Securities Act” means the Securities Act of 1933. “Seller” means a holder of Outstanding Shares. “Seller Information” means, with respect to (x) each Seller: (a) the name and address of record (including personal email) of such Seller; (b) the number of Outstanding Shares (by class) held by such Seller; (c) the Closing Date Per-Share Merger Consideration (including the Per-Share Cash Consideration and Per-Share Stock Consideration) that such Seller is entitled to receive pursuant to Section 3.2 in respect of their Outstanding Shares; and (d) once updated in accordance with Section 2.9(b), such Seller’s Pro-Rata Share of any amount released pursuant to Section 2.12 or Section 6.5 that such Seller would be entitled to receive in respect of their Outstanding Shares. “Seller Representative” means Shareholder Representative Services LLC, a Colorado limited liability company (or any successor Seller Representative appointed pursuant to the applicable provisions of Article VII), solely in its capacity as the representative, agent and attorney-in-fact appointed by Sellers to act on their behalf for the purposes and on the terms specified in Article VII. “Seller Tax Returns” has the meaning set forth in Section 6.1(b). “Services” means the services provided by or on behalf of the Acquired Companies. “Shelf Registration Statement(s)” has the meaning set forth in Section 6.4(a). “Share Shortfall” has the meaning set forth in Section 6.3(e)(ii). “Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, implementations of algorithms, models and methodologies, application software, firmware, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form, and all related documentation, manuals, descriptions, work product, user interfaces and models.

18 “Standard Terms and Conditions” means the standard terms and conditions of sale currently in use for each of the Products and Services of all Acquired Companies (containing applicable guaranty, warranty and indemnity provisions). “Statement Due Date” has the meaning set forth in Section 2.11(a). “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date. “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting equity interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person. “Surviving Company” has the meaning set forth in Section 2.1. “Target Working Capital” means $68,000,000. “Tax” means any federal, state, local or non-U.S. income, alternative or add-on minimum, gross income, gross receipts, net receipts, sales, use, ad valorem, value added, transfer, registration, franchise, profits, license, capital stock, social security, withholding, payroll, employment, unemployment, disability, excise, severance, stamp, production, occupation, duties, premium, real property, personal property, Unclaimed Property, environmental, windfall profit, escheat, estimated or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, in each case in the nature of a tax, imposed by any Governmental Body, together with any interest, penalty or addition to tax imposed with respect thereto. “Tax Return” means any return, report, declaration, form or similar statement filed or required to be filed with respect to any Tax, including any information return, claim for refund, or declaration of estimated Tax (including any schedule thereto or amendment thereof). “Taxing Authority” means any Governmental Body responsible for the imposition of any Tax. “Total EBITDA” has the meaning set forth in Section 6.3(e)(ii)(H). “Trade Control Laws” means all statutory and regulatory requirements of the United States and other applicable jurisdictions related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods and payment of customs duties and fees, including the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 CFR 120-130), the Export Administration Regulations (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-599), and the Requirements of Law administered by the U.S. Customs and Border Protection (19 CFR Parts 1-199). “Trade Secrets” means trade secrets, formulae, compositions, processes, know-how, inventions (whether patentable or not and whether reduced to practice or not), ideas, algorithms, models, methodologies, technologies, techniques, concepts, protocols, source code, methods, designs, specifications, plans, reports, technical and other data, customer and vendor lists, mailing lists, business and marketing plans, research and development information and plans, tools, apparatus, creations, or other confidential or proprietary information that provides the owner with a competitive advantage. “Trademarks” means United States federal, state and non-U.S. trademarks, service marks, corporate names, trade dress rights, trade names, logos, brand names, slogans, fictitious names (and all translations, adaptations, derivations and combinations of the foregoing), Internet domain names and other identifiers of source or origin, whether or not registered, together with all goodwill associated with the foregoing, and all registrations and pending applications to register any of the foregoing. “Trading Day” means a day on which IBP Shares are traded on the Trading Market, determined in accordance with Rev. Proc. 2018-12 § 3.01(4)(a)(ii).

19 “Trading Market” means the New York Stock Exchange; provided that, if IBP Shares are not traded on the New York Stock Exchange and are traded on multiple other national securities exchanges and/or automated quotation systems that satisfy the requirements of Rev. Proc. 2018-12 § 3.01(2) (e.g., the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market and/or the Nasdaq Capital Market) for any date that is relevant to the determination of an IBP Share Price, one such national securities exchange or automated quotation system selected by Purchaser. “Transaction Bonus Payment” means any transaction bonus payable in connection with the consummation of the Transactions in accordance with Section 6.3(c), which amounts aggregate to $12,000,000, inclusive of associated Employer Payroll Taxes. “Transaction Engagement” has the meaning set forth in Section 8.15(a). “Transaction Expenses” means any fees, costs and expenses incurred or to be incurred, or subject to reimbursement, by any of the Acquired Companies, whether accrued for or not, in each case in connection with the Transactions or the preparation, execution and consummation of this Agreement and that are not paid prior to the Closing, in respect of the following: (a) any third-party brokerage fees, commissions, finders’ fees or financial advisory fees, and, in each case, related costs and expenses (including those payable to William Blair in connection with the Transactions); (b) any third-party fees, costs and expenses of counsel, accountants or other advisors or service providers; and (c) any transaction bonus, including Transaction Bonus Payments, discretionary bonus, change-of-control payment, retention bonus or other similar compensatory payment, including the MIP Funding Amount, in each case payable to any current or former director, officer, employee or other service provider of any of the Acquired Companies as a result of the entry into this Agreement or the consummation of the Transactions together with Employer Payroll Taxes associated with the foregoing and any Tax gross-ups or reimbursements payable with respect thereto (excluding, for the avoidance of doubt, the payments required to be made to Sellers pursuant to this Agreement solely in their capacities as Sellers); provided that Transaction Expenses shall not include (i) any amount to the extent specifically included in the determination of Closing Date Working Capital or Closing Date Debt, (ii) the cost of the R&W Insurance Policy, (iii) the filing fees associated with any and all filings in respect of the HSR Act and other applicable Competition Laws and Investment Screening Laws in connection with the Transactions, (iv) the cost of the D&O Tail Policies purchased pursuant to Section 6.2(b), (v) any fees or expenses payable to the Escrow Agent and/or the Exchange Agent and (vi) Transfer Taxes. Notwithstanding the foregoing, Transaction Expenses do not include any Employer Payroll Taxes associated with either GBP or the portion of the MIP in prong (z) of Section 6.3(d). “Transaction Tax Deductions” has the meaning set forth in Section 6.1(e). “Transactions” has the meaning set forth in the Recitals. “Transfer Taxes” has the meaning set forth in Section 6.1(d). “Uncertificated Share Affidavit” has the meaning set forth in Section 3.2(c). “Uncertificated Shares” means Outstanding Shares with respect to which the Company has not issued a stock certificate. “Use Tax Amount” means $123,000. “VSCA” means the Virginia Stock Corporation Act. “VWAP” means, for any Trading Day, the per share volume-weighted average price of an IBP Share for such Trading Day on the Trading Market as reported by Bloomberg L.P. through its “Volume at Price” function in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time (in accordance with Rev. Proc. 2018-12 § 4.01(1)), or if such volume-weighted average price is unavailable, the market value of one IBP Share on such Trading Day using a volume-weighted method as determined (in accordance with Rev. Proc. 2018-12 § 4.01(2)) by a nationally recognized independent investment banking firm retained for this purpose by Purchaser and reasonably acceptable to the Company or, with respect to any

20 periods following the Closing, Seller Representative, the reasonable fees and expenses of which shall be paid by Purchaser. “Waived 280G Benefits” has the meaning set forth in Section 2.5(i). “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Requirements of Law. “William Blair” means William Blair & Company, L.L.C. “Williams Mullen” has the meaning set forth in Section 8.15(a). “Working Capital” means the current assets of the Acquired Companies that are included in the line item categories and adjustments set forth in the Example Working Capital Calculation less the current liabilities of Acquired Companies that are included in the line item categories and adjustments set forth in the Example Working Capital Calculation (which may be a positive or negative number), in each case, determined on a consolidated basis, without duplication, and calculated in accordance with the Accounting Principles; provided that Working Capital shall not include any amounts with respect to (a) Cash and Cash Equivalents and Restricted Cash, (b) Transaction Expenses, (c) any deferred Tax assets or liabilities, (d) any Income Tax assets or liabilities, (e) Debt (or any assets or contra-liabilities relating to Indebtedness such as unamortized debt issuance costs) or (f) loans or amounts receivable from Sellers or any of their Affiliates. “Written Consent” has the meaning set forth in the Recitals. “Unclaimed Property” means property that has gone unclaimed or abandoned by the rightful owner (including any uncashed dividend or payroll checks, customer deposits, customer overpayments, credits or refunds, supplier payments or other tangible or intangible assets held by an Acquired Company), which property is required by applicable Requirements of Law to be either reported, escheated or otherwise remitted to the applicable Governmental Body that administers unclaimed or abandoned property or funds. “Year Five” has the meaning set forth in Section 6.3(e)(ii)(K). “Year Three” has the meaning set forth in Section 6.3(e)(ii)(I). Section 1.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is disjunctive but is not necessarily exclusive, (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (d) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise, and any pronoun shall be deemed to cover all genders, (e) “any” is used in the sense of “any or all,” and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item, (f) references to a Person are also to its heirs, executors, personal representatives, administrators, successors and assigns (provided, however, that nothing contained in this clause (f) is intended to authorize or permit any assignment or transfer not otherwise permitted by this Agreement), and (g) all references to “party” or “parties” shall be a reference to a party or the parties to this Agreement, unless otherwise indicated. Unless the context otherwise requires, references herein (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable (provided that this clause (ii) shall not apply to any Contract described, referred to, or set forth in the Schedules), and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or

21 interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. All references to “dollars” or “$” shall mean United States Dollars. Any information or materials shall be deemed provided, made available or delivered to (or words of similar import) Purchaser if such information or materials have been uploaded to the Data Site at least 48 hours prior to the Closing Date. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Reference to “other party” or “other parties” when derived from the Company shall mean Purchaser and the Merger Subs and shall mean the Company when derived from Purchaser or a Merger Sub. ARTICLE II THE MERGER; CLOSING Section 2.1 Merger; Surviving Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the terms of the DGCL and the VSCA, at the Effective Time, (a) Merger Sub I shall be merged with and into the Company, whereupon the separate existence of Merger Sub I shall cease, and (b) the Company shall be the surviving corporation in the First Merger (the “First Step Surviving Corporation”) and shall continue to be governed by the VSCA. The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, all Liabilities of the Company and Merger Sub I shall become the Liabilities of the First Step Surviving Corporation, and the First Step Surviving Corporation shall be a wholly owned Subsidiary of Purchaser. At the Second Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the VSCA and the DLLCA, the First Step Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity. The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving Company.” At the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the VSCA and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers and franchises of the First Step Surviving Corporation shall vest in Merger Sub II, all Liabilities of the First Step Surviving Corporation shall become the Liabilities of Merger Sub II, and Merger Sub II shall remain a direct and wholly owned subsidiary of Purchaser. Section 2.2 Effective Time. At the Closing, Purchaser, Merger Sub I and the Company shall cause the First Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of the Commonwealth of Virginia in accordance with the terms and conditions of the VSCA. The First Merger shall become effective at the time that the Articles of Merger are filed and accepted by the Secretary of the Commonwealth of Virginia in accordance with the VSCA, or at such later time as may be specified in the Articles of Merger as the effective time of the First Merger (the “Effective Time”). Promptly following the Effective Time, the First Step Surviving Corporation and Merger Sub II shall cause a certificate of merger (the “Certificate of Merger”) to be delivered to the Secretary of State of Delaware for filing (the time of acceptance by the Secretary of State of Delaware of such filing and effective time of the Second Merger being referred to herein as the “Second Effective Time”). For U.S. federal (and applicable state and local) Income Tax purposes, the Closing shall be deemed to have occurred at 11:59 p.m. Eastern

22 Time on the Closing Date. Notwithstanding the foregoing, for purposes of allocation of expenses, adjustments and other financial effects of the Transactions, the Closing shall be deemed to have occurred at the Adjustment Time. For all other purposes, including passage of title and risk of loss, the Second Effective Time shall control. Section 2.3 Closing. The Closing shall take place remotely via the electronic exchange of documents, signature pages and funds on the Closing Date. The deliveries and transfers described in Section 2.4 and Section 2.10 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such delivery or transfer shall become effective or shall be deemed to have occurred until all of the other deliveries and transfers provided for in Section 2.4 and Section 2.10 shall also have occurred or been waived in writing by the party entitled to waive the same. Section 2.4 Closing Deliveries of Purchaser and Merger Subs. At the Closing, Purchaser shall make the payments specified in Section 2.10 and, in addition, shall deliver or cause to be delivered to the Company all of the following: (a) copies of (i) Purchaser’s certificate of incorporation certified within 10 Business Days prior to the Closing Date by the Secretary of State of Delaware, and (ii) Merger Sub I’s certificate of incorporation and Merger Sub II’s certificate of formation, in each case, certified within 10 Business Days prior to the Closing Date by the Secretary of State of Delaware; (b) (i) a certificate of good standing of Purchaser issued within 10 Business Days prior to the Closing Date by the Secretary of State of Delaware, and (ii) a certificate of good standing of each Merger Sub issued within 10 Business Days prior to the Closing Date by the Secretary of State of Delaware; (c) a certificate of the secretary or an assistant secretary of each of Purchaser and each Merger Sub, dated the Closing Date, as to (i) no amendments to the certificate of incorporation of Purchaser since the date of the certificate delivered to the Company pursuant to Section 2.4(a)(i) and no amendments to the certificate of incorporation of Merger Sub I or the certificate of formation of Merger Sub II, in each case, since the date of the certificate delivered to the Company pursuant to Section 2.4(a)(ii), (ii) the bylaws of Purchaser in effect as of the Closing Date and the bylaws of Merger Sub I and limited liability company agreement of Merger Sub II, in each case, in effect as of the Closing Date, and (iii) the resolutions of each of the board of directors of Purchaser, the board of directors of Merger Sub I and the board of managers of Merger Sub II, in each case authorizing the execution, delivery and performance of this Agreement and the Purchaser Ancillary Agreements and the consummation of the Transactions; and (d) a copy of the Escrow Agreement, duly executed by Purchaser and the Escrow Agent. Section 2.5 Closing Deliveries of the Company. At the Closing, the Company shall deliver to Purchaser all of the following: (a) a copy of the certificate or articles of incorporation or formation of each Acquired Company certified within 10 Business Days prior to the Closing Date by the applicable Secretary of State or Commonwealth of such entity’s jurisdiction of incorporation or formation; (b) a certificate of good standing of each Acquired Company issued within 10 Business Days prior to the Closing Date by the applicable Secretary of State or Commonwealth of such entity’s jurisdiction of incorporation or formation; (c) a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, as to (i) no amendments to the articles of incorporation of the Company since the date of the certificate delivered to Purchaser pursuant to Section 2.5(a), (ii) the bylaws of the

23 Company in effect as of the Closing Date, (iii) the resolutions of the Company Board approving the execution, delivery and performance of this Agreement and the Company Ancillary Agreements and recommending the adoption of this Agreement by Sellers, and, subject to obtaining the Requisite Shareholder Approval, the consummation of the Transactions and (iv) the Written Consent remaining in full force and effect; (d) customary payoff letters with respect to the Debt of the Company set forth on Schedule 2.5(d) (such Debt, collectively, the “Paid-Off Indebtedness”), which payoff letters shall (i) be executed and delivered by the holders (or, if applicable, the agent or trustee for such holders) of such Paid-Off Indebtedness, (ii) set forth all amounts necessary in order to repay in full all such Paid-Off Indebtedness (including accrued interest and any prepayment fees or penalties or other amounts due as a result of the consummation of the Transactions and other than for customary indemnity or reimbursement obligations that expressly survive by their terms) or, as applicable, to cash collateralize or backstop such Paid-Off Indebtedness and (iii) provide for customary lien releases and release of guarantees and collateral obligations (if any) upon such repayment, and any termination statements or other releases as may be reasonably required to evidence the release of associated liens contemplated thereby; (e) a copy of the Escrow Agreement, duly executed by Seller Representative and the Escrow Agent; (f) written resignations of all the directors, officers and managers of the Acquired Companies; (g) evidence that all Related Party Contracts have been terminated, settled and extinguished, without further Liability to any Purchaser Group Member, including terminations of subleases, licenses, sublicenses or other Contracts pursuant to which any of the Acquired Companies use or occupy Affiliated Property; (h) evidence that the notices set forth on Schedule 2.5(h) have been made and the consents, waivers and/or approvals of any third party (including any Governmental Body) set forth on Schedule 2.5(h) have been procured; (i) evidence (solicitation materials, information statements, consents and waivers) that (i) a vote of the Company’s shareholders was solicited in accordance with Code § 280G(b)(5)(B) and the Treasury Regulations promulgated thereunder, and (ii) waivers were obtained from any “disqualified individual” (as defined in Code § 280G(c)) to receive or retain any payments and/or benefits that could, in the absence of such approval, constitute “excess parachute payments” (as defined in Code § 280G(b)(1)), of such portion of such payments and/or benefits so that none of the remaining payments and/or benefits applicable to such individual could be “excess parachute payments” (such waived portion, the “Waived 280G Benefits”); and (j) the duly executed Affiliated Property Lease Agreements, including, (i) a First Amendment to Lease for the Leased Real Property located at 12764 Oak Lake Court, Midlothian Virginia, (ii) a First Amendment to Triple Net (NNN) Lease Agreement for the Leased Real Property located at 1801 Oak Lake Blvd (all units), Midlothian Virginia (iii) a First Amendment to Triple Net (NNN) Lease Agreement for the Leased Real Property located at 2151 Oak Lake Blvd. (all units), Midlothian, Virginia, and (iv) a First Amendment to Triple Net (NNN) Lease Agreement for the Leased Real Property located at 1620 Centerville Turnpike, Suite 126, Virginia Beach, Virginia. Section 2.6 Organizational Documents of Surviving Company. At the Effective Time, (a) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the First Merger so as to read in its entirety in the form agreed upon by Purchaser and the Company, and as so amended and restated shall be the articles of incorporation of the First Step

24 Surviving Corporation, until duly amended as provided therein and by the VSCA, and (b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the First Merger so as to read in their entirety in the form agreed upon by Purchaser and the Company and as so amended shall be the bylaws of the First Step Surviving Corporation, until duly amended as provided therein and by the VSCA. At the Second Effective Time, (i) the certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time shall become the certificate of formation of the Surviving Company in the Second Merger as of the Second Effective Time, and (ii) the limited liability company agreement in effect immediately prior to the Second Effective Time shall become the limited liability company agreement of the Surviving Company in the Second Merger as of the Second Effective Time, in each case, until thereafter amended in accordance with applicable Requirements of Law and the applicable provisions of the certificate of formation and the limited liability company agreement of the Surviving Company. Section 2.7 Directors and Officers; Managers and Officers. The directors and officers of Merger Sub I, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the First Step Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and bylaws of the First Step Surviving Corporation. The managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Final Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed or admitted. Section 2.8 Conversion of Securities. At the Effective Time, by virtue of the First Merger and without any action on the part of Purchaser, either Merger Sub, the Company or the holders of any capital stock of the Company or Merger Sub: (a) as to the Merger Subs: (i) each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Step Surviving Corporation, such that Purchaser shall hold in aggregate at the Effective Time all of the equity of the First Step Surviving Corporation (from and after the Effective Time, all certificates representing shares of Merger Sub I common stock shall be deemed for all purposes to represent the number of shares of common stock of the First Step Surviving Corporation into which they were converted in accordance with the foregoing); (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Purchaser, Merger Sub II or any other Person, each share of common stock of the First Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof, and each membership interest of Merger Sub II that is issued and outstanding immediately prior the Second Effective Time will constitute a membership interest of the Surviving Company (and the membership interests of the Surviving Company shall be the only membership interests of the Surviving Company issued and outstanding immediately after the Second Effective Time); (b) each Outstanding Share (other than Excluded Shares) shall automatically be converted into the right to receive, upon delivery of a duly executed and completed Letter of Transmittal and surrender of the applicable Company Certificate or delivery of the applicable Uncertificated Share Affidavit, in each case, in accordance with Section 3.2, (i) an amount in cash equal to the Per-Share Cash Consideration and (ii) the Per-Share Stock Consideration, as applicable, and each such Outstanding Share after such conversion shall automatically be cancelled and retired and shall cease to exist, and each certificate representing an Outstanding Share or non- certificated Outstanding Share represented by book-entry that formerly represented any of the

25 Outstanding Shares (other than Excluded Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except for the right to receive the Closing Date Per-Share Merger Consideration, in each case, without interest thereon and subject to withholdings in accordance with Section 3.3; and (c) each Outstanding Share held in the treasury of the Company or owned of record by any Company Subsidiary shall be cancelled and extinguished without any conversion thereof, and no payment shall be made or consideration delivered with respect thereto. Notwithstanding anything in this Agreement to the contrary, if Purchaser changes (or establishes a record date for changing) the number of, or provides for the exchange of, IBP Shares issued and outstanding prior to any issuance of IBP Shares pursuant to this Agreement as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to the outstanding IBP Shares and the record date therefor shall be prior to such date, the Aggregate Parent Stock Value shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to IBP Shares for which fair market value consideration (i.e., consideration having a value, at the time of issuance, equal to the market price of such IBP Shares as determined in accordance with the methodology set forth in the definition of “IBP Share Price”) is received. Section 2.9 Pre-Closing Statement; Seller Information. (a) Not earlier than five Business Days prior to the Closing Date, the Company prepared and delivered to Purchaser (i) a written statement (the “Pre-Closing Statement”) setting forth (A) a good faith estimate of (1) the Working Capital as of the Adjustment Time (the “Estimated Closing Date Working Capital”), (2) the Cash and Cash Equivalents as of the Adjustment Time (the “Estimated Closing Date Cash”), (3) the Transaction Expenses as of the Adjustment Time (the “Estimated Closing Date Transaction Expenses”) and (4) the Debt as of the Adjustment Time (including the Paid-Off Indebtedness) (the “Estimated Closing Date Debt”) and (B) based on such estimates, calculations of the Closing Date Merger Consideration and the Closing Date Per-Share Merger Consideration, all in reasonable detail, and such amounts and the components thereof were calculated in accordance with the terms of, and definitions in, this Agreement and the Accounting Principles, and (ii) a written statement setting forth the Seller Information, with the calculations therein based upon the calculations of the Closing Date Merger Consideration and the Closing Date Per-Share Merger Consideration set forth in the Pre-Closing Statement delivered pursuant to this Section 2.9(a). (b) Not earlier than five Business Days prior to any release of funds to Sellers pursuant to Section 2.12 or Section 6.5, Seller Representative shall deliver to Purchaser and the Exchange Agent an updated version of the Seller Information applicable to such release, setting forth, for each Seller, the Pro-Rata Share of the amount to be received by such Seller in connection with such release. Purchaser shall not be required to cause any such release to be made until Seller Representative has delivered to Purchaser the updated Seller Information. Upon receipt of such updated Seller Information, and subject to the terms and conditions of this Agreement, Purchaser shall reasonably cooperate with Seller Representative to procure such release. Any receipt of consideration by a Seller pursuant hereto is conditioned upon such Seller’s compliance with Section 3.2, including the execution and delivery of a Letter of Transmittal. (c) The parties acknowledge and agree that (i) the preparation of the Seller Information (and any updates thereto) and the allocations set forth therein (including the calculation of a Seller’s Pro-Rata Share of the Closing Date Merger Consideration or any amount released pursuant to Section 2.12 or Section 6.5) shall be the sole responsibility of Sellers (or, solely with respect to updates to the Seller Information in connection with any release, including pursuant to Section 2.12, Section 6.5 or Section 7.4, of Seller Representative), and (ii) each Purchaser Group

26 Member (x) can rely, without any obligation to investigate or verify the accuracy or correctness thereof, on the Seller Information as setting forth a true, correct and complete listing of all items set forth therein and amounts payable or IBP Shares issuable to each Seller and (y) shall have no Liability to any Person (including Sellers or Seller Representative) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Seller Information (and any updates thereto) and the allocations set forth therein (including the calculation of a Seller’s Pro-Rata Share of the Closing Date Merger Consideration or any amount released pursuant to Section 2.12 or Section 6.5), or payments made or IBP Shares issued by any Person in accordance therewith. Section 2.10 Closing Payments. (a) At the Closing, Purchaser shall pay to the Exchange Agent an aggregate amount equal to the sum of the product obtained by multiplying (i) the Per-Share Cash Consideration by (ii) the number of Outstanding Shares (other than Excluded Shares), by wire transfer of immediately available funds to the bank account specified for such purpose in the Exchange Agent Agreement (which account has been specified in writing by the Exchange Agent at least three Business Days prior to the Closing Date), to be disbursed by the Exchange Agent to the applicable Sellers pursuant to and in accordance with Article III and the Seller Information and the Exchange Agent Agreement. (b) At the Closing, Purchaser shall (on behalf of the Acquired Companies) repay in full the Paid-Off Indebtedness to the extent set forth in the payoff letters delivered by Sellers pursuant to Section 2.5(d), by wire transfer of immediately available funds to the bank account or accounts specified by the lenders or payees of such Paid-Off Indebtedness in writing at least three Business Days prior to the Closing Date. (c) At the Closing, Purchaser shall deposit the Adjustment Escrow Amount with the Escrow Agent, by wire transfer of immediately available funds to the Adjustment Escrow Account (which account has been specified in writing by the Escrow Agent at least three Business Days prior to the Closing Date), with such funds to be held and disbursed by the Escrow Agent pursuant to this Agreement and the Escrow Agreement (the funds in the Adjustment Escrow Account, together with any interest accrued thereon, as of any given time, the “Adjustment Escrow Funds”). (d) At the Closing, Purchaser shall deposit the Indemnity Escrow Amount with the Escrow Agent, by wire transfer of immediately available funds to the Indemnity Escrow Account (which account has been specified in writing by the Escrow Agent at least three Business Days prior to the Closing Date), with such funds to be held and disbursed by the Escrow Agent pursuant to this Agreement and the Escrow Agreement (the funds in the Indemnity Escrow Account, together with any interest accrued thereon, as of any given time, the “Indemnity Escrow Funds”). (e) At the Closing, Purchaser shall deposit the Expense Reserve with Seller Representative, by wire transfer of immediately available funds to the bank account specified by Seller Representative in writing at least three Business Days prior to the Closing Date. (f) At the Closing, Purchaser (on behalf of the Acquired Companies) shall pay to each Person owed Transaction Expenses and for which an invoice, wire transfer instructions and IRS Form W-9 has been delivered to Purchaser at least three Business Day prior to the Closing Date, by wire transfer of immediately available funds an amount in cash set forth opposite such Person’s name in the Pre-Closing Statement to the account or accounts designated by such Person therein; provided that any compensatory Transaction Expenses will be paid to the applicable Acquired Company, for further payment to the recipients of such compensatory Transaction Expenses through payroll in accordance with the terms of the applicable arrangements and subject to applicable Tax withholdings.

27 Section 2.11 Post-Closing Adjustments to Closing Date Merger Consideration. (a) Not later than 120 days following the Closing Date (the “Statement Due Date”), Purchaser shall deliver to Seller Representative a written statement setting forth Purchaser’s good faith calculation of (A) the Working Capital as of the Adjustment Time (the “Preliminary Working Capital Determination”), (B) the Cash and Cash Equivalents as of the Adjustment Time (the “Preliminary Cash Determination”), (C) the Transaction Expenses as of the Adjustment Time (the “Preliminary Transaction Expenses Determination”) and (D) the Debt as of the Adjustment Time (the “Preliminary Debt Determination,” and collectively with the Preliminary Working Capital Determination, the Preliminary Cash Determination and the Preliminary Transaction Expenses Determination, the “Preliminary Closing Statement”), in each case, including reasonably detailed calculations of the components thereof. If the Preliminary Closing Statement is not delivered to Seller Representative within such 120-day period, Seller Representative may deliver written notice thereof to Purchaser, and if Purchaser does not deliver the Preliminary Closing Statement to Seller Representative within 20 days following Purchaser’s receipt of such notice (the “Cure Period”), then, at Seller Representative’s sole discretion, the Estimated Closing Date Merger Consideration shall become final and binding upon the parties at 11:59 p.m. E.T. on the last day of the Cure Period. The Preliminary Closing Statement and the calculation of the components of Closing Date Merger Consideration shall be calculated in accordance with the terms of, and definitions in, this Agreement and the Accounting Principles. (b) During the 45-day period following receipt of the Preliminary Closing Statement, Seller Representative and its accountants (at Seller Representative’s expense) shall be permitted to, upon reasonable written request, be provided copies of, and have access upon reasonable notice at reasonable times during normal business hours to, in each case, subject to Seller Representative’s entrance into customary confidentiality arrangements, the supporting records of Purchaser and the Acquired Companies, in each case solely to the extent used in the preparation of the Preliminary Closing Statement (and in such manner as to not unreasonably interfere with the normal operations of Purchaser or the Acquired Companies). If Seller Representative has any objections to such document as prepared by Purchaser, Seller Representative shall deliver written notice to Purchaser of such dispute (together with reasonable supporting detail as to the basis for such disagreement) within such 45-day period after the date of such receipt thereof (the “Dispute Notice”). Any item that is not set forth in the Dispute Notice shall be final and binding for purposes of this Agreement. In the event that Seller Representative does not deliver a Dispute Notice within such 45-day period, the Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Transaction Expenses Determination and the Preliminary Debt Determination set forth therein shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Expenses” and “Closing Date Debt,” respectively, for purposes of this Agreement. In the event such Dispute Notice is timely delivered, Seller Representative and Purchaser shall negotiate in good faith to resolve such objections. If Purchaser and Seller Representative, notwithstanding such good faith efforts, fail to resolve such objections within 30 days after delivery of the Dispute Notice, then Purchaser and Seller Representative shall jointly engage the Independent Accountant, acting as an expert and not an arbitrator, to conduct a special review of Seller Representative’s objections to the Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Transaction Expenses Determination and/or the Preliminary Debt Determination, as the case may be, to the extent set forth in the Dispute Notice and not otherwise resolved by Purchaser and Seller Representative, as promptly as reasonably practicable (and Purchaser and Seller Representative shall use commercially reasonable efforts to cause the Independent Accountant to complete such review no later than 30 days after the Independent Accountant is requested to conduct such special review). The terms of appointment and engagement of the Independent Accountant shall be as reasonably agreed upon between Purchaser and Seller Representative. As promptly as practicable

28 following the Independent Accountant’s engagement, Purchaser and Seller Representative shall each prepare and submit a written presentation to the Independent Accountant with respect to any such remaining disputed matters (including the rationale for such disputed matter and reasonable supporting documentation), and following the delivery of such presentations, Purchaser and Seller Representative may each submit a written response to the other party’s presentation. Purchaser and Seller Representative shall reasonably cooperate with the Independent Accountant during the term of its engagement with respect to the completion of its review. The Independent Accountant’s decision shall be based solely on written submissions by Purchaser, Seller Representative and their respective Representatives, as applicable (a copy of which shall be delivered to Seller Representative and Purchaser, as applicable) and not by an independent review. Upon completion of such review, the Independent Accountant shall deliver written notice to Seller Representative and Purchaser setting forth the Independent Accountant’s resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.11 (absent fraud or manifest error); provided, however, that each resolution of a disputed item by the Independent Accountant must be within the range of differences between Purchaser’s and Seller Representative’s positions with respect to such disputed item in the Preliminary Closing Statement or Dispute Notice, as set forth in such party’s written presentation to the Independent Accountant. The Independent Accountant’s role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the remaining disputed portions of the Preliminary Closing Statement. In resolving such objections, the Independent Accountant shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement, and the decision of the Independent Accountant shall be solely based on (A) whether the Preliminary Closing Statement was prepared, and the components of the Closing Date Merger Consideration were determined, in accordance with the terms of, and definitions in, this Agreement and the Accounting Principles and (B) whether any mathematical errors were made in the Preliminary Closing Statement in calculating the components of the Closing Date Merger Consideration. The Independent Accountant, based solely on its determinations in the foregoing clauses (A) and (B) and only with respect to the remaining disagreements submitted to the Independent Accountant, shall decide to what extent (if any) the components of the Closing Date Merger Consideration require adjustment, and the Independent Accountant shall make no other determination. There shall be no ex parte communications among Purchaser, Seller Representative or their respective Representatives and the Independent Accountant with respect to the matters contemplated in this Section 2.11(b). Purchaser and its Representatives, on the one hand, and Seller Representative and its Representatives, on the other hand, shall not disclose to the Independent Accountant any settlement discussions (or the contents thereof) between Purchaser and Seller Representative without the prior written consent of the other. The Preliminary Working Capital Determination, the Preliminary Cash Determination, the Preliminary Transaction Expenses Determination and the Preliminary Debt Determination as agreed by Purchaser and Seller Representative, as determined by the Independent Accountant or as otherwise determined to be final and binding in accordance with this Section 2.11(b), as the case may be, shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash,” “Closing Date Transaction Expenses” and “Closing Date Debt,” respectively, for purposes of this Agreement. (c) The parties shall make available to the Independent Accountant (if applicable), such books, records and other information (including work papers) that the Independent Accountant may reasonably request, to the extent used in, relevant to or involved in the preparation of the Preliminary Closing Statement, and subject to the execution of customary access letters, if applicable, in order to review the Preliminary Closing Statement and the Dispute Notice, so long as such access does not interfere with the normal business operations of the parties. The fees and expenses of the Independent Accountant hereunder shall be paid by Purchaser, on the one hand,

29 and Seller Representative (on behalf of Sellers), on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of Seller Representative’s position, 60% of the fees and expenses of the Independent Accountant would be borne by Purchaser and 40% of the fees and expenses would be borne by Seller Representative); provided that any retainer or other upfront fees required by the Independent Accountant shall initially be split equally between Purchaser and Seller Representative but thereafter subject to reallocation as set forth above. (d) The parties agree that the procedures set forth in Section 2.11(b) for resolving disputes with respect to the Preliminary Closing Statement shall be the sole and exclusive method for resolving any such disputes, absent fraud or manifest error; provided that this provision shall not prohibit Purchaser or Seller Representative from instituting a Proceeding to enforce any final determination of the Closing Date Merger Consideration (and any component thereof) by the Independent Accountant pursuant to Section 2.11(b), or to compel any party to submit any dispute arising in connection with this Section 2.11 to the Independent Accountant pursuant to and in accordance with the terms and conditions of this Section 2.11, in any court or other tribunal of competent jurisdiction in accordance with Section 8.14. Disputes regarding a legal interpretation of this Agreement shall be resolved pursuant to Section 8.14. The substance of the Independent Accountant’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to have any final determination of the Closing Date Merger Consideration by the Independent Accountant proceed in an expeditious manner; provided that any deadline or time period contained herein may be extended or modified by the written agreement of Purchaser and Seller Representative, and the parties agree that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accountant which otherwise conforms to the terms of Section 2.11(b). The parties further agree that all payments made under this Section 2.11 shall be treated as adjustments to the Merger Consideration for U.S. federal (and applicable state and local) Income Tax purposes unless otherwise required under applicable Requirements of Law. Section 2.12 Payment of Post-Closing Adjustments. Promptly after the final determination of the Closing Date Working Capital, the Closing Date Cash, the Closing Date Transaction Expenses and the Closing Date Debt, respectively, pursuant to Section 2.11, the parties shall take the following actions, as applicable: (a) Working Capital Adjustment. (i) If the Closing Date Working Capital (as finally determined pursuant to Section 2.11) exceeds the Estimated Closing Date Working Capital, then the Closing Date Merger Consideration shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and (ii) If the Estimated Closing Date Working Capital exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.11), then the Closing Date Merger Consideration shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit; provided, however, for the avoidance of doubt, that if the Closing Date Working Capital (as finally determined pursuant to Section 2.11) is equal to the Estimated Closing Date Working Capital, no adjustment to the Closing Date Merger Consideration shall be made by the parties pursuant to this Section 2.12(a).

30 (b) Cash Adjustment. (i) If the Closing Date Cash (as finally determined pursuant to Section 2.11) exceeds the Estimated Closing Date Cash, then the Closing Date Merger Consideration shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and (ii) If the Estimated Closing Date Cash exceeds the Closing Date Cash (as finally determined pursuant to Section 2.11), then the Closing Date Merger Consideration shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit; provided, however, for the avoidance of doubt, that if the Closing Date Cash (as finally determined pursuant to Section 2.11) is equal to the Estimated Closing Date Cash, no adjustment to the Closing Date Merger Consideration shall be made by the parties pursuant to this Section 2.12(b). (c) Transaction Expenses Adjustment. (i) If the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.11) exceed the Estimated Closing Date Transaction Expenses, then the Closing Date Merger Consideration shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and (ii) If the Estimated Closing Date Transaction Expenses exceed the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.11), then the Closing Date Merger Consideration shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit; provided, however, for the avoidance of doubt, that if the Closing Date Transaction Expenses (as finally determined pursuant to Section 2.11) are equal to the Estimated Closing Date Transaction Expenses, no adjustment to the Closing Date Merger Consideration shall be made by the parties pursuant to this Section 2.12(c). (d) Debt Adjustment. (i) If the Closing Date Debt (as finally determined pursuant to Section 2.11) exceeds the Estimated Closing Date Debt, then the Closing Date Merger Consideration shall be decreased on a dollar-for-dollar basis by a dollar amount equal to the amount of such excess; and (ii) If the Estimated Closing Date Debt exceeds the Closing Date Debt (as finally determined pursuant to Section 2.11), then the Closing Date Merger Consideration shall be increased on a dollar-for-dollar basis by a dollar amount equal to the amount of such deficit; provided, however, for the avoidance of doubt, that if the Closing Date Debt (as finally determined pursuant to Section 2.11) is equal to the Estimated Closing Date Debt, no adjustment to the Closing Date Merger Consideration shall be made by the parties pursuant to this Section 2.12(d). (e) Netting and Payment. (i) If the aggregate amount by which the Closing Date Merger Consideration is required to be increased pursuant to Section 2.12(a)(i), 2.12(b)(i), 2.12(c)(ii) and 2.12(d)(ii) is equal to or greater than the aggregate amount by which the Closing Date Merger Consideration is required to be decreased pursuant to Section 2.12(a)(ii), 2.12(b)(ii), 2.12(c)(i) and 2.12(d)(i) (the amount of such net excess, if any, the “Excess Amount”), then, no later than five Business Days after all such increases and decreases are finally determined in accordance with Section 2.12(a) through (e) and after Seller Representative has delivered to Purchaser and the Exchange Agent the updated Seller Information in accordance with Section 2.9(b), (A) Purchaser shall pay, or cause to be paid, to the Exchange Agent a dollar amount equal to the lesser of (x) the Excess Amount (if any) and (y) the amount of the Adjustment Escrow Amount, by wire transfer of immediately available funds, and (B) Purchaser and Seller Representative shall execute and deliver joint written

31 instructions to the Escrow Agent instructing the Escrow Agent to release the then-existing Adjustment Escrow Funds to the Exchange Agent, and, in each case of clauses (A) and (B), subject to Section 3.2(b)(iv), Purchaser shall cause the Exchange Agent to deliver such amounts to each Seller who has properly delivered a Letter of Transmittal in accordance with Section 3.2 consistent with each such Seller’s Pro-Rata Share as set forth in the Seller Information, as updated in accordance with Section 2.9(b); and (ii) If the aggregate amount by which the Closing Date Merger Consideration is required to be increased pursuant to Section 2.12(a)(i), 2.12(b)(i), 2.12(c)(ii) and 2.12(d)(ii) is less than the aggregate amount by which the Closing Date Merger Consideration is required to be decreased pursuant to Section 2.12(a)(ii), 2.12(b)(ii), 2.12(c)(i) and 2.12(d)(i) (the amount of such net deficit, if any, the “Deficit Amount”), then, no later than five Business Days after all such increases and decreases are finally determined in accordance with Section 2.12(a) through (e) and after Seller Representative has delivered to Purchaser and the Exchange Agent the updated Seller Information in accordance with Section 2.9(b), Purchaser and Seller Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) release to Purchaser the Deficit Amount (up to the amount of the then-existing Adjustment Escrow Funds), and (B) release to the Exchange Agent the amount of any Adjustment Escrow Funds remaining, if any, after payment of the Deficit Amount to Purchaser (and, subject to Section 3.2(b)(iv), Purchaser shall cause the Exchange Agent to deliver such amounts released to the Exchange Agent under this clause (B) to each Seller who has properly delivered a Letter of Transmittal in accordance with Section 3.2 consistent with each such Seller’s Pro-Rata Share as set forth in the Seller Information, as updated in accordance with Section 2.9(b)). (iii) In no event shall (x) Sellers have any Liability under this Section 2.12 (or due to any calculation of the Closing Date Merger Consideration or any component thereof) in excess of a release from escrow of the amount of the Adjustment Escrow Amount, and in no event shall Purchaser be entitled to payment pursuant to this Section 2.12 (or otherwise) of any amount in excess of the Adjustment Escrow Funds then-existing at the applicable determination date, and (y) Purchaser have any Liability under this Section 2.12 (or due to any calculation of the Closing Date Merger Consideration or any component thereof) in excess of an amount equal to the Adjustment Escrow Amount, and in no event shall Sellers be entitled to payment pursuant to this Section 2.12 (or otherwise) of any amount in excess of an amount equal to the Adjustment Escrow Amount. ARTICLE III EXCHANGE OF COMPANY CERTIFICATES; PAYMENTS TO SELLERS; EXCLUDED SHARES Section 3.1 Exchange Agent. Prior to the Closing Date, Purchaser and the Exchange Agent have entered into an Exchange Agent Agreement (the “Exchange Agent Agreement”). For purposes of determining the amount to deposit with the Exchange Agent in accordance with Section 2.10(a), Purchaser shall assume that no Seller perfected any right to appraisal of such Seller’s Outstanding Shares. In the event the funds held by the Exchange Agent are insufficient to make the payments contemplated by Section 2.10(a) and this Article III, Purchaser shall promptly deposit, or cause to be deposited, with the Exchange Agent by wire transfer of immediately available funds, an amount in cash sufficient to make such payments. Funds made available to the Exchange Agent may be invested by the Exchange Agent, as directed by Purchaser, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America, pending payment thereof by the Exchange Agent to Sellers pursuant to Section 2.10(a) and this Article III; provided that, following any losses from any such investment, Purchaser shall promptly deposit with the Exchange Agent by wire transfer of immediately available funds, for the benefit of Sellers, an amount in cash equal to the amount of such losses, which

32 additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent to make the payments contemplated by Section 2.10(a) and this Article III. Any interest or income produced by such investments will be payable to the Surviving Company or Purchaser, as Purchaser directs. Promptly following the Closing Date, Jeff shall use commercially reasonable efforts to timely gather from each Seller such information as Purchaser requests so that Purchaser can, no later than 45 days after the Closing Date deliver to the Exchange Agent written direction on the adjustment of the cost bases for the Outstanding Shares that arise from or are affected by the Merger. Section 3.2 Letters of Transmittal; Payment and Exchange of Company Certificates. (a) Distribution of Letters of Transmittal. Prior to the Closing Date, Purchaser and the Company caused the Exchange Agent to deliver (via email and physical mail) to each Seller a letter of transmittal in the form agreed upon by Purchaser and the Company (each, a “Letter of Transmittal”). (b) Overarching Limitations. (i) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional IBP Shares shall be issued, no dividend or distribution with respect to IBP Shares shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of the issuance of any such fractional IBP Share, Purchaser shall pay to each Seller who otherwise would be entitled to receive a fractional IBP Share, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (A) the fraction of an IBP Share to which such Seller would otherwise have been entitled and (B) the IBP Share Price. For purposes of determining any fractional IBP Share interest, all Outstanding Shares owned by a Seller shall be combined to calculate the maximum number of whole IBP Shares issuable to such Seller. (ii) Non-Accredited Investors. Notwithstanding anything to the contrary contained herein, no IBP Shares shall be issued as part of the Merger Consideration paid to any Seller who is not an “accredited investor” as defined in Rule 501 promulgated under Regulation D of the Securities Act. In lieu of the issuance of any such IBP Shares, Purchaser shall pay to each such Seller in cash the Closing Date Per-Share Merger Consideration applicable to such Seller. For the avoidance of doubt, to the extent any cash payments are made to one or more Sellers in accordance with this Section 3.2(b)(ii), the Per-Share Stock Consideration and Per-Share Cash Consideration payable to all other Sellers shall be adjusted pro-rata so that the aggregate fair market value (as of the Effective Time) of the IBP Shares issued or issuable as Closing Date Merger Consideration to all such other Sellers pursuant to the Transactions shall not be less than 40% of the aggregate fair market value (as of the Effective Time) of the total Closing Date Merger Consideration. (iii) NYSE Limitation. Subject to Section 3.2(b)(iv), in no event shall the aggregate number of IBP Shares issuable pursuant to the Transactions (A) exceed 19.9% of the total number of IBP Shares outstanding immediately prior to the Effective Time or (B) represent voting power with respect to Purchaser in excess of 19.9% of the total voting power represented by the capital stock of Purchaser outstanding immediately prior to the Effective Time. (iv) Continuity of Interest Savings Clause. Notwithstanding anything to the contrary contained herein, in no event shall any Seller receive, and in no event shall Purchaser or any Purchaser Group Member pay, deliver or otherwise make available, cash or other property (other than IBP Shares) in respect of Outstanding Shares pursuant to this Agreement, whether at the Closing (including pursuant to Section 2.8 and Section 3.2(b)(i)) or at any time thereafter as a result of any adjustment to the Closing Date Merger Consideration pursuant to Section 2.12, if, as a result thereof, the aggregate fair market value (determined as of the Effective Time, in accordance

33 with clause (A) below) of the IBP Shares issued or issuable to all Sellers pursuant to the Transactions (including any additional IBP Shares issued pursuant to this Section 3.2(b)(iv), but excluding, for the avoidance of doubt, any IBP Shares issued pursuant to the MIP or a GBP) would be less than 40% of the aggregate fair market value (determined as of the Effective Time, in accordance with clause (A) below) of the total consideration (including any cash and other property, valued as of the date paid, delivered or made available) paid, delivered or issuable to all Sellers pursuant to the Transactions (in each case, calculated on a cumulative basis taking into account all amounts previously paid, delivered or made available to Sellers pursuant to this Agreement) plus the Maximum Refund Amount. For purposes of this Section 3.2(b)(iv), (A) the fair market value of each IBP Share (including any IBP Share issued pursuant to this Section 3.2(b)(iv) after the Closing Date) shall be equal to the IBP Share Price, and (B) the full amounts deposited in the Adjustment Escrow Account, deposited in the Indemnity Escrow Account and paid as the Expense Reserve shall be treated as cash consideration regardless of whether, when, to whom or on account of what matter such amounts are later released or paid. This Section 3.2(b)(iv) is intended to ensure that the Merger satisfies the continuity of interest requirement under Treasury Regulations § 1.368- 1(e) and shall be interpreted and applied in a manner consistent with such intent and the Intended Tax Treatment. (c) Exchange Procedures. Each Seller who delivers to the Exchange Agent a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, accompanied by (i) in the case of Certificated Shares, the stock certificates representing such Seller’s Outstanding Shares (such Seller’s “Company Certificates”) or (ii) in the case of all Uncertificated Shares, an appropriate affidavit attesting to such Seller’s ownership of such Uncertificated Shares and that such Uncertificated Shares are not represented by certificates (an “Uncertificated Share Affidavit”), in each case, shall be entitled to receive in exchange therefor the portion of the Merger Consideration for which such Outstanding Shares were converted pursuant to Section 2.8 as set forth in the Seller Information (which, for avoidance of doubt, is subject to adjustments following the Closing as specified in this Agreement, including in connection with the release of any funds pursuant to Section 2.12 or Section 6.5 as set forth in the Seller Information). Any Company Certificates so surrendered or Uncertificated Shares attested to in such Uncertificated Share Affidavit, as applicable, shall be cancelled as of the Closing, and Purchaser shall cause (i) the Exchange Agent to promptly pay to the account or accounts designated in such Seller’s Letter of Transmittal by means of a wire transfer of immediately available funds an amount in cash equal to such Seller’s Per-Share Cash Consideration, and (ii) the Exchange Agent, as Purchaser’s transfer agent, to issue to the number of IBP Shares to such Seller equal to such Seller’s Per-Share Stock Consideration, in each case for which such Seller’s Outstanding Shares were converted pursuant to Section 2.8 as set forth in the Seller Information (which, for avoidance of doubt, is subject to adjustments following the Closing as specified in this Agreement, including in connection with the release of any funds pursuant to Section 2.12 or Section 6.5 as set forth in the Seller Information). No interest shall be paid or accrue on any portion of the Merger Consideration payable upon satisfaction of the exchange procedures specified in this Section 3.2. (d) Lost, Stolen or Destroyed Certificates. If any Company Certificate has been lost, stolen or destroyed, the Exchange Agent shall, as a condition precedent to the payment of any amounts to the applicable Seller pursuant to this Agreement, require such Seller to (i) provide an affidavit of that fact and an agreement to indemnify Purchaser and the Surviving Company against any claim that may be made against Purchaser or the Surviving Company with respect to such Company Certificate and (ii) post a bond, in such reasonable amount as Purchaser or the Exchange Agent may direct, as indemnity against any claim that may be made against Purchaser, the Exchange Agent or the Surviving Company with respect to such Company Certificate, in each case, in customary form that is reasonably acceptable to the Exchange Agent and Purchaser.

34 (e) Unclaimed Funds. Unless required otherwise by applicable Requirements of Law, any amount held by the Exchange Agent that remains undistributed to Sellers one year after the Effective Time shall be delivered to the Surviving Company (which shall thereafter act as Exchange Agent hereunder) and any Seller who has not theretofore complied with the provisions of Section 3.2(c) shall thereafter look only to the Surviving Company for payment of any consideration due pursuant to this Section 3.2 (for the avoidance of doubt, other than in connection with the payment of any amounts pursuant to Section 2.12, Section 6.5 or Section 7.4, which, if any, will be paid to such Persons in accordance with the terms of this Agreement). Any amounts remaining unclaimed by Sellers (i) two years after the Effective Time, or (ii) such earlier date and time immediately prior to which the amounts would otherwise escheat to or become property of any Governmental Body, in the case of (i) and (ii) shall become, to the extent permitted by applicable Requirements of Law, the property of the Surviving Company (or, at the option of Purchaser, Purchaser) free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section 3.2, none of Purchaser, the Surviving Company, any of the Acquired Companies, Seller Representative or the Exchange Agent shall be liable to any Person for any amount properly paid to a Governmental Body pursuant to any abandoned property, escheat or similar Requirements of Law. Section 3.3 Withholding. Each of the Exchange Agent, the Escrow Agent, Purchaser, the Merger Subs, the First Step Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Requirements of Laws. To the extent that amounts are so deducted and withheld and delivered to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than any deduction or withholding in respect of compensatory payments or due to the failure of a Seller to provide a valid and executed substitute IRS Form W-9 along with such Seller’s Letter of Transmittal, Purchaser shall have made commercially reasonable efforts to provide the respective Seller(s) with written notice of its intent to withhold at least five days prior to the Closing, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. Section 3.4 No Further Ownership Rights in Common Stock; Closing of Transfer Books. At and after the Effective Time, each holder of Outstanding Shares shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of Outstanding Shares (other than Excluded Shares), the right to surrender their Company Certificate or Uncertificated Shares in exchange for payment of the Merger Consideration in accordance with the terms of this Agreement or as required by applicable Requirements of Law. At the Effective Time, the stock transfer books of the Company shall be closed, and no further registration or transfer of Outstanding Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Company Certificates or Uncertificated Share Affidavits are presented to the Surviving Company, such Company Certificates or the Uncertificated Shares attested to in the Uncertificated Share Affidavit, as applicable, shall be cancelled and exchanged as provided for in this Agreement. ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES The Company represents and warrants to Purchaser and each Merger Sub as follows: Section 4.1 Organization; Power and Authority; Subsidiaries. (a) The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the requisite corporate power and

35 authority to execute and deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company, and the consummation by the Company of the Merger and the other Transactions, have been duly authorized and approved by the Company Board (a copy of which has been made available to Purchaser concurrently, which resolutions have not been modified, supplemented, withdrawn or rescinded in any respect and remain in full force and effect) and, per the Written Consent (which is the only vote or approval of the holders of any class or series of capital stock of the Company required to enter into this Agreement and approve the Transactions), has been adopted and approved by Sellers, and do not require any further authorization, consent or other proceeding of the Company or Sellers. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by each other party) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and each of the Company Ancillary Agreements upon execution and delivery by the Company will constitute (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case, subject to the Enforceability Exceptions. (b) The Company has all requisite corporate power and authority to own or lease its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, have a material adverse effect on any Acquired Company. (c) Section 4.1(c) of the Schedules sets forth a true, correct and complete list of the Company Subsidiaries, including the name of each such Subsidiary and the jurisdiction of incorporation or organization of each such Subsidiary. All of the outstanding capital stock or other equity interests or securities of each Company Subsidiary are owned directly or indirectly by the Company or another Company Subsidiary, free and clear of all Encumbrances, other than Permitted Encumbrances, and no other Person owns any equity or equity-linked interest in any such Subsidiary. (d) Each of the Company Subsidiaries (i) is duly organized and is validly existing under the laws of its jurisdiction of incorporation or organization, (ii) has the requisite power and authority to own or lease and operate its assets and to conduct its business and (iii) is in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company Subsidiaries is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or lease of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, have a material adverse effect on any Acquired Company. (e) A true, correct and complete copy of the Organizational Documents of each of the Acquired Companies has been made available to Purchaser. There has been no violation of any of the provisions of the Organizational Documents of any Acquired Company. The Company has not taken any action inconsistent in any material respect with any resolution adopted by Sellers, the Company Board or any committee of the Company Board, and no Company Subsidiary has taken any action inconsistent in any material respect with any resolution adopted by such Subsidiary’s equityholders, board of directors or similar governing body or any committee of such board of directors or similar governing body.

36 (f) Section 4.1(f) of the Schedules accurately sets forth (i) the names of the members of the Company Board and the names of the members of the board of directors or similar governing body of each Company Subsidiary, (ii) the names of the members of each committee of the Company Board and the names of the members of each committee of the board of directors or similar governing body of each Company Subsidiary and (iii) the names and titles of each officer of the Company and the names and titles of each officer and manager (if a limited liability company) of each Company Subsidiary. Section 4.2 Capitalization. (a) The authorized capital stock of the Company consists solely of 200,000 shares of Class A Voting Stock and 1,800,000 shares of Class B Nonvoting Stock. 160,308.50 shares of Class A Voting Stock are issued and outstanding, and 1,442,767.50 shares of Class B Nonvoting Stock are issued and outstanding. No shares of Common Stock are held in the Company’s treasury. Section 4.2(a) of the Schedules sets forth a true, correct and complete list of each Seller and the number and class of shares of capital stock held by each such Seller. Except for the Common Stock, there are no shares of capital stock or other equity securities or equity-linked securities of the Company issued, outstanding or reserved for issuance. All of the outstanding shares of Common Stock (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were not issued in violation of any preemptive rights, rights of first refusal or similar rights under any applicable Requirements of Law, the Organizational Documents of the Company or any Contract to which any Seller or the Company is bound, (iii) were issued in compliance with applicable securities laws or exemptions therefrom and (iv) are free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by securities laws or under the Organizational Documents of the Acquired Companies. Except for this Agreement and the Organizational Documents of the Company, there are no agreements, arrangements, options, warrants, puts, calls, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights, rights of first refusal, purchase rights or similar rights), claims or commitments of any character relating to the capital stock of the Company, requiring the Company or any of its equityholders to effect any issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock of the Company or outstanding securities of the Company that are convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock of the Company, or any voting trusts, proxies or other agreements among Sellers with respect to the voting or transfer of Common Stock. (b) All of the outstanding capital stock or other equity interests or securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were not issued in violation of any preemptive rights, rights of first refusal or any similar rights (under any applicable Requirements of Law, the Organizational Documents of such Company Subsidiary or any Contract) to which such Company Subsidiary is a party or is bound, (iii) were issued in compliance with applicable securities laws or exemptions therefrom and (iv) are free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by securities laws or under the Organizational Documents of the Acquired Companies. With respect to each Company Subsidiary, except for equity interests owned, directly or indirectly, by one or more Acquired Companies, there are no options, warrants, puts, calls, subscription rights, convertible securities, exchange rights, preemptive rights, rights of first refusal, voting trusts, proxies or other agreements or commitments obligating any Company Subsidiary to issue, sell, purchase, redeem, convert, exchange, register, vote or transfer any equity interests or securities of such Company Subsidiary. (c) There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to any of the Acquired Companies. None of the Acquired Companies have any outstanding bonds, debentures, notes or other Debt the holders of which, in each case, have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe

37 for or acquire securities having the right to vote) pursuant to their terms with the holders of the equity interests of the Company or any of the Company Subsidiaries on any matter. None of the Acquired Companies controls, owns or has the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, has any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in (via equity or a debt instrument), any Person other than a Company Subsidiary. Section 4.3 Conflicts. The execution and delivery by the Company of this Agreement or any of the Company Ancillary Agreements, the consummation by the Company of any of the Transactions, including the Merger and the transactions contemplated by the Company Ancillary Agreements, or the compliance by the Company with, or fulfillment by the Company of, the terms, conditions and provisions hereof or thereof, do not and will not: (a) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.3(b) and except as set forth on Section 4.3(a) of the Schedules, (i) result in any violation or breach of the terms, conditions or provisions of, conflict with or constitute any default (or an event which, with notice or lapse of time or both, would become a default), give rise to any acceleration, termination, cancellation, amendment, modification, suspension or revocation or to any loss or impairment of rights or any benefits, or require the consent of, or notice to, any third party, or require payment, under (w) the Organizational Documents of any Acquired Company, (x) any Material Contract, Governmental Permit or Certification, (y) any Order to which any Acquired Company or its assets is bound or (z) any Requirements of Law applicable to any Acquired Company or its assets or (ii) result in the creation or imposition of any Encumbrance upon any of the shares of Common Stock, any of the outstanding equity securities of the Company Subsidiaries or any of the assets of any of the Acquired Companies; (b) assuming the accuracy of the representations and warranties contained in Section 5.3 and Section 5.9, require the approval, consent, authorization or act of, the notice to or the making of any declaration, filing or registration by, any Governmental Body, except (i) in connection with, or in compliance with, any Competition Laws or Investment Screening Laws, (ii) such filings as may be required in connection with the Taxes described in Section 6.1 and (iii) applicable requirements under any applicable international, federal or state securities laws or “Blue Sky Laws”; and (c) assuming the accuracy of the representation contained in Section 5.7, no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Requirements of Law of the Commonwealth of Virginia is applicable to this Agreement or any of the Transactions. Section 4.4 Financial Statements; Debt; Solvency. (a) Section 4.4(a) of the Schedules contains true, correct, and complete copies of (i) the audited balance sheets of ODF as of December 31, 2025 and December 31, 2024 and the related audited statements of income, members’ equity and cash flows of ODF for the fiscal years then ended, together with the notes thereto and the reports thereon of its independent auditors (collectively, the “Audited Financial Statements”), (ii) the reviewed balance sheets of ODI as of December 31, 2025 and December 31, 2024 and the related reviewed statements of income, shareholders’ equity and cash flows of ODI for the fiscal years then ended, together with the notes thereto and the review reports thereon of its independent accountants (collectively, the “Reviewed Financial Statements”), (iii) the unaudited, consolidated balance sheets of the Acquired Companies as of December 31, 2023, December 31, 2024 and December 31, 2025 and the related unaudited, consolidated statements of income of the Acquired Companies for the fiscal years then ended, in each case prepared from the trial balances of each Acquired Company, which include the trial

38 balances of every Acquired Company (including each Acquired Company that maintains its accounting records outside the Company’s primary enterprise resource planning system) (collectively, the “Internal Annual Financial Statements”), and (iv) the unaudited, consolidated balance sheet of the Acquired Companies as of September 30, 2026 (the “Balance Sheet Date”) and the related unaudited, statements of income of the Acquired Companies for the nine-month period then ended, which include the trial balances of every Acquired Company (including each Acquired Company that maintains its accounting records outside the Company’s primary enterprise resource planning system) (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the Reviewed Financial Statements and the Internal Annual Financial Statements, the “Financial Statements”). The Financial Statements (including, as applicable, the notes thereto) (x) were derived from and are consistent with the books and records of the Acquired Companies in all material respects, (y) in the case of the Audited Financial Statements and the Reviewed Financial Statements, have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the financial position, results of operations, equity and cash flows of ODF or ODI, as applicable, as of the respective dates thereof and for the periods presented, and (z) in the case of the Internal Annual Financial Statements and the Interim Financial Statements, have been prepared in accordance with GAAP consistently applied (other than the trial balances included therein), and present fairly, in all material respects, the consolidated financial position and results of operations of the Acquired Companies as of the respective dates thereof and for the periods presented, except with respect to prong (z) (A) for the absence of notes (which if presented would not materially differ from those presented in the Audited Financial Statements and the Reviewed Financial Statements) and of statements of equity and cash flows, (B) for normal and recurring year-end adjustments (none of which is material, either individually or in the aggregate, in nature or amount), and (C) as specifically described in Section 4.4(a) of the Schedules. (b) The books and records of the Acquired Companies (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Financial Statements in accordance with GAAP and (ii) are complete and correct in all material respects. Each Acquired Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Acquired Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of such Acquired Company are being made only in accordance with appropriate authorizations of Acquired Company management and the Company Board and (C) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of such Acquired Company. There has been no, and there does not currently exist, any fraud or allegation of financial improprieties that involves the management of any Acquired Company. No Acquired Company has identified or been made aware of any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by such Acquired Company, or any fraud that involves such Acquired Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by such Acquired Company. (c) No Acquired Company nor any director, officer or manager of an Acquired Company has received any written complaint, allegation, assertion or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies or methods of any Acquired Company or any written complaint, allegation, assertion or claim from

39 employees of any Acquired Company regarding questionable financial accounting or auditing matters with respect to any Acquired Company. No attorney representing any Acquired Company, whether or not employed by such entity, has reported credible evidence of any violation of securities laws, breach of fiduciary duty, or similar violation by any Acquired Company, or any of its respective managers, officers, directors, employees or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company. (d) Section 4.4(d) of the Schedules sets forth a true, correct and complete list of all Debt of the Acquired Companies as of the Closing Date. (e) No Acquired Company has Liabilities, except (i) those which are specifically reflected and reserved against in the Interim Financial Statements, (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date (none of which is a Liability resulting from a breach of contract, claim, breach of warranty, tort, infringement, violation of Requirements of Law, matters related to the Environment, misappropriation, or that relates to any Proceeding) and (iii) those incurred in connection with the Transactions, to the extent reflected in full in the calculation of Transaction Expenses (as finally determined pursuant to Section 2.11). No Acquired Company is a party to, or has any commitment to become a party to (A) any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among an Acquired Company, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand) or (B) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K). (f) No receiver or administrative receiver or receiver and manager or equivalent office holder (or analogous Person in any relevant jurisdiction) has been appointed to the whole or any part of the property, assets or undertaking of any Acquired Company. No voluntary arrangement, compromise, composition, scheme of arrangement, restructuring plan or standstill agreement, deferral, rescheduling, moratorium or reorganization or other arrangement (or any analogous proceeding in any relevant jurisdiction) between any Acquired Company and its creditors and/or its members (or any class of either of them) has been proposed, implemented or approved or is in the contemplation of any Acquired Company. No Acquired Company nor any Seller has been party to any transaction which is capable of being set aside, reversed or rescinded under applicable insolvency Requirements of Law. Section 4.5 Accounts Receivable; Accounts Payable; Inventory. (a) All accounts and notes receivable reflected on the Interim Financial Statements and all accounts and notes receivable arising thereafter (i) represent amounts rising from bona fide, arm’s-length transaction actually made in the ordinary course of business, (ii) constitute only valid, undisputed claims of Acquired Company that are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business, (iii) do not represent obligations for goods sold on consignment and (iv) are not the subject of any formal Proceeding brought by or on behalf of an Acquired Company, other than amounts for which specific reserves have been recorded in accordance with GAAP. No Person has any Encumbrance (other than any Permitted Encumbrance) on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables, other than in the ordinary course of business. Since the Balance Sheet Date, the Acquired Companies have collected their respective receivables in the ordinary course of business, and none of them has accelerated any such collections. (b) All accounts payable of the Acquired Companies arose in the ordinary course of business, and no such accounts payable is past due or otherwise in default in its payment. Since the

40 Balance Sheet Date, the Acquired Companies have paid their respective accounts payable in the ordinary course of business. Since the Lookback Date, no supplier of an Acquired Company has changed or been permitted to change its payment or pricing terms with respect to such Acquired Company. (c) All inventory of the Acquired Companies, including raw materials, samples, work- in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials, collectively “Inventory”), whether or not reflected on the Interim Financial Statements, (i) consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value, determined in accordance with GAAP, in the Financial Statements, (ii) is merchantable and fit for the purpose for which it was procured or manufactured and (iii) has been acquired in bona fide transactions in the ordinary course of business, subject to any reserves reflected in the Financial Statements. None of the Inventory is damaged, defective or subject to write-down or write-off. The value of the Inventory as reflected in the Financial Statements has been determined at the lower of cost or market (determined using the weighted average cost method) in accordance with GAAP. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable and sufficient under present circumstances. No items of Inventory are held by any bailee, warehouseman or other third party (other than inventory in route for delivery in the ordinary course of business). Section 4.6 Operations Since Balance Sheet Date. Since the Balance Sheet Date through the Closing Date, (a) there has not been a Material Adverse Effect, (b) each Acquired Company has carried on and operated its business in the ordinary course of business, and (c) except as set forth on Section 4.6 of the Schedules, no Acquired Company has: (a) sold, leased, transferred or otherwise disposed of, any Leased Real Property, or any other property or assets in excess of $250,000, or created any Encumbrance on any property or assets (other than (i) the disposition of inventory or obsolete assets or (ii) sales or dispositions made in connection with any transaction between or among the Acquired Companies); (b) modified, terminated, waived or amended any material term under any Material Contract, or entered into, modified, terminated, waived or amended any Contract which would have been a Material Contract if entered into prior to the Closing Date (other than (i) entering into, renewing, modifying, amending, waiving, terminating or replacing Contracts (excluding Lease Agreements), or material terms thereunder, in each case in the ordinary course of business, (ii) terminations of Contracts and Lease Agreements as a result of the expiration of the term of such Contracts or Lease Agreements or (iii) in connection with fulfilling the terms of a purchase order); (c) entered into any Contract that contains a change of control or similar provision that requires the consent of, or a payment to, the other party or parties thereto in connection with the Transactions; (d) incurred, assumed or guaranteed any indebtedness for borrowed money; (e) made or forgave any loans, advances or capital contributions to a third-party Person in excess of $250,000, except for trade credit granted in the ordinary course of business with third parties and advances for travel and other normal business expenses to officers and employees in the ordinary course of business; (f) increased the cash or other compensation payable to any employee whose base salary or annual rate of base pay, as applicable, exceeds $150,000, other than (i) as required by Requirements of Law or (ii) pursuant to a Plan listed on Section 4.15(a) of the Schedules;

41 (g) established, adopted, materially amended or terminated any Plan, except renewals or successor Contracts of existing health or welfare Plans in the ordinary course of business or as required to comply with Requirements of Law; (h) failed to maintain in full force and effect any of the Insurance Policies; (i) acquired any business or any corporation, partnership, association or other business organization or division thereof, by merger or consolidation, purchase of a substantial portion of assets or equity interests, or by any other manner (whether in a single transaction or a series of related transactions), except for a merger, consolidation or purchase among or between any Acquired Company; (j) (i) adopted or made any change in the accounting methods or policies of the Acquired Companies, unless required by GAAP, (ii) modified cash management activities, policies or practices (including the timing of invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or (iii) modified in any material respect the manner in which the books and records of the Acquired Companies are maintained; (k) issued, delivered or sold or subjected to an Encumbrance (other than Permitted Encumbrances) any securities of any of the Acquired Companies; (l) entered into any Related Party Contract (other than any transaction solely between or among the Acquired Companies unrelated to transactions pertaining to the Leased Real Property); (m) entered into any new line of business or exit any line of business; (n) amended the Organizational Documents of the Acquired Companies, other than as required by Requirements of Law; (o) made, changed or revoked any material Tax election, filed any amended income or other material Tax Return, changed any Tax accounting period, adopted or changed any material method of Tax accounting, filed any claim for material Tax refunds, agreed to any waiver or extension of the statute of limitation or the period of assessment or collection of any Taxes, entered into any closing agreement, settled any material Tax claim, surrendered any right to claim a material Tax refund or entered into any Tax sharing agreement, Tax indemnity agreement or Tax allocation agreement (other than any Contract entered into in the ordinary course of business for the provision of goods and services or pursuant to commercial lending arrangements, in each case, the principal purpose of which does not relate to Taxes); (p) took or failed to take any action that would, or would reasonably be expected to, cause the Merger to fail to qualify as a reorganization within the meaning of Code § 368(a)(1)(A); (q) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company, or split, reclassified, combined, redeemed, repurchased or amended the terms of, or granted any rights with respect to, any of the equity interests of any Acquired Company; (r) settled, compromised or instituted any Proceeding involving any Acquired Company, other than any Proceeding involving solely monetary damages not in excess of $100,000; (s) made or declared any dividend or distribution; (t) entered into any new commitment to make capital expenditures (or series of related capital expenditures) in excess of $1,000,000 individually or $2,000,000 in the aggregate, except for expenditures (i) as reasonably required for emergency operations, repairs or replacements, or (ii) to address health, safety or regulatory requirements;

42 (u) assigned, transferred, licensed or abandoned (including by a failure to renew) any Intellectual Property owned by the Acquired Companies, or disclosed any Trade Secrets included in the Company Intellectual Property; (v) (i) hired or terminated (other than for “cause” and excluding, for the avoidance of doubt, retirements) any employee whose annual base salary or annual rate of base pay is greater than $150,000, or promoted any current employee or officer into such a role, (ii) implemented any employee layoffs that, either alone or in combination with any actions implemented by Purchaser Group Members following the Closing, would reasonably be expected to require notice under the WARN Act or (iii) entered into, terminated or amended any collective bargaining agreement or similar agreement with any labor organization, union or association (other than any such actions required by the applicable Requirements of Law for any works council or similar body whose establishment or consultation is required by applicable Requirements of Law); (w) entered into any Contract that restricts the ability of the Acquired Companies to engage or compete in any line of business in any material respect; (x) entered into any joint venture, partnership, profit sharing, strategic alliance, collaboration or similar arrangement involving a sharing of profits and losses with any other Person, but, in each case, excluding ordinary course commercial arrangements that do not involve equity participation; or (y) agreed to do any of the foregoing. Section 4.7 Taxes. Except as set forth on Section 4.7 of the Disclosure Schedule: (a) All income and other material Tax Returns required to have been filed by or on behalf of the Acquired Companies have been duly and timely filed (taking into account any extensions properly obtained) and all such Tax Returns are complete, true and correct in all material respects. All income and other material Taxes due and payable by or with respect to the Acquired Companies (whether or not shown as due on a Tax Return) have been duly and timely paid to the proper Taxing Authority. All Taxes of the Acquired Companies, if not yet due and owing, have been specifically reflected and reserved against in the Interim Financial Statements in accordance with GAAP. (b) All material Taxes required to be withheld by the Acquired Companies have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purposes. Each Acquired Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which such Acquired Company would otherwise have been obligated to collect or withhold such Taxes. (c) None of the Acquired Companies has waived in writing any statute of limitations in respect of Taxes of any of the Acquired Companies or has agreed to any extension of time with respect to a Tax assessment or deficiency related to such Taxes, which waiver or extension is currently in effect (other than in relation to automatic extensions of time to file a Tax Return). (d) To the Knowledge of the Company, there is no pending audit, examination, refund claim, litigation, proposed adjustment, matter in controversy or other Proceeding with respect to any Tax for which an Acquired Company may have any material Liability. No such audit, examination, refund claim, litigation, proposed adjustment, matter in controversy or other Proceeding is or has been threatened in a writing delivered to any Acquired Company.

43 (e) No deficiencies for any material Tax have been proposed, asserted or assessed against any Acquired Company that have not been settled and paid in full, and no such proposal, assertion or assessment is pending or, to the Knowledge of the Company, been threatened. (f) There are no Encumbrances with respect to Taxes upon any of the assets of the Acquired Companies other than Encumbrances for Taxes not yet due and payable. (g) The Company has made available to Purchaser true, correct and complete copies of all Tax Returns with respect to Taxes filed by or with respect to an Acquired Company with respect to all taxable years or periods ending on or after December 31, 2023, and has made available to Purchaser all relevant documents and information with respect thereto, records, audit and examination reports, and statements of deficiencies proposed or assessed against or agreed to by any Acquired Company. (h) No claim has been made in writing by any Taxing Authority in any jurisdiction where an Acquired Company does not file Tax Returns that an Acquired Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction,. (i) No Acquired Company (i) is a party to any Contract that has resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provisions of state, local or non-U.S. Requirements of Law) or (ii) has any indemnity obligations for any Taxes imposed under Code § 4999. (j) No Acquired Company is a party to any Tax allocation, Tax sharing, Tax indemnity or similar arrangement (other than any Contract entered into in the ordinary course of business, for the provision of goods and services or pursuant to commercial lending arrangements, in each case, the principal purpose of which does not relate to Taxes). No Acquired Company (i) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than an affiliated group of which the Company is the common parent) or (ii) has any Liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non- U.S. Requirements of Law), as a transferee or successor, or otherwise under any Requirement of Law (other than in relation to any Contract entered into in the ordinary course of business, for the provision of goods and services or pursuant to commercial lending arrangements, in each case, the principal purpose of which does not relate to Taxes). (k) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made during a Pre-Closing Tax Period, (iii) any prepaid amount received or deferred revenue accrued during a Pre-Closing Tax Period, or (iv) any election pursuant to Code § 451. (l) There are no closing agreements pursuant to Code § 7121 (or any similar provision of state, local or non-U.S. Requirements of Law) or other similar arrangements or any written consents or written clearances or any other Tax rulings received, applied for or entered into with any Taxing Authority with regard to the determination of any Tax liability of an Acquired Company. (m) None of the Acquired Companies has a permanent establishment or fixed place of business in any jurisdiction that is not the jurisdiction in which it was formed, and none of the Acquired Companies (i) is engaged or has engaged in any trade or business in any country other than the country in which it was formed or (ii) owns a non-U.S. bank account.

44 (n) No Acquired Company has consummated or participated in, and none of them is currently participating in, (i) any transaction that was or is a “tax shelter” transaction as defined in Code §§ 6662 or 6111 or the Treasury Regulations promulgated thereunder or (ii) a “listed transaction” or a “reportable transaction” within the meaning of Code § 6707A(c) or Treasury Regulations § 1.6011-4(b), or any transaction requiring disclosure under a corresponding provision of state, local, or non-U.S. Requirements of Law. (o) No Acquired Company is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal Income Tax purposes. Each Acquired Company is classified as either a corporation or a disregarded entity for U.S. federal Income Tax purposes, and no Acquired Company has changed its entity classification for U.S. federal Income Tax purposes within the past six years preceding the Closing Date pursuant to an election on IRS Form 8832. (p) Each Acquired Company has (i) timely filed with all appropriate Taxing Authorities all Unclaimed Property reports required to be filed by or with respect to it, either separately or as part of an affiliated group of entities, and such reports were true, correct, and complete when filed, (ii) properly paid over (or escheated) to each such Taxing Authority all sums constituting Unclaimed Property and (iii) respect to funds or property for which the dormancy period may be running, reserved sufficient sums to pay over (or escheat) to the appropriate Governmental Body all amounts that may become due in the future. (q) No Acquired Company has been a “United States real property holding corporation” within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). (r) No Acquired Company has distributed equity of another Person, or had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361 within the last five years preceding the Closing Date. (s) No Acquired Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in § 2302(d)(1) of the CARES Act) pursuant to CARES Act § 2302 or (ii) deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020- 65 or any related or similar order or declaration from any Taxing Authority (including any Payroll Tax Executive Order). Each Acquired Company has, to the extent applicable, properly complied with all requirements of applicable Requirements of Law and duly accounted for any available Tax credits under §§ 7001 through 7005 of the Families First Coronavirus Response Act and CARES Act § 2301. (t) All related party transactions involving or with respect to the Acquired Companies have been on an arms’ length basis in accordance with Code § 482 and any state, local or non-U.S. equivalent Requirements of Law. (u) There are no material deferred intercompany transactions among the Acquired Companies within the meaning of Treasury Regulations § 1.1502-13 (or any analogous provision of state, local or non-U.S. Requirements of Law), and all intercompany transactions among the Acquired Companies have been properly reflected on the consolidated, combined or unitary Tax Returns of the affiliated group of which the Company is the common parent. (v) No Acquired Company has an excess loss account (within the meaning of Treasury Regulations § 1.1502-19) in the stock of any other Acquired Company. (w) No Acquired Company has ever been a “United States shareholder” of a “controlled foreign corporation” within the meaning of Code §§ 951(b) and 957, respectively.

45 (x) No Acquired Company has taken any action, nor, to the Knowledge of the Company, is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Code § 368(a). Section 4.8 Governmental Permits; Certifications. Each of the Acquired Companies owns, holds or possesses all (a) licenses, franchises, permits, registrations, clearances, exemptions, consents, approvals and other authorizations, in each case, issued by a Governmental Body (collectively, the “Governmental Permits”) and (b) certificates, registrations, accreditations, qualifications and approvals of any independent body or accreditation body (collectively, the “Certifications”) that are necessary to enable it to conduct its business and to use and occupy the Leased Real Property. The Acquired Companies are currently and have been in compliance in all material respects with the Governmental Permits and Certifications and have not in any material respect been in breach, violation or default under such Governmental Permits and Certifications. Each Governmental Permit and each Certification owned, held or possessed by the Acquired Companies is, and since the Lookback Date, has been, valid, subsisting and in full force and effect. Since the Lookback Date, none of the Acquired Companies has received any written notice of any cancellation, suspension, revocation, invalidation, or non-renewal of any Governmental Permit or any Certification. No event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by an Acquired Company of, or a material failure on the part of an Acquired Company to comply with, any Governmental Permit or Certification. Section 4.9 Real Property. (a) No Acquired Company owns or has ever owned any real property. Section 4.9(a) of the Schedules sets forth (i) a true, correct and complete list by property or project name, street address, suite or unit designation, if applicable, city, state and country of all real property leased, subleased, licensed, sublicensed or otherwise used or occupied by the Acquired Companies (the “Leased Real Property”) and (ii) a true, correct and complete list of all leases, subleases, licenses, sublicenses or other similar agreements pursuant to which the Acquired Companies lease, sublease, license, sublicense or otherwise use or occupy the Leased Real Property (together with all modifications, amendments, renewals, guarantees and supplements thereto, collectively, the “Lease Agreements”). The Company has made available to Purchaser true, correct and complete copies (or, if oral, summaries of the material terms) of the Lease Agreements. The Acquired Companies hold a valid and existing leasehold interest in the Leased Real Property under the applicable Lease Agreement with respect thereto and are entitled to the quiet enjoyment thereof, and the leasehold interests relating to the Lease Agreements are free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to each Lease Agreement, (A) such Lease Agreement is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company, and, to the Knowledge of the Company, the other party thereto, in each case enforceable in accordance with its respective terms, subject to the Enforceability Exceptions, and all rents, required deposits and additional rents and other amounts due as of the Closing Date pursuant to such Lease Agreement have been paid in full, (B) there is no existing default by the applicable Acquired Company, or, to the Knowledge of the Company, the other parties to such Lease Agreement, (C) the applicable Acquired Company has not received any written notice that it is in default under such Lease Agreement, (D) the applicable Acquired Company has not received any written notice that the owner of the applicable Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease Agreement or the rents or use fees due thereunder, and (E) there exists no event, occurrence, condition or act (including the Transactions), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by the applicable Acquired Company under such Lease Agreement. (b) With respect to each Leased Real Property, (i) the current use of the Leased Real Property and the operation of the applicable Acquired Company’s business thereon do not violate

46 any instrument of record or Contract affecting such Leased Real Property, as applicable, or any applicable Requirements of Law, and (ii) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person (other than an Acquired Company) the right to use or occupy such Leased Real Property or any part thereof, and, other than an Acquired Company, there are no Persons in possession of such Leased Real Property. (c) No part of any Leased Real Property is subject to any building or use restrictions that would restrict or prevent the current use and operation of such Leased Real Property. Each Leased Real Property is properly and duly zoned for its current use, and such current use is a conforming use, subject to no variances, conditional use permits or other special use restrictions. No Governmental Body having jurisdiction over any Leased Real Property has issued or, to the Company’s Knowledge, threatened to issue any notice or Order that adversely affects the use or operation of any Leased Real Property, or requires, as of the Closing Date or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property. (d) There is not any actual or pending or, to the Company’s Knowledge, threatened imposition of any assessments for public improvements with respect to any Leased Real Property and no such improvements have been constructed or planned that would be paid for by means of assessments upon any Leased Real Property or which would otherwise adversely affect any Leased Real Property. Neither the whole, nor any part, of any Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. (e) Each of the buildings, structures, improvements and systems (including the roof, heating, ventilating, air conditioning, sprinkler and life safety systems, plumbing, electrical and drainage systems) situated or located on the Leased Real Property is in good condition and repair, contains no material structural defects and is in a condition sufficient for the Acquired Companies to conduct their respective operations. No Acquired Company has received any notice or other communication (in writing or otherwise) from any insurance company or bonding company of any defects or inadequacies in any Leased Real Property, or any part thereof, that could adversely affect the insurability thereof or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Leased Real Property has adequate rights of access to dedicated public ways. With respect to each Leased Real Property, all utility systems serving such Leased Real Property are separately metered, fully operational and in working order and are sufficient to enable such Leased Real Property to continue to be used, occupied and operated in the manner currently being used, occupied and operated, and are supplied directly to such Leased Real Property by facilities of public utilities and are benefited by customary utility easements providing for the continued use and maintenance of such systems. (f) No Acquired Company owns or holds, or is obligated under or party to, and no Leased Real Property is subject to, any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Leased Real Property or any portion thereof or interest therein. (g) The Leased Real Property comprises all the real property used in the conduct of the Acquired Companies’ business and operations, and which are necessary for the continued operation thereof as currently conducted. Section 4.10 Personal Property. Each Acquired Company has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all tangible personal property used or held for use by it in connection with the conduct of its business, free and clear of all Encumbrances other than Permitted Encumbrances. The tangible personal property and assets of each Acquired Company that are used in or useful to its respective businesses are free from defects and in good operating condition and

47 repair (reasonable wear and tear excepted), have been installed, serviced and maintained in accordance with industry standards and in a manner that would not void or limit the coverage of any warranty thereon, and none of such property or assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. No capital expenditures have been delayed regarding such property or assets such that replacement of, or material repairs regarding, such property or assets will be required outside of the ordinary course of business after the Closing. Except for the personal property leases, no Person, other than an Acquired Company, owns or utilizes any tangible personal property used by the Acquired Companies in the operation of their respective businesses. No Acquired Company has any merchandise in the possession of its customers on consignment or on a similar basis. The properties and assets (whether real or personal, tangible or intangible) owned by and leased to the Acquired Companies constitute all of the assets and properties necessary to conduct the operation of their respective businesses in the manner in which such businesses have been conducted during the periods reflected in the Financial Statements and are now being conducted. Section 4.11 Intellectual Property. (a) Section 4.11(a) of the Schedules contains a true, correct and complete list of all Company Intellectual Property that is registered, filed, issued, applied-for or granted under the authority of, with, or by any Governmental Body (or registrar in the case of Internet domain names), including any Copyrights, Patent Rights and Trademarks constituting Company Intellectual Property (the “Registered Intellectual Property”). All assignments and other instruments necessary to record any Acquired Company’s ownership interest in the Registered Intellectual Property have been validly executed, delivered, and, to the extent required to perfect record title, filed with the applicable Governmental Body. (b) Section 4.11(b) of the Schedules contains a true, correct and complete list of all (i) Software constituting Company Intellectual Property and all material Software used by the Acquired Companies, other than commercially available off-the-shelf Software licensed on standard terms, (ii) material unregistered Trademarks constituting Company Intellectual Property and (iii) all social media accounts constituting Company Intellectual Property. (c) Each of the Acquired Companies either: (i) exclusively owns the entire right, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances; (ii) has a valid and enforceable contractual right or license to use all other Intellectual Property used or held for use in the conduct of its business (the “Licensed Intellectual Property”); and (iii) in the case of common law Trademarks exclusively, possesses rights to use such common law Trademarks in the conduct of its business. The Company Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable Contract) constitute all material Intellectual Property used or held for use in, and sufficient for, the conduct of its business. The Acquired Companies will continue to own or have the right to use such Company Intellectual Property and Licensed Intellectual Property immediately following the Closing to the same extent as prior to the Closing without payment of any additional amounts or the consent of any third party, and none of the execution, delivery or performance of this Agreement or the consummation of the Transactions will result in the forfeiture or termination of, or give any other Person a right of forfeiture or termination of, any Company Intellectual Property or Licensed Intellectual Property in any material respect. (d) All registrations included in the Registered Intellectual Property are subsisting and in force, and all applications included in the Registered Intellectual Property are pending and in good standing, in each case, all without challenge of any kind and the Registered Intellectual Property (other than with respect to pending applications) is valid and enforceable. (e) Since January 1, 2020, the conduct of the business of the Acquired Companies (including the use, sale and provision of the Products and Services and the use of the Company

48 Intellectual Property and Licensed Intellectual Property in connection therewith) has not infringed, misappropriated or otherwise violated, and the conduct of the business of the Acquired Companies as currently conducted does not infringe, misappropriate or otherwise violate, any Intellectual Property or other rights of any other Person. To the Knowledge of the Company, no other Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property. (f) Since January 1, 2020, no Acquired Company has sent or received written notice of any claim of infringement, misappropriation, or other violation of Intellectual Property, and no Acquired Company is party to any Proceeding or other dispute that is pending or threatened in writing, involving a claim of infringement, misappropriation, or other violation of Intellectual Property or challenging the use, validity, enforceability or ownership of any material Intellectual Property. To the Knowledge of the Company, there are no facts or circumstances that would give rise to any such Proceeding or other dispute involving any Acquired Company. (g) The Acquired Companies have taken commercially reasonable measures to protect the confidentiality and secrecy of all material Trade Secrets included in the Company Intellectual Property. No such material Trade Secrets have been authorized to be disclosed or have actually been disclosed by any Acquired Company to any former or current employee or third party other than pursuant to a valid, written Contract or other legally binding obligation restricting the disclosure and use thereof. To the Knowledge of the Company, no Person is in default of any such Contract or obligation. Each current and former employee, contractor or consultant who has developed Company Intellectual Property for or on behalf of an Acquired Company has executed a valid written Contract assigning to an Acquired Company all such Person’s right, title and interest in and to such Company Intellectual Property, except to the extent ownership vests in an Acquired Company by operation of law. (h) The Acquired Companies do not use, incorporate or distribute, and have not used, incorporated or distributed, any Open Source Software in any manner that would require any source code of the Software constituting Company Intellectual Property to be disclosed or licensed or otherwise made available on a royalty-free basis, publicly distributed, or dedicated to the public. The Acquired Companies are in compliance in all material respects with all terms and conditions of all relevant licenses for all Open Source Software used in or incorporated into any proprietary Software constituting Company Intellectual Property. (i) The Acquired Companies are in actual possession of, and have exclusive control over, a complete and correct copy of the source code for all material Software constituting Company Intellectual Property that was developed by or for the Acquired Companies (other than commercially available off-the-shelf Software. No material property source code or related source materials for any Software constituting Company Intellectual Property has been licensed, provided or made available to, or used or accessed by, any Person other than authorized personnel and service providers of the Acquired Companies who are bound by written confidentiality obligations or as set forth on Section 4.11(i) of the Schedules. No Acquired Company is party to any source code escrow Contract or any other Contract requiring such Acquired Company to enter into any source code escrow arrangement or to deposit, disclose, deliver or license any such source code or related materials for any material Software constituting Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, disclosure or license of any such source code or related materials to any Person who is not, an employee, contractor, consultant or service provider of an Acquired Company bound by written confidentiality obligations with respect thereto. (j) When accessing, using, acquiring, or otherwise obtaining third-party data or content from any source, including via public or private application interfaces, crawling, or

49 scraping, each Acquired Company and any Persons performing such activities for an Acquired Company comply, and all times have complied with, in all material respects, all applicable Contracts, including terms of use, terms of service, other terms and conditions, and all binding policies and guidelines incorporated into any of the foregoing and applicable Requirements of Law. Since the Lookback Date, the Acquired Companies have complied in all material respects with applicable Requirements of Law and material contractual restrictions governing the collection and use of third-party data or other information in connection with the conduct of their business as currently conducted. Each Acquired Company’s use or employment of artificial intelligence technologies (collectively, “AI Technologies”) complies in all material respects with the Acquired Companies’ applicable obligations under the Acquired Companies’ AI policies, third-party Contracts and permissions, and applicable Requirements of Law. The Acquired Companies have implemented and maintain commercially reasonable policies and controls designed to address and mitigate material legal, operational and reputational and security risks pertaining to AI Technologies. The Acquired Companies’ use of AI Technologies has not materially impaired or limited their ownership, right of, or right to use or commercialize, material Company Intellectual Property. Section 4.11(j) of the Schedules sets forth a true, correct and complete list of all products and services currently offered, sold, distributed or otherwise made commercially available by or on behalf of the Acquired Companies that incorporate or employ any AI Technologies, and all AI Technologies used by the Acquired Companies in the conduct of their business. (k) No Acquired Company is subject to any outstanding or, to the Knowledge of the Company, prospective Order that restricts or impairs, or would reasonably be expected to restrict or impair, the ownership or use of any Company Intellectual Property or Licensed Intellectual Property. (l) All royalties and other fees owed by the Acquired Companies pursuant to any licenses of Licensed Intellectual Property have been paid in full. (m) None of the Company Intellectual Property has been used, divulged or appropriated for the benefit of any current or former employee of any Acquired Company or any other Person, or to the detriment of any Acquired Company. To the Knowledge of the Company, no employee of any Acquired Company has entered into any Contract with any Person (other than an Acquired Company) that restricts or limits in any material way the scope or type of work in which the employee may be engaged on behalf of any Acquired Company or that requires the employee to transfer, assign or disclose information concerning work resulting from such employee’s service to any Acquired Company to anyone other than the applicable Acquired Company, and no employee of any Acquired Company is, or is currently expected to be, in default under any term of any such Contract. (n) The Acquired Companies are the sole and exclusive owners of, and have sole administrative control over, all Internet domain names, social media accounts, user names, and associated web addresses, URLs, websites and web pages, social media sites and pages listed on Section 4.11(b) of the Schedules. No former employee, contractor, consultant or other Person retains any administrative or other access rights to any such accounts, sites or pages, except for current employees or service providers of the Acquired Companies acting within the scope of their authorized duties. Section 4.12 No Violation, Litigation or Orders. (a) Except as set forth on Section 4.12(a) of the Schedules, each Acquired Company is and has been in material compliance with each Requirements of Law and Order applicable to it and any of its properties, assets, operations or business (including Trade Control Laws and Anti- Money Laundering Laws), and, since the Lookback Date, none of the Acquired Companies has received any written or, to the Knowledge of the Company, oral notice from any Governmental

50 Body stating or alleging that it is or may be in violation of any Requirements of Law or Order. No event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by an Acquired Company of, or a material failure on the part of an Acquired Company to comply with, any Requirements of Law applicable to such Acquired Company. (b) Except as set forth on Section 4.12(b) of the Schedules, since the Lookback Date, (i) there are, and have been, no Proceedings pending or threatened in writing (or, to the Knowledge of the Company, threatened orally) by or against any of the Acquired Companies, any of their respective properties or assets or their respective directors, officers, managers or employees in their capacities as such, (ii) there are, and have been, no Proceedings pending or threatened in writing (or, to the Knowledge of the Company, threatened orally) that seek to enjoin, restrain or otherwise question the legality of the Transactions, and (iii) there are, and have been, no Orders outstanding or threatened in writing (or, to the Knowledge of the Company, threatened orally) against or affecting any Acquired Company or any of their respective properties or assets, or its respective directors or officers in their capacities as such. (c) Each Product and each Service is being, and has been, conducted, delivered, marketed, advertised and promoted in compliance with all applicable Requirements of Law and Orders. No Acquired Company has received notice or is otherwise aware that any Product, Service or any Leased Real Property, are, or at any time during the Lookback Period have been, the subject of any warning letter, untitled letter, notice of violation or inspectional observation, notice of suspension, notice of intended enforcement, seizure, injunction, regulatory enforcement Proceeding or criminal Proceeding issued, initiated or threatened by any Governmental Boday or under any Requirements of Law. No Acquired Company is a party or subject to or in default under any unsatisfied judgment or unsatisfied settlement agreement or has been excluded, debarred or suspended from participation under any government program. (d) None of the Acquired Companies, nor any of their respective directors, officers, employees or other agents, or other Persons acting on behalf of any Acquired Company, has directly or indirectly violated or taken any act in furtherance of violating any provision of Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Control Laws. None of the Acquired Companies, or any of their respective officers, directors, or employees has been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to a violation of Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Control Laws, or submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding an actual, apparent or potential violation of Anti-Corruption Laws, Anti-Money Laundering Laws, and Trade Control Laws. Each Acquired Company maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Control Laws. Neither any Acquired Company, nor any Person acting on its behalf, has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is in a position to help or hinder such Acquired Company’s business that (i) would reasonably be expected to subject such Acquired Company to any Liability or Proceeding, (ii) if not given in the past, would reasonably be expected to have resulted in a Material Adverse Effect or (iii) if not continued in the future, would reasonably be expected to result in a Material Adverse Effect. Section 4.13 Contracts. Section 4.13 of the Schedules sets forth a true, correct and complete list of all of the following Contracts that are effective and binding on any Acquired Company or to which an Acquired Company is party as of the Closing Date (all Contracts required to be listed, collectively, the “Material Contracts”), provided that, with respect to purchase orders, invoices and sales orders, all currently effective purchase orders, invoices or sale orders that were entered into the ordinary course of business and

51 meet any of the qualifications below shall be considered a “Material Contract” for all purposes of this Agreement but shall not be required to be listed on such Schedule: (a) any Contract with (i) the 15 largest suppliers that provide services to the Acquired Companies, taken as a whole, by the aggregate dollar value of gross amounts paid or payable by the Acquired Companies for each of (A) the 12-month period ended December 31, 2025 and (B) the nine-month period ended September 30, 2026 (each, a “Key Supplier”) and (ii) the 15 largest customers and/or resellers of the Acquired Companies, taken as a whole, by the aggregate dollar value of gross sales for (A) the 12-month period ended December 31, 2025 and (B) and the nine- month period ended September 30, 2026 (each, a “Key Customer”); (b) any Contract (i) evidencing, or otherwise relating to the incurrence, assumption or guaranty by an Acquired Company of indebtedness for borrowed money (other than indebtedness under the Credit Agreements that will be repaid at Closing), in each case having an outstanding principal amount or drawn amount in excess of $5,000,000, (ii) creating an Encumbrance, other than a Permitted Encumbrance, on any material asset or property of the Acquired Companies or (iii) prohibiting the payment of dividends or distributions in respect of the equity interests of any Acquired Company or the pledging of the capital stock or other equity interests of any Acquired Company; (c) any Contract constituting a mortgage, sale-leaseback agreement or lease, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Acquired Companies, other than any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future Liability not in excess of $100,000 per Contract or lease; (d) any Contract pursuant to which an Acquired Company grants to any Person or is granted by any Person any license of, or right to use (or covenant not to assert under), any Intellectual Property or Software which is material to the conduct of its business, except for (i) non- exclusive licenses for commercially available, non-customized, off-the-shelf Software licensed on standard terms for an aggregate fee (including all license, maintenance, support and other fees) of no more than $50,000 per year, (ii) agreements with employees of the Acquired Companies entered into on the Acquired Companies’ standard form agreements in the ordinary course of business and (iii) rights to use confidential information pursuant to a nondisclosure or confidentiality agreement entered into in the ordinary course of business; provided that all Contracts of the type described in this clause (d) shall be considered a “Material Contract” for all purposes of this Agreement regardless of whether they are required to be listed on Section 4.13 of the Schedules; (e) any Contract (other than any Contract that can be terminated by an Acquired Company on not more than 30 days’ notice without incurring any Liability, including for severance payments or benefits or pay in lieu of notice) providing for the employment, severance, retention, change of control or separation of any officer, employee or service provider of any of the Acquired Companies with an annual base salary or annual compensation in excess of $100,000; (f) any Contract relating to the acquisition (by merger, purchase of equity or assets or otherwise) by an Acquired Company of any operating business, the capital stock or material assets of any other Person that contains any material ongoing obligations or liabilities (excluding, for purposes of clarity, any ordinary course of business inventory, materials or supplies procurement); (g) any Contract for the sale of any of the assets or properties of any Acquired Company, other than in the ordinary course of business and excluding sales of inventory or obsolete, worn-out or surplus assets;

52 (h) any Contract regarding partnerships, teaming arrangements, joint ventures or other similar arrangement involving a sharing of profits and losses with any other Person, but excluding ordinary course commercial arrangements that do not involve equity participation; (i) any Contract with another Person that (i) limits or purports to limit or restrict the ability of any of the Acquired Companies to enter into, or engage in, any market or line or type of business or that provides for restrictive covenants with respect to any Product or any geographic location or soliciting the employment of, or hiring of, any potential employees, consultants or independent contractors of a third party (except for any confidentiality agreements entered into in the ordinary course of business), (ii) contain exclusivity obligations, “most favored nation” provisions, or restrictions or rights of first refusal or offer or (iii) contain minimum purchase commitments for a product or service from a third party, in each case for (i) through (iii), granted by the Company or any of the Company Subsidiaries in favor of a third party; (j) any Contract that requires any capital expenditure (or series of capital expenditures) by any of the Acquired Companies after the Closing in excess of $1,000,000 individually or in the aggregate over the term of such Contract (or series of related Contracts); (k) any Contract that (i) constitutes a Related Party Contract or (ii) comprises indemnification agreements with any Seller or its Affiliates or any current officer or director of any Acquired Company; (l) any Contract with a Governmental Body; (m) any settlement agreement or Contract under which the Company or any of the Company Subsidiaries has outstanding obligations (i) to pay any settlement amounts in excess of any applicable insurance coverage (other than any deductible with respect to such applicable insurance) or (ii) that impose non-monetary relief (other than compliance with confidentiality, non- disparagement and other similar customary provisions that do not place any material restrictions on the business of any of the Acquired Companies); (n) any Contract evidencing obligations of an Acquired Company with respect to the issuance, sale, repurchase or redemption of equity securities (except for the Organizational Documents thereof), excluding equity compensation plans, award agreements or administrative documents related thereto; (o) all Contracts for the deferred purchase price of property or services under which any Acquired Company will have material ongoing payment obligations after the Closing (except for trade payables entered into in the ordinary course of business); (p) Contracts under which the Company or any of the Company Subsidiaries has advanced or loaned to any other Person amounts in the aggregate exceeding $25,000; (q) any Lease Agreement for Leased Real Property; (r) leases of, or other Contracts in respect of, personal property under which any of the Acquired Companies is the lessee and is obligated to make payments in excess of $50,000 per annum; (s) any Contract relating to any interest rate swap, derivatives or hedging transaction; (t) any other Contracts, excluding any Plans, to which any Acquired Company is a party or by or to which any of their respective assets are bound or subject, which provides for or governs anticipated future payments by or to the Acquired Companies in excess of $200,000 in any calendar year; and (u) any Contract representing collective bargaining agreements or agreements with any labor organization, union or association to which any Acquired Company is a party.

53 Section 4.14 Status of Contracts. With respect to each Material Contract, (a) such Material Contract is in full force and effect, constitutes a legal, valid and binding obligation of the Acquired Company party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions; (b) neither the Acquired Company party thereto nor, to the Knowledge of the Company, any other party to such Material Contract is in breach of or default under such Material Contract; (c) no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time or both) would constitute a breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract; and (d) the Acquired Company party thereto has not provided to or received from any counterparty thereto any notice regarding any actual or alleged breach of or default under (or of any condition that, with the passage of time or the giving of notice or both, would cause a breach of or default under) such Material Contract. None of the Acquired Companies has received any written or, to the Knowledge of the Company, oral notice of termination, indemnification, repayment, payment adjustment, cancellation, acceleration of any fees or rights or loss of any benefit or right under the terms, conditions or provisions thereof, or intent to make any other adverse modifications, with respect to any Material Contract, or is involved in any dispute with respect to any such Material Contract. The Company has made available to Purchaser true, correct and complete in all material respects copies (or, if oral, summaries of the material terms) of each of the Material Contracts. Section 4.15 Employee Benefits. (a) Section 4.15(a) of the Schedules contains a true, correct and complete list of each material Plan and indicates which Acquired Company sponsors, maintains or contributes to such Plan. With respect to each such Plan, the Company has made available to Purchaser true and correct copies of, as applicable: (i) all Plan documents (or, if not written, a written summary of material Plan terms), (ii) all material funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements and investment management agreements, (iii) the latest favorable determination, opinion or advisory letter received from the Internal Revenue Service regarding the qualification of each Plan covered by Code § 401(a), (iv) the most recently filed Form 5500, (v) the most recent summary plan description and each summary of material modifications thereto, (vi) all non-routine correspondence to or from any Governmental Body since the Lookback Date relating to any Plan and (vii) the most recent actuarial report, financial statement or valuation report. (b) Each Plan is being operated, funded and administered in all material respects in accordance with its terms and the requirements of ERISA and the Code and other applicable Requirements of Law. Each Plan intended to be qualified within the meaning of Code § 401(a), including each 401(k) Plan, and each trust associated with any Plan intended to be exempt from taxation under Code § 501(a) has received a favorable Internal Revenue Service determination letter as to its qualification and to the effect that each such trust is exempt from taxation under Code § 501(a), or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service and nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to result in a loss of such plan’s qualification or tax-exempt status. No “prohibited transaction” within the meaning of ERISA § 406 has occurred with respect to any Plan, and no Tax has been imposed pursuant to Code § 4975 in respect thereof. (c) No Acquired Company nor any of their respective ERISA Affiliates maintains, contributes to (or is required to contribute to) or has any Liability with respect to, has ever maintained, contributed to (or was required to contribute to) or has had any Liability with respect to (i) a “single-employer plan” within the meaning of ERISA § 4001(a)(15), (ii) a Multiemployer Plan, a “multiple employer plan” (within the meaning of ERISA § 4063 or as described in ERISA § 210 or Code § 413(c)), or a “multiple employer welfare arrangement” (as such term is defined in

54 ERISA § 3(40)), (iii) a “defined benefit plan” (as defined in ERISA § 3(35)) or any other plan that is or was subject to ERISA § 302 or Title IV of ERISA or Code § 412, (iv) a plan subject to the minimum funding standards of Code § 412 or ERISA § 302 or (v) a plan maintained in connection with any trust described in Code § 501(c)(9). (d) Since the Lookback Date, no material Proceedings involving or against any of the Acquired Companies have been asserted or instituted with respect to any Plan (other than routine claims for benefits). There are no audits, inquiries or Proceedings pending or threatened in writing by the Internal Revenue Service, Department of Labor or any other Governmental Body with respect to any Plan. (e) Except as set forth on Section 4.15(e) of the Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions (either alone or in conjunction with any other event) will (i) increase any benefits otherwise payable under any Plan, (ii) result in any acceleration of the time of payment or vesting of any such benefits, (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of, or independent contractor or consultant to, any Acquired Company or (iv) trigger any obligation to fund any Plan. (f) No Plan is an “employee welfare benefit plan” within the meaning of ERISA § 3(1) that provides benefits to former employees of an Acquired Company, or any spouse or dependent of any such employee, other than pursuant to Code § 4980B or any similar Requirements of Law. (g) No Acquired Company has any material Liability by reason of an individual who performs or performed services for an Acquired Company in any capacity being improperly excluded from participating in a Plan. (h) Each Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Code § 409A(d)(1)) (i) has, at all times, been administered in compliance in all material respects with the requirements of Code § 409A and applicable guidance issued thereunder and (ii) is in a form that complies with the requirements of Code § 409A, so that its terms and provisions comply with the requirements of Code § 409A, in all cases so that the additional tax described in Code § 409A(a)(1)(B) will not be assessed against the individuals participating in any such non- qualified deferred compensation plan with respect to benefits due or accruing thereunder. No Acquired Company has any indemnity obligations for any Taxes imposed by Code §§ 409A or 4999. (i) Each Acquired Company is in compliance in all material respects with all applicable requirements of the ACA, as well as any similar provisions of applicable state or local Requirements of Law, including all material requirements relating to eligibility, waiting periods and the offer of or provision of minimum essential coverage. No excise Tax or penalty under the ACA, including Code §§ 4980D and 4980H, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing Date, in each case with respect to any Plan. (j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in the payment or benefit (whether in cash or property or the vesting of property) of any “parachute payments” to any “disqualified individual” (within the meaning of Code §280G) that would, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Code § 280G). (k) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent event or the passage of time) (i) result in the payment of any “excess parachute payment” under Code § 280G,

55 (ii) except for payments set forth in Section 6.3, result in any compensatory payment or benefit becoming due to any current or former director, officer, employee or other service provider of any of the Acquired Companies, (iii) increase, or result in any acceleration of the time of payment, funding or vesting of, any compensation or benefit otherwise payable or due to any current or former director, officer, employee or other service provider of any of the Acquired Companies, or result in the forgiveness of any such individual’s indebtedness or (iv) require a contribution by any of the Acquired Companies to any Plan. Section 4.16 Employee Relations and Agreements. (a) The Company has made available to Purchaser a true, correct and complete list as of November 6, 2026, of the positions and rates of compensation of all employees of the Acquired Companies, showing each such individual’s (i) name, (ii) title or position, (iii) the entity or entities by which such Person is employed or engaged, (iv) hire date, (v) current base compensation, (vi) commission, bonus, incentive compensation, or other similar compensation paid for the most recent fiscal year ended on the Balance Sheet Date and current target commission, target bonus, or target incentive compensation for the subsequent fiscal year, (vii) all accruals or commitments (whether oral or written) to pay commissions, bonuses, incentive compensation, or other similar compensation for the current year, (viii) accrued but unused vacation or paid time off, (ix) active or inactive status and, if applicable, the reason for inactive status, (x) accrued but unused sick days, (xi) full-time or part-time status, (xii) exempt or non-exempt status, (xiii) employment location (city/state), (xiv) union affiliation (if applicable) and (xv) visa status (if applicable). (b) No employees of any Acquired Company are covered by, and no Acquired Company is a party to or otherwise subject to, a collective bargaining agreement, labor contract or other oral or written agreement or understanding with a labor organization or labor union. No (i) organizing activities (including any application or petition for an election of or for certification of a collective bargaining agent and/or a union, employee, or group seeking to organize employees for the purpose of collective bargaining) involving any Acquired Company are pending with any labor organization or, to the Knowledge of the Company, anticipated or threatened by any group of employees of any Acquired Company, (ii) collective bargaining agreement is being or has been negotiated by any Acquired Company and (iii) strike, lockout, slowdown, or work stoppage against any Acquired Company is currently pending or, to the Knowledge of the Company, threatened that may interfere with the business activities of any Acquired Company. (c) The Acquired Companies and each of their respective ERISA Affiliates comply with all, and have at all times complied with all, and none of the foregoing has received any notice or other communication (in writing or otherwise) of any claim filed with or by any Governmental Body alleging that any of them has violated any, Requirements of Law or applicable contractual arrangements that relate to wages, hours, compensation, meal and rest breaks, wage statements, benefits, vacation or sick leave, labor practices, collective bargaining, employment or termination of employment, employment policies or practices, personal or family leave, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, independent contractors, affirmative action, equal employment opportunity and fair employment practices, civil rights, disability rights or benefits, workers’ compensation, COVID- 19, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health and, to the Knowledge of the Company, no such claim is threatened. The Acquired Companies have properly classified all applicable Persons as employees, independent contractors, leased employees or as individuals exempt from overtime pay. In the last three years preceding the Closing Date, no Acquired Company has incurred any material Liability arising from (i) the failure to pay wages, including overtime wages, (ii) the misclassification of any individual as an independent contractor rather than

56 as an employee or (iii) the misclassification of any employee as exempt from the requirements of the Fair Labor Standards Act or similar state or local Requirements of Law. (d) No officer or other key employee of any Acquired Company has given, or, to the Knowledge of the Company, intends to give notice to any Acquired Company to terminate their employment. (e) Except as set forth on Section 4.16(e) of the Schedules, each Person who is an employee of any Acquired Company may be terminated at will, without any Liability. The execution of this Agreement and the consummation of the Transactions (either alone or together with any other event that, standing alone, would not by itself trigger such entitlement or acceleration) will not result in (i) the change of such “at will” nature of employment, (ii) any payments being due to any employee of any Acquired Company or (iii) the acceleration of vesting of any benefits for any employees of any Acquired Company. (f) In the last three years preceding the Closing Date, (i) no Acquired Company has engaged in any “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., or any similar state or local Requirements of Law), (ii) there have been no Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company, brought by or on behalf of any applicant for employment, any current or former employee of any Acquired Company, any Person alleging to be a current or former employee of any Acquired Company, any class of the foregoing, or any Governmental Body, in each case relating to any labor or employment Requirements of Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship, (iii) no Acquired Company has been found in violation of any Requirements of Law relating to employees or other labor-related matters, (iv) no Acquired Company is a party to, or otherwise bound by, any judgment, consent decree or arbitration award with, or citation by, any Governmental Body relating to current or former employees, managers, officers or directors, or employment practices, in each case that imposes continuing remedial obligations on, or otherwise limits or affects, any Acquired Company’s ability to manage its employees, service providers or job applicants, (v) no Acquired Company has been subject to any audit or investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission, Occupational Safety and Health Administration, the Department of Labor, or any comparable Governmental Body, or subject to fines, penalties, or assessments associated with such audits or investigations, (vi) no Acquired Company has been affected by any transaction that would trigger the application of the Worker Adjustment and Retraining Notification Act or any similar state or local Requirements of Law, and (vii) no Acquired Company has engaged in layoffs or employment terminations sufficient in number to trigger the application of the Worker Adjustment and Retraining Notification Act or any similar state or local Requirements of Law. In the last six months preceding the Closing Date, no Acquired Company has effected a “mass layoff” or “plant closing” (as so defined) affecting any single site of employment operated by any Acquired Company. (g) Each Acquired Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations (internally or otherwise) of which it is or was aware. With respect to each such allegation with potential merit, the applicable Acquired Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. No Acquired Company reasonably expects any material Liability with respect to any such allegations and is not aware of any allegations relating to directors, officers, managers, employees, contractors or agents of any Acquired Company, that, if known to the public, would bring an Acquired Company into disrepute. No Acquired Company has entered into any settlement agreement related to any such allegations.

57 (h) All employees of the Acquired Companies working in the United States are legally authorized to work in the United States. Except as set forth on Section 4.16(h) of the Schedules, the Acquired Companies have complied in all material respects with applicable immigration Laws, including employment eligibility verification requirements, and have maintained Forms I-9 for their employees in all material respects in accordance with applicable Requirements of Law. Since the Lookback Date, no Acquired Company has been assessed any material fine or penalty by, or been subject to any material Order of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, or any other Governmental Body relating to immigration compliance matters. Except as set forth on Section 4.16(h) of the Schedules, no Acquired Company has ever received written notification of any pending or threatened investigation by U.S. Immigration and Customs Enforcement or any other federal, state or local Governmental Body charged with the administration or enforcement of immigration Requirements of Law, and no Acquired Company has ever received any “no-match” notice from U.S. Immigration and Customs Enforcement, the Social Security Administration, the Internal Revenue Service or any similar Governmental Body. Section 4.17 Environmental Matters. (a) Each Acquired Company (i) has been at all times since the Lookback Date and is in compliance in all material respects with all applicable Environmental Laws, (ii) holds and has held all Governmental Permits required for the conduct of its business and has made timely application for renewals of same and (iii) is and has been in compliance with the terms and conditions of all such Governmental Permits, including the preparation of and filing with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law or Government Permit. The Leased Real Property is not, and is not reasonably expected to be, subject to any Encumbrance, environmental covenant, engineering or institutional control, activity and use limitation or other restriction, nor is any Acquired Company subject to any pending or existing Order, Proceeding, settlement, schedule of compliance or other restriction under any Environmental Law. (b) There is no Proceeding pending or, to the Knowledge of the Company, threatened against any Acquired Company under or pursuant to any applicable Environmental Law. No Acquired Company has received any notice, Order, demand, inquiry, summons, complaint, directive, warning, request for information, notice of violation or other communication (“Environmental Notice”) in writing from any Governmental Body, citizens’ group, employee or other Person, nor is any Acquired Company aware of any other Environmental Notice, in each case claiming that an Acquired Company or its respective business is or may be liable for (i) any actual or alleged violation of or noncompliance with or violation of any Environmental Law, (ii) any actual or alleged obligation to undertake or bear the cost of any Liabilities under any Environmental Law with respect to the Leased Real Property or any property or facility currently or formerly owned or operated by any Acquired Company at or to which any Hazardous Material generated, manufactured, Stored, handled, imported, used or processed by an Acquired Company has been transported, Treated, Stored, transferred, Disposed, recycled or received or (iii) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material. (c) No event has occurred, and no circumstance exists, at any location or in connection with the business or assets of an Acquired Company, in each case that (with or without notice or lapse of time) would reasonably be expected to (i) materially prevent, hinder or limit continued compliance with Environmental Laws, (ii) give rise to any material investigatory, monitoring, Removal, Remedial or Response action obligations pursuant to Environmental Laws, (iii) require a material expenditure to comply with Environmental Laws or meet applicable standards thereunder, (iv) require a material change to the operation of the business of an Acquired Company

58 in order to comply with Environmental Laws or (v) result in the imposition of any material Liability or costs pursuant to any Environmental Law. (d) There has been no generation, Treatment, Storage, Disposal or transport of any regulated amount of Hazardous Material at, on, under or from any of the Leased Real Property or, to the Knowledge of the Company, any other property occupied or used by any Acquired Company except in compliance in all material respects with Environmental Laws. No Acquired Company has sent any Hazardous Material to a site that, pursuant to any Environmental Law (a) has been placed or proposed for placement on the National Priorities List or any similar state or non-U.S. list, or (b) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location. No Acquired Company has, nor, to the Knowledge of the Company, has any other Person, caused the Release or Disposal of any Hazardous Material at, on, under or from the Leased Real Property or any other property or facility currently or formerly owned or leased by any Acquired Company in an amount or concentration that could reasonably be expected to require such Acquired Company to perform any notification, investigation, assessment, or material clean-up, Removal, Response, corrective or any other material Remedial action or to pay for the cost of any such action under any Environmental Law. (e) None of the Leased Real Property is affected by any condition, and there has been no activity or failure to take any action by an Acquired Company, in each case, that would reasonably be expected to result in any material Liability under any Environmental Law, including any Release or Disposal of any Hazardous Material at, on, under or from any Leased Real Property or any other property or facility owned or leased by an Acquired Company. (f) No Acquired Company has given any release or waiver of Liability that would waive or impair any claim, demand, or action related to any Release in, on, under, to or from any real property against any Person who may be potentially responsible for such Release. (g) Other than any such materials that have been removed in accordance with applicable Environmental Law, except as set forth on Section 4.17(g) of the Disclosure Schedule, no asbestos-containing material, lead-based paint, polychlorinated biphenyls, urea formaldehyde- containing materials are or have been incorporated into or used on the buildings or any improvements that are a part of the Leased Real Property or into other assets of an Acquired Company. Except as set forth on Section 4.17(g) of the Disclosure Schedule, there are and have been no aboveground or underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any Leased Real Property, other than any of the foregoing that have been removed from any of Leased Real Property or closed in accordance with applicable Environmental Law. Except as set forth on Section 4.17(g) of the Disclosure Schedule, no Acquired Company has sold any Product containing asbestos, lead, pentachlorophenol, PFAS, silica, toluene or benzene, and no raw materials used by an Acquired Company in the manufacture of Products contains, or contained, any such materials. (h) The Company has made available to Purchaser true, correct and complete copies of all material environmental reports (including any Phase I and Phase II environmental reports, soil and groundwater investigation reports, asbestos reports, and remediation reports), studies, results of tests, sampling data, site assessments, risk assessments (including insurance risk assessments conducted by insurance carriers in connection with the issuance of pollution insurance), inspections, audits and investigations, notices of actual or potential violation or Liability, and other similar documents with respect to the business or assets of any Acquired Company or any currently or formerly owned, operated or leased real property which are in the

59 possession, custody or control of any Acquired Company and related to Hazardous Materials, Environmental Releases or compliance with Environmental Laws. (i) No Acquired Company has assumed, accepted responsibility for or retained, by Contract or otherwise, any material Liability under any Environmental Law. Section 4.18 Insurance. Section 4.18 of the Schedules contains a true, correct and complete summary of all material insurance policies or other sources of insurance coverage currently held by or for the benefit of any Acquired Company or otherwise providing coverage in respect of Liabilities of any Acquired Company, other than Liabilities for benefits under any Plan (collectively, the “Insurance Policies”). The Insurance Policies are of the type and in the amounts customary for companies of similar size, in their geographic regions and in the respective businesses in which the Acquired Companies operate and meet all contractual and statutory requirements to which each Acquired Company is subject. To the Knowledge of the Company, there have been no gaps in insurance coverage that could expose any Acquired Company to uninsured Liability for events that have occurred prior to the Closing Date. The Insurance Policies are valid, binding, and in full force and effect, and all premiums due on the Insurance Policies have been paid, and since the Lookback Date, the Insurance Policies have been in effect continuously. The Acquired Companies have complied in all material respects with the terms and conditions of each Insurance Policy, and no Acquired Company and, to the Knowledge of the Company, no other party thereto is in material breach or default of any Insurance Policy. No Acquired Company will have any Liability for retroactive premiums or similar payments under any Insurance Policy. No limits of liability or coverage for any Insurance Policy have been exhausted or depleted by more than 30%. No Acquired Company has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, cancellation, non-renewal, recission or modification, of any of the Insurance Policies. Since the Lookback Date, none of the Acquired Companies has received any written notice of cancellation or non-renewal (or threatened cancellation or non-renewal) of any of the Insurance Policies. There is no material Proceeding pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the applicable insurers or in respect of which such underwriters have reserved their rights (in each case, other than pursuant to customary reservation of rights notices). Section 4.19 Products and Services. (a) Purchaser has been furnished with complete and correct copies of the Standard Terms and Conditions. Except as required by applicable Requirements of Law, no Product or Service is subject to any guaranty, warranty or other indemnity, express or implied, beyond such Standard Terms and Conditions. Since the Lookback Date, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, oral notice, of any claim against it alleging any breach of any express or implied warranty or guaranty by any of the Acquired Companies as to their respective Products and/or Services, other than immaterial individual warranty claims incurred in the ordinary course of business. (b) Since the Lookback Date, none of the Acquired Companies has recalled any of its Products, nor have there been any extraordinary returns in connection with the business of any of the Acquired Companies. No such recalls or returns are pending or threatened in writing (or the Knowledge of the Company, threatened orally). Since the Lookback Date, no material injury or harm has occurred to any Person or group of Persons related to (i) any Product or Service or (ii) the purchase, use or application of (including failure alleged in writing to warn in respect of) any Product or any material defect in any Product. Subject to any applicable reserves specifically reflected and reserved against in the Interim Financial Statements in accordance with GAAP, no Acquired Company has any Liability (and there is no basis for any present or future Proceeding giving rise to any Liability) for (A) the furnishing of replacement or additional Services or Products or (B) damages in connection with any Product manufactured, sold, installed, used or delivered or

60 any Service provided (including insulation) prior to the Closing Date. No Acquired Company manufactured, distributed, sold or installed any products containing asbestos. (c) With respect to all Products, the Acquired Companies and each other Person that designs, develops, manufactures, tests, labels, packages, holds, markets or promotes any Product for or on behalf of the Acquired Companies has complied in all material respects with all applicable requirements relating to materials, design, development, manufacture, testing, performance, labeling, packing, holding, marketing or promotion of such Products, and such Products are otherwise not in any material violation of any applicable Requirements of Law. (d) All claims and statements made by the Acquired Companies or any other Person acting for or on their behalf in advertising, labeling or packaging of Products are true, correct and complete in all material respects, comply with all Requirements of Law (including the requirements of the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65)). The manufacturing, testing and recording practices, processes and policies used by Acquired Companies to ensure (and confirm) the accuracy of such claims have been made available to Purchaser. Section 4.20 Related Party Contracts. Except for (a) any Contract solely between or among the Acquired Companies (excluding any such Contracts pertaining to Leased Real Property), (b) normal advances to officers and directors in the ordinary course of business and (c) arrangements in connection with employment or other service provider relationships in the ordinary course of business, no (i) Seller, (ii) Affiliate of any Seller or (iii) present or former officer, director, manager or equityholder or Affiliate of any Acquired Company or a Seller, or any family member of any of the foregoing Persons, (A) is party to, or the beneficiary of, any Contract, arrangement, commitment or transaction with any of the Acquired Companies, (B) has any ownership interest in any property or asset used by any Acquired Company, (C) provides material services to any Acquired Company (other than employment by an Acquired Company) or (D) has borrowed money from or loaned money to any Acquired Company that is currently outstanding (each, a “Related Party Contract”). Section 4.21 Data Protection. (a) The Acquired Companies have (i) complied in all material respects with applicable Data Protection Obligations, (ii) not suffered any Cybersecurity Incident that would require notification to any Person or Governmental Body under Data Protection Laws or any other material Cybersecurity Incident, (iii) not paid, and no third party acting at the direction or authorization of any Acquired Company has paid, any perpetrator of any actual or threatened Cybersecurity Incident and (iv) not been subject to any Proceeding, whether pending or threatened in writing, brought by or before any Governmental Body or asserted by any Person alleging noncompliance with Data Protection Obligations. None of the execution, delivery or performance of this Agreement or the consummation of any of the Transactions will (A) conflict with or violate Data Protection Obligations in any material respect or (B) impair, restrict or terminate any Acquired Company’s right to own, use, process, transfer, disclose or otherwise exploit any Personal Data for the same purposes and in the same manner as immediately before the Closing without liability or the imposition of any additional conditions. The Acquired Companies maintain cyber insurance coverage containing industry standard policy terms and limits that are appropriate to the risk of liability relating to any Cybersecurity Incident or violation of any Data Protection Law as set forth on Section 4.18 of the Schedules, and no material claim under such insurance policy(ies) is pending or has been denied. (b) The Acquired Companies own, or have valid rights to use and access, all IT Systems material to the conduct of their respective businesses. Since the Lookback Date, the Acquired Companies have maintained and complied with a commercially reasonable information security program that includes safeguards designed to protect the security, confidentiality, integrity,

61 and availability of the Acquired Companies’ IT Systems and Personal Data. The Acquired Companies’ IT Systems (i) are sufficient in all material respects for the operation of the business of the Acquired Companies as currently conducted, including as to capacity and ability to meet current peak volumes in a timely manner, (ii) do not contain any Malware or material defect, bug, virus or programming, design or documentation error that permits unauthorized access or the unauthorized disablement or erasure thereof, and (iii) conform in all material respects to the specifications and purposes thereof. Since the Lookback Date, there has been no material failure, breakdown, or outage or unavailability of the IT Systems. The Acquired Companies have assessed and tested, or engaged a reputable third party to assess and test, the security and integrity of the IT Systems on a reasonable basis and have remediated, mitigated, or implemented a written remediation plan for material risks, deficiencies and vulnerabilities identified by such assessments or tests, except for any of the foregoing that have been formally documented and accepted pursuant to the Acquired Companies’ documented risk management policies and procedures and disclosed to Purchaser. (c) The Acquired Companies have (i) complied in all material respects with the Payment Card Industry Data Security Standard to the extent applicable to the Acquired Companies’ processing of payment card information, (ii) complied in all material respects with all applicable Requirements of Law governing marketing and electronic communications, including the CAN- SPAM Act of 2003 and the Telephone Consumer Protection Act and (iii) implemented commercially reasonable disaster recovery and business continuity plans that are designed to provide reasonable assurances that the IT Systems can be restored without material disruption to the business of the Acquired Companies in the event of a failure of the IT Systems or any material part thereof. Section 4.22 Customers and Suppliers. Section 4.22 of the Schedules contains a true, correct and complete list of the Key Customers and Key Suppliers. (a) Since the Lookback Date, no Key Customer has (i) canceled or otherwise terminated or given any notice of termination, made any threats in writing (or, to the Knowledge of the Company, threatened orally) to cancel or otherwise terminate, or indicated in writing (or, to the Knowledge of the Company, indicated orally) it intends to terminate, its relationship with any Acquired Company; (ii) materially decreased or threatened in writing (or, to the Knowledge of the Company, threatened orally) to materially decrease, or indicated in writing (or, to the Knowledge of the Company, indicated orally) it intends to materially decrease, its purchases from any Acquired Company, (iii) materially changed or delayed, or given any notice in writing or indicated in writing (or, to the Knowledge of the Company, given any notice orally or indicated orally) it intends to materially change or delay, its production or purchasing from any Acquired Company, (iv) changed or threatened in writing (or, to the Knowledge of the Company, threatened orally) to change, or indicated in writing (or, to the Knowledge of the Company, indicated orally) it intends to change, its payment or pricing terms with respect to any Acquired Company, (v) otherwise materially and adversely altered or threatened in writing (or, to the Knowledge of the Company, threatened orally) to materially and adversely alter its current Contracts, programs or commitments with any Acquired Company or (vi) provided any Acquired Company with notice that it intends or expects to file for bankruptcy or cessation of business. (b) Since the Lookback Date, no Key Supplier has (i) canceled or otherwise terminated or made any threats in writing (or, to the Knowledge of the Company, threatened orally) to cancel or otherwise terminate, or indicated in writing (or, to the Knowledge of the Company, indicated orally) it intends to terminate, its relationship with any Acquired Company, (ii) materially decreased or threatened in writing (or, to the Knowledge of the Company, threatened orally) to materially decrease, or indicated in writing (or, to the Knowledge of the Company, indicated orally) it intends to materially decrease, its sales of supplies to any Acquired Company, (iii) materially

62 changed or delayed, or given any notice in writing or indicated in writing (or, to the Knowledge of the Company, given any notice orally or indicated orally) it intends to materially change or delay, its supply to any Acquired Company, (iv) changed or threatened in writing (or, to the Knowledge of the Company, threatened orally) to change, or indicated in writing (or, to the Knowledge of the Company, indicated orally) it intends to change, its payment or pricing terms with respect to any Acquired Company, (v) materially raised or threatened in writing (or, to the Knowledge of the Company, threatened orally) to materially raise, or indicated in writing (or, to the Knowledge of the Company, indicated orally) it intends to materially raise, its prices to any Acquired Company, (vi) otherwise materially and adversely altered or threatened in writing (or, to the Knowledge of the Company, threatened orally) to materially and adversely alter its current Contracts, programs or commitments with any Acquired Company or (vii) provided any Acquired Company with notice that it intends or expects to file for bankruptcy or cessation of business. Since the Lookback Date, no Acquired Company has experienced any material quality control or similar problems with the products currently being supplied or on order from the Key Suppliers. Section 4.23 Government Contracts. (a) Government Contracts and Government Bids. (i) Section 4.23(a)(i) of the Schedules sets forth a true, complete and correct list of each Government Contract including, for the avoidance of doubt, all purchase orders, task orders, and delivery orders, for which the period of performance has not yet expired or terminated or final payment has not yet been received (each, an “Open Government Contract”), including the name of the counterparty, the ultimate customer, whether the award was based on a Preferred Bidder Status, the total contract value or total estimated contract value (inclusive of options) and the period of performance (including all unexercised option periods). No Acquired Company has received notice that any Open Government Contract is the subject of bid or award protest proceedings, and, to the Knowledge of the Company, no such Open Government Contract is reasonably likely to become the subject of bid or award protest proceedings. The Company has made available to Purchaser true, complete and correct copies, in all material respects, of each Open Government Contract, listed or required to be listed on Section 4.23(a)(i) of the Schedules including all material modifications and statements of work thereto. (ii) Section 4.23(a)(ii) of the Schedules sets forth a current, true, complete and correct list of each Government Bid which has not expired and for which an award has not been issued, including the date of bid submission or the due date for bid submission, as applicable. The Company has made available to Purchaser true, complete and correct copies of all such Government Bids. (iii) Section 4.23(a)(iii) of the Schedules sets forth a current, true, complete and correct list of each Government Vendor Subcontract, including the name of the counterparty, the amount paid by the applicable Acquired Company, the total value of the Government Vendor Subcontract or total estimated value (inclusive of options), and the period of performance (including all unexercised options). The Company has made available to Purchaser true, complete and correct copies of all such Government Vendor Subcontracts, including all material correspondence, modifications, statements of work, purchase orders, task orders, or delivery orders issued under such Government Vendor Subcontracts. (iv) Section 4.23(a)(iv) of the Schedules sets forth: (A) a current, true and complete list of each Open Government Contract and Government Bid in which any Acquired Company at the time of submission of such Government Bid or at the time of executing such Government Contract represented that such Acquired Company, individually or as a member of a joint venture, was a small business concern, a small disadvantaged business, a woman-owned small business, a service disabled veteran owned small business concern, a veteran-owned small business

63 concern, a “protégé” under a mentor-protégé agreement or program, or had or qualified for any other preferential status (including participation in preferential status programs) or other “set aside” status (collectively, a “Preferred Bidder Status”); and (B) the preferred status applicable to such Government Contract, if any. No Acquired Company is currently party to any government- approved mentor-protégé agreements. (b) Representations and Warranties Regarding Government Contracts and Government Bids. (i) Each Open Government Contract and Government Vendor Subcontract required to be listed on the foregoing Schedules is in full force and effect and is valid, binding and enforceable against the applicable Acquired Company, and, to the Knowledge of the Company, against each other party thereto, in accordance with their terms. There is no reasonable basis to believe that any such Open Government Contract, Government Vendor Subcontract or Government Bid shall not remain in effect after the Closing in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. There exists no material breach, default or violation on the part of any Acquired Company or, to the Knowledge of the Company, on the part of any other party to any such Government Contract, Government Vendor Subcontract or Government Bid, and no Acquired Company has received written notice of any such breach, default or violation. No Person has notified any Acquired Company in writing that any Governmental Body, prime contractor or higher-tier subcontractor under an Open Government Contract intends to seek the agreement of any Acquired Company to materially lower rates under any of the Open Government Contracts or Government Bids. No money due to any Acquired Company pertaining to any Government Contract has been withheld or set off other than in the ordinary course of business in accordance with the withholding provisions of any such Government Contract. (ii) No Open Government Contract was, at the time of award or currently, dependent upon any Acquired Company having any Preferred Bidder Status, either individually or as a member of a joint venture or pursuant to teaming agreement, and no Government Bid required any Acquired Company to certify or represent that it had Preferred Bidder Status, either individually or as a member of a joint venture or pursuant to teaming agreement, either to be eligible for award or to receive credit under the evaluation criteria of the solicitation to which the Government Bid relates. No Acquired Company has ever submitted a Government Bid or been awarded a Government Contract which such Acquired Company was ineligible to be awarded due to its bidder status classification at the time such Government Bid was submitted (including in connection with a procurement reserved or set-aside for companies having a Preferred Bidder Status). (iii) No Open Government Contract is required by its terms or Requirements of Law (excluding the discretionary right to terminate for convenience) or likely, through exercise of discretion, to be terminated by a Governmental Body as a result of the consummation of the Transactions. (iv) With respect to each Government Contract, Government Vendor Subcontract and Government Bid: (A) Each Acquired Company has complied with all terms and conditions of each Government Contract, Government Vendor Subcontract and Government Bid including all clauses, provisions and requirements incorporated by reference or by operation of law therein. No Acquired Company has received a stop work order relating to any Open Government Contract. No event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of default or breach of a Government Contract, Government Vendor Subcontract or Government Bid.

64 (B) Each Acquired Company has complied with all Requirements of Law pertaining to each Government Contract, Government Vendor Subcontract or Government Bid. No event has occurred which, with the passage of time or the giving of notice or both, would result in a violation of any such Requirements of Law. (C) All representations and certifications made, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete as of their effective date, and all such representations and certifications have continued to be current, accurate and complete to the extent required by the terms of a Government Contract, Government Bid or Requirements of Law. (D) All certified cost or pricing data submitted by or on behalf of any Acquired Company in connection with a Government Contract or Government Bid were current, accurate and complete as of the certification date. (E) Each Acquired Company has maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance with all requirements of the Open Government Contracts and of Requirements of Law, including the Anti-Corruption Laws, by providing reasonable assurance that: (1) transactions are executed and access to assets is permitted only in accordance with such Acquired Company’s applicable policies and procedures and management’s general or specific authorization, and (2) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets. (F) Within the past five years preceding the Closing Date, no Government Contract has been terminated for convenience or default and, to the Knowledge of the Company, no such termination is reasonably likely to occur. (G) No Acquired Company has received (A) any written cure notice, letter of concern or show cause notice regarding performance of a Government Contract; (B) any notice indicating that a Governmental Body or other Person shall reduce its future expenditures, decline to exercise options under any Government Contract, reduce the period of performance of any Government Contract or make a material change in the manner of payment under any Government Contract; or (C) any written notice of or claim for, default, breach of contract, or violation of Requirements of Law, in connection with an Open Government Contract or Government Bid. (H) In the last five years preceding the Closing Date, there has not been any disallowance, withholding or setoff of any payments by a Governmental Body or prime contractor or higher-tier subcontractor. (I) There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict any Acquired Company’s ability to bid on or perform work on specific future contracts or programs or for specific periods of time based upon organizational conflicts of interest under Requirements of Law or Contract term. To the Knowledge of the Company, the consummation of the Transactions shall not result in such an organizational conflict of interest. (J) No Open Government Contract has, to date, or is currently projected to have, fully burdened costs incurred in excess of the Open Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Contracts,

65 fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract. (K) No Acquired Company has received any adverse or negative past performance evaluations or ratings within the past three years preceding the Closing Date. (L) All invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional payments, submitted by or on behalf of any Acquired Company in connection with a Government Contract were current, accurate, and complete as of their applicable submission dates. All costs, fees, profit, hourly labor rates and other charges and expenses of any nature, including requests for progress payments and provisional payments, that have been charged by or on behalf of any Acquired Company in connection with an Open Government Contract were current, accurate and complete as of their applicable submission dates; were properly chargeable to such Government Contract; were charged in amounts consistent with the requirements of such Government Contracts and Requirements of Law; and there shall be no refunds, reimbursements or rate adjustments, which shall result in Losses to any Acquired Company with respect to any of the Government Contracts for any such costs, fees, profits, other charges and expenses. No Acquired Company has at any time charged any Governmental Body a price higher than its customers of comparability contrary to any price reduction clause, most favored customer or similar pricing term under such multiple award schedule contract. Each Acquired Company has complied in all material respects with the notice and pricing requirements of the price reduction clause or most favored customer clause in each Open Government Contract to the extent applicable. Each Acquired Company has complied with other pricing limitations or restrictions with respect to the Government Contracts, and there are no facts or circumstances that would reasonably be expected to result in a demand by any Governmental Body for a refund based upon any Acquired Company’s failure to comply with the price reductions clause, most favored customer clause, cost principles, or limitation on pricing clause. Each Acquired Company and each of its employees have complied with all timekeeping/time recordation requirements of the applicable Government Contracts. There have been no, and are no ongoing, audits, reviews or other actions, suits, arbitrations, proceedings, investigations or claims by any Governmental Bodies or any Acquired Company with regard to the Government Contracts. (M) (1) All technical, non-status reports and certificates of compliance that any Acquired Company has provided to a Governmental Body or a higher-tiered contractor, pursuant to any Government Contract or as part of the delivery of goods or services to a Governmental Body or a higher-tiered contractor pursuant to a Government Contract, were true, complete and correct as of the date so provided; (2) each Acquired Company has timely provided all reports required by the applicable Governmental Body or higher-tiered contractor pursuant to any Government Contract or as required by any Requirements of Law and the terms of the applicable Government Contract; and (3) no Acquired Company has been subject to sanctions or liquidated damages for failing to timely perform services or submit reports to a Governmental Body or higher-tiered contractor required by a Government Contract. (c) Investigations, Audits and Internal Controls. With respect to any Government Contract or Government Bid: (i) There has been no claim or reasonable basis to give rise to any claim against any Acquired Company for fraud or under Requirements of Law. There has been no fraud or criminal investigation or, to the Knowledge of the Company, investigation by any Governmental Body against any Acquired Company or its representatives, or to the Knowledge of the Company,

66 any agent acting on behalf of any Acquired Company with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. (ii) There have been no document requests, subpoenas, search warrants or civil investigative demands addressed to any Acquired Company in connection with or related to any Government Contract or Government Bid. (iii) No Acquired Company, nor any predecessors, officers, managers or directors of any Acquired Company, has been under administrative, civil or criminal investigation, indictment or criminal investigation, or audit by a Governmental Body with respect to any Government Contract or Government Bid. No Acquired Company has received any written complaints or notifications of material compliance failures pertaining to any Government Contract or Government Bid raised by any of such Acquired Company’s representatives. (iv) No Acquired Company has ever made or been required to make any voluntary or mandatory disclosure to a Government Official or Governmental Body with respect to any alleged false statements, false claims, failure to comply with Requirements of Law, or similar misconduct under or relating to any Government Contract or with respect to any act, alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid. (v) No Acquired Company has ever conducted or hired a third party to conduct an internal investigation with respect to any false statements, false claims, failure to comply with Requirements of Law, or similar misconduct under or relating to any Government Contract or Government Bid. (vi) No Acquired Company has made, and no Acquired Company is or has been required to make, any disclosure to a Governmental Body with respect to credible evidence of a violation of criminal Requirements of Law involving fraud, conflict of interest, bribery or gratuity, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, nor is any Acquired Company or any of its representatives aware of any credible evidence of any such violations by any Acquired Company. (vii) The practices and procedures used by each Acquired Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid are in compliance with the requirements of all Requirements of Law; no audit by a Governmental Body has questioned such costs or identified any other failure to comply with material contractual requirements or Requirements of Law; and there is no written request or written challenge by a Governmental Body for a contract price reduction based on a claimed disallowance by any Governmental Body of any cost incurred or invoice rendered by any Acquired Company in connection with any Government Contract. (viii) No Acquired Company has received any written audit report during the past five years preceding the Closing Date issued by any Governmental Body with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of such Acquired Company. No Acquired Company has undergone, and no Acquired Company is currently undergoing, any audit or any investigation, in each case relating to the Government Contracts. (d) Debarment, Suspension and Exclusion. (i) No Acquired Company, nor any of its Affiliates, officers, managers, directors or any principal of such Acquired Company, has been debarred, proposed for debarment

67 or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); nor is any Acquired Company subject to any indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, consent decree, judgment, deferred prosecution agreement, claim, dispute, mediation, arbitration or settlement, concerning any material violation of any requirement pertaining to a Government Contract or Government Bid. (ii) No Acquired Company has been determined by a Governmental Body to be non-responsible or ineligible for award of a Government Contract within the past five years preceding the Closing Date. (iii) No Acquired Company, nor any of its Affiliates, officers, managers, directors or principals, has ever been convicted of or had a civil judgment rendered against them for: (A) commission of fraud or a criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state or local) contract or subcontract; (B) violation of federal or state antitrust statutes relating to the submission of offers; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax Requirements of Laws or receiving stolen property. (e) Claims, Disputes, Requests for Equitable Adjustment and Financing. With respect to Government Contracts and Government Bids: (i) No Acquired Company has any outstanding request for equitable adjustment or claims asserted by or against a Governmental Body or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract, Government Vendor Subcontract or Government Bid. (ii) There are no outstanding disputes between any Acquired Company, on the one hand, and a Governmental Body or any prime contractor or higher-tier subcontractor for which such Acquired Company serves as a subcontractor, or lower-tier subcontractor, on the other hand, under any Requirements of Law governing disputes arising under or relating to any Government Contract or Government Bid. There have been no material disputes between any Acquired Company and a Governmental Body which have resulted in a government contracting officer’s final decision. (iii) No Acquired Company: (A) has assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of such Acquired Company arising under any Government Contract; (B) is subject to any financing arrangement or assignment of proceeds with respect to the performance of any such Government Contract; or (C) is subject to any forward pricing rate agreements. (f) Government Property. (i) Section 4.23(f)(i) of the Schedules identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to any Acquired Company by or on behalf of a Governmental Body (the “Government Furnished Items”), the current locations thereof and the Government Contract pursuant to which such Government Furnished Items were issued. Each Acquired Company has complied with all of its obligations relating to the Government Furnished Items and upon the return thereof to any Governmental Body in the condition thereof on the Closing Date would have no liability with respect thereto. (g) Anti-Corruption. No Acquired Company, nor any of its officers, managers, directors, employees or agents (or members, distributors, representatives or other Persons acting

68 on the express, implied or apparent authority of any Acquired Company), have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Body in connection with or in furtherance of any Acquired Company’s business, including any offer, payment or promise to pay money or other thing of value: (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist any Acquired Company in obtaining business for or with, or directing business to, any Person; or (ii) to any Person, while knowing that all or a portion of such money or other thing of value shall be offered, given or promised to any such official or party for such purposes. No Acquired Company’s business is in any manner dependent upon the making or receipt of such payments, discounts or other inducements. No Acquired Company has otherwise taken any action that would cause such Acquired Company to be in violation of any Anti-Corruption Laws. There is no charge, proceeding, or investigation by any Governmental Body with respect to a violation of any Anti-Corruption Law that is now pending or has been asserted or threatened in writing or, to the Knowledge of the Company, threatened orally with respect to any Acquired Company. The books, records, and accounts of each Acquired Company have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of its funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of any Acquired Company relating to any illegal payment or secret or unrecorded fund, and no Acquired Company has established or maintained a secret or unrecorded fund. (h) Intellectual Property & Cybersecurity Under Government Contracts. (i) No Acquired Company is using any material Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Body or prime contractor, subcontractor, vendor, or other authorized Person. None of Sellers nor any of their respective Affiliates (including any Acquired Company) has received any funding or other resources from, or used any resources, personnel, or facilities of, any Governmental Body, university, institution or similar Person in connection with the creation, development, marketing, distribution, sale, offer for sale or other commercialization of any Company Intellectual Property, and no Governmental Body, university, institution or similar Person has any rights, title or interest in or to any Company Intellectual Property (whether express or implied, whether contractual or by operation of law). (ii) Each Acquired Company has taken all steps and maintained all records required under any Government Contracts or Requirements of Law to protect all rights in and to any Company Intellectual Property and has included the proper restrictive legends on all copies of any Intellectual Property delivered, used or identified in connection with a Government Contract to provide the Governmental Body the most limited rights in and to the Intellectual Property permitted under the applicable Government Contract. The Acquired Companies have complied in all material respects with applicable requirements of Open Government Contracts relating to the marking and protection of material Company Intellectual Property delivered under such Contracts. Except as set forth on Section 4.23(h) of the Schedules, no Acquired Company is obligated under an Open Government Contract to grant a Governmental Body a license or other right to use or disclose any material Company Intellectual Property or Licensed Intellectual Property beyond the rights expressly provided in such Contract. Section 4.24 No Brokers. Except for William Blair, no Acquired Company nor any Person acting on its behalf has incurred any Liability to pay for, or become subject to reimbursement for, any fee or commission or similar compensation from the Acquired Companies with respect to any broker, finder or intermediary for or on account of, or in connection with, the Transactions.

69 Section 4.25 No Other Representations. Except for the representations and warranties contained in this Article IV or in any certificate required to be delivered pursuant to this Agreement, no Acquired Company, nor any other Person on behalf of any Acquired Company, has made, or shall be deemed to have made, any representation or warranty, express or implied, at law or in equity, regarding the Acquired Companies (including with respect to merchantability or fitness for any particular purpose). Except for the representations and warranties contained in this Article IV or in any certificate required to be delivered pursuant to this Agreement, each Acquired Company specifically disclaims any other representations or warranties, whether made by an Acquired Company or any of its Affiliates or Representatives, including with respect to any information, documents, projections, forecasts or other material made available to Purchaser or its Representatives in the Data Site or any management presentations. ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER AND MERGER SUBS Purchaser and the Merger Subs hereby represent and warrant to the Company as follows: Section 5.1 Organization of Purchaser and Merger Subs. Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Merger Sub is duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and each Merger Sub (a) has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on its businesses in the manner that they were conducted immediately prior to the Closing Date, and (b) is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to have such power and authority or to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to consummate the Transactions. Section 5.2 Authority of Purchaser and Merger Subs. Each of Purchaser and each Merger Sub has the requisite corporate/company power and authority to execute, deliver and perform its obligations under this Agreement and each of the Purchaser Ancillary Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the applicable Purchaser Ancillary Agreements by each of Purchaser and each Merger Sub and the consummation of the Transactions have been duly and validly authorized and approved by Purchaser’s board of directors, Merger Sub I’s board of directors and Merger Sub II’s board of managers. This Agreement has been duly and validly executed and delivered by each of Purchaser and each Merger Sub and constitutes (assuming the valid authorization, execution and delivery of this Agreement by the other parties) the legal, valid and binding obligation of each of Purchaser and each Merger Sub enforceable against each of Purchaser and each Merger Sub in accordance with its terms, and each of the Purchaser Ancillary Agreements, upon execution and delivery by Purchaser and/or a Merger Sub (as applicable), will constitute (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Purchaser and/or a Merger Sub (as applicable) enforceable against Purchaser and/or a Merger Sub (as applicable) in accordance with its terms, in each case subject to the Enforceability Exceptions. Section 5.3 Conflicts. Neither the execution and delivery by Purchaser or a Merger Sub of this Agreement or any of the Purchaser Ancillary Agreements, or the consummation by Purchaser or a Merger

70 Sub of any of the Transactions, nor compliance by Purchaser or a Merger Sub with, or fulfillment of, the terms, conditions and provisions hereof or thereof will: (a) assuming the receipt of all necessary consents, authorizations and approvals and the filing of all necessary documents as described in Section 5.3(b) and that the Articles of Merger have been filed with the State Corporation Commission of Virginia prior to the Effective Time and the Certificate of Merger has been filed with the Secretary of State of Delaware prior to the Second Effective Time result in a violation or breach of the terms, conditions or provisions of, conflict with or constitute a default (or an event which, with notice or lapse of time or both, would become a default), give rise to any acceleration, termination or cancellation, or a loss of rights or benefits under, or require the consent of any third party, or require payment, or result in the creation or imposition of any Encumbrance upon any of the shares of capital stock of Purchaser or a Merger Sub or any of their respective assets under (i) the Organizational Documents of Purchaser or a Merger Sub, (ii) any Contract to which Purchaser or a Merger Sub is party or any of their respective properties or assets are bound, (iii) any Order to which Purchaser or a Merger Sub is party or bound or (iv) any Requirements of Law applicable to Purchaser or a Merger Sub, other than any such violations, breaches, defaults, consents, terminations, accelerations, rights or loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Purchaser or a Merger Sub to perform its obligations hereunder or prevent the consummation of any of the Transactions; or (b) require the approval, consent, authorization or act of, the notice to or the making by Purchaser or a Merger Sub of any declaration, filing or registration with, any Person, except (i) in connection with or in compliance with the provisions of any Competition Laws or Investment Screening Laws, (ii) for such filings as may be required in connection with the Taxes described in Section 6.1, (iii) applicable requirements under any applicable international, federal or state securities laws or “Blue Sky Laws”, (iv) approval of the listing on the New York Stock Exchange of the IBP Shares to be issued as Per-Share Stock Consideration and (v) for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Purchaser or a Merger Sub to perform its obligations hereunder or prevent the consummation of any of the Transactions. Section 5.4 No Violation or Litigation. There are no Proceedings pending (or, to the knowledge of Purchaser, threatened) against Purchaser or a Merger Sub which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Purchaser or a Merger Sub to perform their respective obligations hereunder or prevent, hinder or delay the consummation of any of the Transactions. There are no Proceedings pending or, to the knowledge of Purchaser, threatened that question the legality of the Transactions. Neither Purchaser nor either Merger Sub is subject to any outstanding Order that prohibits or otherwise restricts the ability of any of Purchaser or a Merger Sub to consummate fully the Transactions. Section 5.5 Investment Intent. Purchaser is acquiring the Outstanding Shares in the Merger as an investment for its own account and not with a view to the distribution (as such term is used in Securities Act § 2(11)) thereof and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Rule 501 promulgated under Regulation D of the Securities Act. Purchaser acknowledges that the Outstanding Shares have not been registered under the Securities Act or any state or non-U.S. securities laws and that the Outstanding Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act or sold pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

71 Section 5.6 Independent Investigation. Each of Purchaser and each Merger Sub acknowledges and agrees that (a) it has been furnished with such documents, materials and information as it deems necessary or appropriate for evaluating the acquisition of the Outstanding Shares pursuant to the Merger and the other Transactions, (b) it has had the opportunity to ask questions of, and receive answers from, the officers of the Acquired Companies and Representatives of the Acquired Companies’ and Sellers’ concerning the terms and conditions of the acquisition of the Outstanding Shares pursuant to the Merger and the other Transactions, (c) it has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risk of its participation in the Transactions, and (d) it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies. Section 5.7 Ownership and Activities of Merger Subs. All the issued and outstanding share capital of each Merger Sub is owned by Purchaser. Each Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the Closing Date and has no assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to the Transactions. No Purchaser Group Member is, and at no time during the last three years has been, an “interested shareholder” of the Company, as such term is defined in VSCA § 13.1-725.1. Section 5.8 No Brokers. Neither Purchaser nor either Merger Sub nor any Person acting on behalf of either of them has incurred any Liability to pay, any fee or commission or similar compensation from Purchaser with respect to any broker, finder or intermediary for or on account of, or in connection with, the Transactions with respect to which the Company or any Seller will have any Liability. Section 5.9 Foreign Ownership and Control. Purchaser is not a “foreign person” as defined in 31 C.F.R. Part 800.224. Section 5.10 Stock Consideration. The IBP Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and the issuance thereof is not subject to any preemptive right of subscription or purchase in respect thereof. The IBP Shares to be issued as part of the Merger Consideration will be issued with good and valid title, free and clear of all Encumbrances other than those contemplated in this Agreement or arising under the Securities Act, other applicable federal and/or state securities laws and/or Purchaser’s Organizational Documents. No vote of the holders of any class or series of Purchaser’s capital stock is necessary to approve the issuance and delivery of the IBP Shares to be issued as part of the Merger Consideration in accordance with this Agreement. Section 5.11 SEC Reports. (a) Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to § 13(a) or § 15(d) thereof, for the 24 months preceding the Closing Date (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. (b) The consolidated financial statements of Purchaser included in the SEC Reports, including the notes thereto and all related compilations, reviews and other reports issued by Purchaser’s accountants with respect thereto (the “Purchaser Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act)

72 designed to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of its financial statements included in the SEC Reports in accordance with GAAP. Section 5.12 No Other Representations. Except for the representations and warranties contained in this Article V or in any certificate required to be delivered pursuant to this Agreement, neither any Purchaser Group Members or any other Person acting on behalf of either of them has made, or shall be deemed to have made, any representation or warranty, express or implied, at law or in equity, regarding Purchaser or either Merger Sub (including with respect to merchantability or fitness for any particular purpose). Except for the representations and warranties contained in this Article V or in any certificate required to be delivered pursuant to this Agreement, Purchaser and the Merger Subs disclaim any other representations or warranties, whether made by any Purchaser Group Member or its respective Representatives. ARTICLE VI ADDITIONAL AGREEMENTS Section 6.1 Tax Matters. (a) Cooperation. At the Closing, the Company shall, and shall cause each other Acquired Company to, have in its possession, and Jeff shall deliver, or cause to be delivered, to the Company (or, at Purchaser’s direction, to Purchaser) original and copies of books, records, workpapers and other documentation relating to Taxes of the Acquired Companies that are, as of immediately prior to the Closing, in the possession of any Seller (including Jeff), or any of their respective Affiliates or advisors (other than copies reasonably necessary for Sellers or Seller Representative to prepare Seller Tax Returns pursuant to Section 6.1(b), respond to a Tax audit or other Proceeding, or otherwise perform their obligations or exercise their rights under this Agreement, including Section 6.1(j) or (k)). Following the Closing, Seller Representative, on the one hand, and Purchaser, on the other hand, shall, and Purchaser shall cause the Acquired Companies to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other Proceeding with respect to Taxes or the preparation of any Tax Return. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information in such party’s possession which are reasonably relevant to any such Tax matter or required by the Code or other applicable Requirements of Law. Purchaser, on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions). Seller Representative, on the one hand, and Purchaser, on the other hand, further agree, upon request, to provide the other party with all information in such party’s possession that any party may be required to report pursuant to the Code. All Tax-sharing Contracts or similar Contracts with respect to or involving any Acquired Company shall be deemed terminated as of the Closing Date, and, after the Closing Date, no Purchaser Group Member shall be bound thereby or have any Liability thereunder. (b) Tax Returns. Seller Representative or its designee shall prepare (at Sellers’ sole cost and expense), or cause to be prepared, all consolidated, combined or unitary, and standalone state and local, Income Tax Returns of the Acquired Companies for any Pre-Closing Tax Period that ends on or before the Closing Date which are due after the Closing (including the final consolidated federal Income Tax Return of the Company’s affiliated group for the short taxable year ending on the Closing Date) (“Seller Tax Returns”), and Purchaser shall file or cause to be filed all such Tax Returns. Seller Tax Returns shall be prepared in a manner consistent with past practice (except as otherwise required by Requirements of Law or as otherwise contemplated by

73 this Agreement), and no election under Treasury Regulations § 1.1502-76(b)(2)(ii) or (iii) (or any analogous provision of state, local or non-U.S. Requirements of Law) shall be made with respect to any such Tax Return. Seller Representative shall provide or cause to be provided any Seller Tax Return to Purchaser at least 45 days prior to the due date of such Tax Return (after applicable extensions), or, if the due date of such Tax Return (after applicable extensions) is fewer than 45 days after the Closing Date, as promptly as reasonably practicable following the Closing for Purchaser’s review and comment. Seller Representative agrees to consider in good faith any written comments to any Seller Tax Return received at least 30 days prior to the due date of such Tax Return (after applicable extensions) or such shorter time as is necessary to ensure the timely filing of such Tax Return. Notwithstanding the foregoing, Seller Representative shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), take or adopt any position on any Seller Tax Return that is inconsistent with the Intended Tax Treatment or the treatment of Transaction Tax Deductions pursuant to Section 6.1(e). If Purchaser and Seller Representative are unable to reach agreement within 10 days after receipt by Seller Representative of such written comments, the disputed items shall be resolved by the Independent Accountant pursuant to the procedures in Section 2.11 mutatis mutandis. The Independent Accountant shall resolve any disputed item within 20 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountant shall be borne equally by Purchaser and Seller Representative. In connection with any Seller Tax Returns, Purchaser and the Surviving Company shall use commercially reasonable efforts to facilitate Seller Representative’s utilization of the Surviving Company’s existing tax return preparation firm(s) (the “Accounting Firm”), including (i) providing reasonable access to the Surviving Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Accounting Firm to take direction from Seller Representative. Purchaser shall prepare (at Sellers’ sole cost and expense) all other Tax Returns of the Acquired Companies for Pre-Closing Tax Periods, including Straddle Periods (“Purchaser Tax Returns,” and together with Seller Tax Returns, “Pre-Closing Tax Returns”). Purchaser Tax Returns shall be prepared in a manner consistent with past practice (except as otherwise required by Requirements of Law or as otherwise contemplated by this Agreement), and Purchaser shall provide or cause to be provided any Purchaser Tax Return to Seller Representative at least 45 days prior to the due date of such Purchaser Tax Return (after applicable extensions), or if such Purchaser Tax Return (after applicable extensions) is due fewer than 45 days after the Closing Date, as promptly as reasonably practicable following the Closing, for Seller Representative’s review and comment. Purchaser agrees to consider in good faith any reasonable written comments to any such Purchaser Tax Return received at least 30 days prior to the due date of such Tax Return (after applicable extensions) or such shorter time as is necessary to ensure the timely filing of such Purchaser Tax Return. If Purchaser and Seller Representative are unable to reach agreement within 10 days after receipt by Purchaser of such written comments, the disputed items shall be resolved by the Independent Accountant pursuant to the procedures in Section 2.11, mutatis mutandis. The Independent Accountant shall resolve any disputed item within 20 days of having the item referred to it pursuant to such procedures as it may require. The sole recourse for any and all Taxes due with respect to Pre-Closing Tax Returns that are attributable to Pre-Closing Tax Periods shall be the Indemnity Escrow Account; provided that such Taxes shall be recoverable from the Indemnity Escrow Account to the extent, and only in the amount, that such Taxes exceed the amount of Taxes that are specifically taken into account in the calculation of Debt, Transaction Expenses, Working Capital or otherwise of the Merger Consideration. Notwithstanding the foregoing, if the Independent Accountant has not rendered its determination with respect to a disputed Seller Tax Return or Purchaser Tax Return position prior to the date on which such Tax Return is required to be filed (taking into account any applicable extensions), such Tax Return shall be filed in accordance with Purchaser’s position with respect to such disputed item(s); provided, however, that if the Independent Accountant subsequently determines that Seller Representative’s position with respect

74 to any such disputed item was correct, (x) such Tax Return shall promptly be amended to reflect Seller Representative’s position and (y) if such amendment results in a reduction of Taxes paid or a refund or credit, the amount of such reduction, refund or credit (in the case of a credit, to the extent actually applied to reduce a Tax liability otherwise payable) shall be deposited into the Indemnity Escrow Account and shall become part of the Indemnity Escrow Funds, to be released to the Exchange Agent (for further distribution to Sellers) only at such time, and to the same extent, as the Indemnity Escrow Funds are otherwise released to Sellers pursuant to Section 6.5(c). To the extent any such reduction, refund or credit exceeds the Taxes in respect of such disputed item previously recovered from the Indemnity Escrow Funds, such excess shall instead be treated as a Pre-Closing Tax Refund under, and subject to the Maximum Refund Amount limitation in, Section 6.1(m). Amounts so released to Sellers shall be treated as adjustments to the Merger Consideration for Tax purposes unless otherwise required by a “determination” (within the meaning of Code § 1313 or any similar provision of applicable state, local or foreign Tax Law). (c) Apportionment of Taxes. For purposes of determining the allocation of Taxes of the Acquired Companies with respect to any Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined as follows: (i) in the case of Income Taxes and any other Taxes that are based on or measured by income, receipts, profits or gains, by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that exemptions, allowances, credits or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between such two taxable years or periods on a daily basis; and (ii) in the case of all other Taxes (including property Taxes, ad valorem Taxes and other Taxes imposed on a periodic basis), the portion of any such Tax attributable to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to equal the amount of such Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the total number of calendar days in such Straddle Period. (d) Transfer Taxes. Notwithstanding anything herein to the contrary, all transfer, real property transfer, sales, use, stamp, share transfer, documentary, recording, registration or other similar Taxes imposed on the Transactions (“Transfer Taxes”) shall be borne by Purchaser. The Person(s) responsible for filing any applicable Tax Returns and other documentation with respect to such Transfer Taxes under applicable Requirements of Law will prepare and file any such Tax Returns. (e) Transaction Tax Deductions. Any and all Income Tax deductions of the Acquired Companies arising by reason of the consummation of the Transactions and attributable to, without duplication, (i) any bonuses paid or accrued on or prior to the Closing Date in connection with the Transactions, (ii) expenses with respect to Paid-Off Indebtedness and (iii) all Transaction Expenses, in each case, to the extent such amounts are economically borne by Sellers under this Agreement (such deductions described in clauses (i) through (iii), the “Transaction Tax Deductions”) shall be allocated and claimed in a Pre-Closing Tax Period to the extent at least “more likely than not” deductible in such applicable taxable period for U.S. federal Income Tax purposes. (f) Intended Tax Treatment. For U.S. federal (and applicable state and local) Income Tax purposes, the parties intend for the Merger to be treated as a single statutory merger of the Company into Purchaser qualifying as a “reorganization” within the meaning of Code §

75 368(a)(1)(A) in accordance with Rev. Rul. 2001-46, 2001-42, C.B. 321 (the “Intended Tax Treatment”), and this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3. Further, the parties intend that: (i) this Agreement is treated as providing for “fixed consideration” (within the meaning of Treasury Regulations §1.368-1(e)(2)(iii)), and (ii) the “signing date rule” (within the meaning of Treasury Regulations § 1.368-1(e)(2)(i) and Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”)) applies to the Merger. The parties shall file all applicable U.S. federal, state and local income Tax Returns in a manner consistent with the Intended Tax Treatment, in each case unless otherwise required by a “determination” (within the meaning of Code § 1313 or any similar provision of applicable state, local or foreign Tax Law). Neither the Company nor Purchaser shall (and Purchaser shall not permit any other Affiliate of Purchaser to) knowingly take any action, or fail to take any action, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Each party shall promptly notify the other parties if it becomes required to take a Tax reporting position or file a Tax Return in a manner that is inconsistent with the Intended Tax Treatment. (g) Continuity of Interest. For purposes of determining whether the “continuity of interest” requirement under Treasury Regulations § 1.368-1(e) is satisfied, the parties intend to comply with Rev. Proc. 2018-12, and therefore acknowledge and agree that for purposes of determining the IBP Share Price and the value of IBP Shares to be received by Sellers pursuant to the Merger, (i) the VWAP will be the “Safe Harbor Valuation Method” (within the meaning of Rev. Proc. 2018-12 § 4.01); (ii) the Merger is intended to satisfy the “Signing Date Rule” described in Rev. Proc. 2018-12 § 3.01, and the “Measuring Period” (within the meaning of Rev. Proc. 2018- 12 § 4.02) will be the 10 consecutive trading days ending on and including the second Trading Day immediately preceding the Closing Date; (iii) the Trading Market will be the “specified exchange” (within the meaning of Rev. Proc. 2018-12 § 3.01(4)(a)(ii)); and (iv) the “authoritative reporting source” (within the meaning of Rev. Proc. 2018-12 § 3.01(4)(a)(ii)) will be Bloomberg, L.P. (h) Post-Closing Tax Actions. Except as otherwise required by applicable Requirements of Law or as contemplated by this Agreement, including pursuant to Section 6.1(k) in connection with the Known Filing Matter, following the Closing, Purchaser will not, and will not allow any of its Affiliates to, without the prior written consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed): (i) file, amend, re-file, or otherwise modify any Tax Return of any Acquired Company for any Pre-Closing Tax Period, (ii) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of an Acquired Company with respect to any Pre-Closing Tax Period, (iii) make, amend, or revoke any Tax election for an Acquired Company made prior to the Closing Date or which such Tax Election would be effective on or prior to the Closing Date (including, for the avoidance of doubt, an election under Code §§ 336 or 338), (iv) make a voluntary disclosure or take any similar action relating to Taxes to a Taxing Authority with respect to an Acquired Company for a Pre-Closing Tax Period, (v) adopt or change any accounting method with respect to Taxes of any Acquired Company for any Pre-Closing Tax Period, or (vi) file a type of Tax Return with respect to any Pre-Closing Tax Period of any Acquired Company in a jurisdiction where such type of Tax Return was not historically filed by such Acquired Company prior to the Closing, in each case, that could reasonably be expected to increase the amount of any Taxes of, or impose any additional Taxes on, any Acquired Company allocable to any Pre-Closing Tax Periods for which Purchaser may be indemnified pursuant to Section 6.5. (i) Consolidated Tax Return. Purchaser shall cause the Company (and all other Acquired Companies that are eligible) to join the “consolidated group” (within the meaning of Treasury Regulation § 1.1502-1(h)) of which Purchaser is the common parent effective as of the end of the Closing Date as provided by Treasury Regulations § 1.1502-76(b)(1)(ii)(A)(1). All

76 parties will treat the Income Tax year of the Company as Closing on the Closing Date for U.S. federal (and all applicable state and local income Tax purposes) as a result of the Company becoming a member of a consolidated or similar group as described in this Section 6.1(i). (j) Pre-Conversion Partnership Tax Matters. With respect to any taxable period during which an Acquired Company (or any predecessor thereof) was treated as a partnership for U.S. Pre- Conversion Partnership Period federal (or applicable state or local) Income Tax purposes (each, a “Pre-Conversion Partnership Period”), (i) following the Closing, Seller Representative shall have the right to control, at Sellers’ sole cost and expense, any audit, examination or other Proceeding conducted under Code §§ 6221 through 6241 (or any analogous provision of state or local Requirements of Law) with respect to any such Pre-Conversion Partnership Period, provided that Purchaser shall be entitled, at its own cost and expense, to participate in any such Proceeding; (ii) Seller Representative shall have the right to direct, and if so directed Purchaser shall cause, the applicable Acquired Company (or any successor thereto) to make, revoke or decline to make any available election under Code § 6226 (or any analogous provision of state or local Requirements of Law) to push out any imputed underpayment or other adjustment resulting from such a Proceeding to the Persons who held interests in the applicable Acquired Company during the Pre- Conversion Partnership Period to which such adjustment relates, and Purchaser shall, and shall cause the Acquired Companies to, cooperate as reasonably requested by Seller Representative in connection with making any such election; and (iii) to the extent any such election is not available or is not made, any resulting imputed underpayment (including any associated interest, penalties and additions to Tax) shall be treated as an Indemnified Tax economically borne by Sellers, without regard to whether such imputed underpayment is assessed against or paid by the Acquired Company (or any successor thereto) in a taxable period ending after the Closing Date. (k) Amended Returns for Known Filing Matter. The parties acknowledge and agree that certain Tax Returns of the Acquired Companies, including the calendar year 2024 U.S. federal consolidated income Tax Return of the relevant Acquired Company and separately filed calendar years 2024 and 2025 U.S. federal income Tax Returns of the Acquired Companies are subject to further review and are expected to be amended (the “Known Filing Matter”). Following the Closing and, to the extent applicable, subject to obtaining the applicable relief requested pursuant to the 9100 Relief Request outlined in Section 6.1(n), (i) Seller Representative shall prepare, or cause to be prepared, at Sellers’ sole cost and expense, and the Surviving Company shall file, or cause to be filed, any amended Tax Returns (or original Tax Returns not previously filed) of the Acquired Companies required to correct the Known Filing Matter (the “Amended Returns”), a listing of which Tax Returns are set forth on Schedule 6.1(k), (ii) Seller Representative shall provide, or cause to be provided, a draft of any such Amended Return to Purchaser at least 30 days prior to the date on which Seller Representative proposes to file such Amended Return, for Purchaser’s review and comment; (iii) the Surviving Company shall not file, and shall not permit to be filed, any Amended Return without Seller Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed); (iv) if Purchaser and Seller Representative are unable to reach agreement on any Amended Return within 10 days after Purchaser’s receipt thereof, the disputed items shall be resolved by the Independent Accountant pursuant to the procedures in Section 2.11, mutatis mutandis; provided that, the costs, fees and expenses of the Independent Accountant shall be borne solely by Sellers; and (v) Purchaser shall have the right to recover, as Indemnified Taxes, subject to Section 6.1(n)(v), without duplication of any amounts recoverable under Section 6.5, any and all Taxes, interest, penalties and additions to Tax arising from or relating to the Known Filing Matter, together with all reasonable out-of-pocket costs and expenses (including accounting, advisory and legal fees) incurred by any Purchaser Group Member or any Acquired Company in investigating, remediating, preparing for, or defending against any Proceeding arising from or relating to the Known Filing Matter. Such recovery shall be subject to the limitations and sources of recourse of Section 6.5. In connection with any Amended Returns, Purchaser and the Surviving

77 Company shall use commercially reasonable efforts to facilitate Seller Representative’s utilization of the Accounting Firm at Sellers’ sole cost and expense, including (i) providing reasonable access to the Surviving Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Accounting Firm to take direction from Seller Representative. (l) Tax Assets on Pre-Closing Tax Returns. Neither Purchaser nor any Acquired Company shall waive, forgo or elect not to use any prepayment, overpayment, credit, net operating loss or other Tax attribute of the Acquired Companies attributable to a Pre-Closing Tax Period in any Pre-Closing Tax Period without Seller Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Any such item that is not used to reduce Taxes for a Pre-Closing Tax Period and that results in a refund or credit shall be a Pre-Closing Tax Refund under Section 6.1(m), subject to the limitations therein. (m) Tax Refunds. Until such time as all Remaining Indemnification Claims are fully and finally resolved and satisfied and while the Indemnity Escrow Account remains open, Purchaser shall deposit, or cause an Acquired Company to deposit, into the Indemnity Escrow Account any refund of Taxes of an Acquired Company for a Pre-Closing Tax Period or credit in lieu thereof to the extent actually applied to reduce a Tax liability otherwise payable (“Pre-Closing Tax Refunds”), net of reasonable costs and Taxes incurred to obtain such refund or credit, within 10 Business Days after receipt of such refund or the actual application of such credit, as applicable; provided that, in no event shall the aggregate amount of Pre-Closing Tax Refunds deposited into the Indemnity Escrow Account exceed the Maximum Refund Amount. Pre-Closing Tax Refunds shall not include any refund or credit (i) taken into account in the final calculation of Closing Date Working Capital, Debt, or Transaction Expenses, (ii) taken into account in the preparation of a Tax Return pursuant to Section 6.1(l), or (iii) resulting from the carryback of a post-Closing Tax attribute. For the avoidance of doubt, any refunds or credits in excess of the Maximum Refund Amount are for the account of the Purchaser Group Members. Amounts so deposited shall become part of the Indemnity Escrow Funds and shall be released to the Exchange Agent (for further distribution to Sellers) only at such time, and to the same extent, as the Indemnity Escrow Funds are otherwise released to Sellers pursuant to Section 6.5(c). Amounts deposited under this Section 6.1(m) shall be treated as part of the Indemnity Escrow Funds for purposes of Section 3.2(b)(iv) and (to the extent released to Sellers) as adjustments to the Merger Consideration for Tax purposes unless otherwise required by a “determination” (within the meaning of Code § 1313 or any similar provision of applicable state, local or foreign Tax Law). (n) 9100 Relief. (i) Following the Closing, Purchaser shall cause the Company or relevant Acquired Company to prepare and submit to the IRS a request for relief under Treasury Regulations § 301.9100-3, and, as deemed necessary, equivalent relief under applicable state law (the “9100 Relief Request”). The 9100 Relief Request shall seek an extension of time for each of the Acquired Companies listed on Schedule 6.1(n) (each, an “Omitted Subsidiary”) to file IRS Form 1122 (and any other consent or election required by Treasury Regulations § 1.1502-75 and, as deemed necessary, equivalent election under applicable state law), so that each Omitted Subsidiary is treated as a member of Company’s or relevant Acquired Company’s consolidated group for the calendar year 2024 taxable year and all subsequent Pre-Closing Tax Periods. Purchaser shall cause the 9100 Relief Request to be submitted as promptly as reasonably practicable after the Closing, and in any event within one year after the Closing Date, unless Purchaser and Seller Representative otherwise agree in writing. (ii) Purchaser shall control the preparation and submission of the 9100 Relief Request and all related communications and Proceedings with the IRS or applicable state Taxing

78 Authority, using PwC US Tax LLP or other advisors reasonably acceptable to Seller Representative, subject to Seller Representative’s rights under clause (iii). (iii) Seller Representative Review and Participation. (A) Purchaser shall deliver to Seller Representative a draft of the 9100 Relief Request, together with all supporting statements, affidavits and declarations, at least 30 days before its intended submission date. Purchaser shall consider in good faith, and incorporate, any reasonable written comments Seller Representative delivers within 20 days after receiving the draft. (B) Purchaser shall promptly provide Seller Representative with copies of all material correspondence with the IRS or applicable state Taxing Authority regarding the 9100 Relief Request. (C) Purchaser shall give Seller Representative and Sellers reasonable advance notice of, and an opportunity to participate (at Sellers’ expense) in, any conference or substantive call with the IRS or applicable state Taxing Authority concerning the 9100 Relief Request. (D) Purchaser shall not, without Seller Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed), withdraw the 9100 Relief Request or agree to any condition imposed by the IRS or applicable state Taxing Authority as a condition of granting relief. (iv) Any Amended Returns relating to the calendar year 2024 or 2025 taxable years shall be prepared, filed or held in a manner consistent with the 9100 Relief Request and any ruling granted on it. (v) All IRS user fees and reasonable out-of-pocket costs and expenses (including accounting, advisory and legal fees) incurred by any Purchaser Group Member or any Acquired Company in connection with the 9100 Relief Request shall be borne by Sellers and shall constitute Indemnified Taxes recoverable under Section 6.5, without duplication of any amounts recovered under Section 6.1(k). Such recovery shall be subject to the limitations and sources of recourse of Section 6.5; provided, however, that notwithstanding anything to the contrary in this Agreement, the aggregate amount that the Purchaser Indemnitees may recover under Section 6.5 for all attorneys’, accountants’, and other advisors’ fees of any Purchaser Group Member incurred in connection with the 9100 Relief Request and the Amended Returns shall not exceed $400,000 in the aggregate, and any such fees incurred in excess of such amount shall be borne solely by Purchaser. (o) Conflicts. In the event of any conflict between Section 6.5 and this Section 6.1 with respect to Tax matters, this Section 6.1 shall control. Any provision of Section 6.5 not in conflict with this Section 6.1, but that is supplemental or additive to the provisions of this Section 6.1 shall be deemed incorporated into this Section 6.1. Section 6.2 Director and Officer Liability and Indemnification. (a) For a period of six years following the Closing Date, Purchaser shall cause each of the Acquired Companies to fulfill and honor the obligations of the Acquired Companies with respect to all rights to indemnification, advancement of expenses and exculpation of Liabilities for acts or omissions to the extent provided for in the Organizational Documents of the Acquired Companies (as in effect on the Closing Date). In furtherance of the foregoing, during such six-year period, Purchaser shall not, and shall cause the Acquired Companies not to, amend, repeal or modify any provision of the Acquired Companies’ Organizational Documents in effect as of the date relating to the exculpation or indemnification (including with respect to advancement of

79 expense) of the current and former directors, officers, employees, and agents of the Acquired Companies with respect to any claims arising from events that occurred prior to the Closing, in each case, in a manner that would that would affect materially and adversely the rights thereunder of such individuals, unless such modification shall be mandated by Requirements of Law. (b) On or prior to the Closing Date, the Company has arranged for irrevocable “directors and officers” tail insurance policies providing directors’, officers’, employees’, fiduciaries’ and agents’ liability, errors and omissions and employment practices liability insurance coverage (the “D&O Tail Policies”) for the benefit of those Persons who are covered by any comparable insurance policy of an Acquired Company as of the Closing Date as direct beneficiaries with a claims period of at least six years following the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to officers’ and directors’ corporate and management liability insurance in an amount, scope and on terms at least as favorable as the Company’s existing policies (the “Existing Policies”) with respect to facts, events, acts or omissions existing or occurring on or prior to the Closing Date; provided that no Purchaser Group Member shall be required to expend an amount in excess of 200% of the annual premium currently paid for the Existing Policies (the “D&O Tail Cap”). Purchaser (and, following Closing, the Acquired Companies) will be responsible for 100% of the fees and expenses of purchasing and maintaining the D&O Tail Policies, subject to the D&O Tail Cap. The Purchaser Group Members will not cancel (or permit to be canceled) the D&O Tail Policies or take (or cause to be taken) any action or allow any omission that would reasonably be expected to result in the cancellation or modification thereof that would be materially adverse to the covered Persons. (c) In the event that the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause the successors or assigns shall succeed to the obligations set forth in this Section 6.2. Section 6.3 Employee Matters. (a) Generally. With respect to each individual who is an employee of an Acquired Company immediately prior to the Closing (an “Affected Employee”), a Purchaser Group Member shall continue to employee such Affected Employee on an at-will basis under the same terms and conditions under which each Affected Employee was subject to by the respective Acquired Company, but subject to the Purchaser Group Members’ applicable policies and procedures. Furthermore, with respect to each Affected Employee, Purchaser shall, and shall cause the other Purchaser Group Members to, credit Affected Employees with all service credited to such Affected Employees by the Acquired Companies as of the Closing Date, in addition to service earned with any Purchaser Group Member for purposes of eligibility, vesting, and benefit accrual (excluding benefit accruals under a defined benefit pension plan)under all Purchaser Benefit Programs, including for purposes of vacation, sick days, severance, layoff, and similar benefits; provided that no such service shall be recognized to the extent such recognition would result in the duplication of benefits for the same period of service. With respect to each Purchaser Benefit Program providing health or other group welfare-benefits in which Affected Employees participate on or following the Closing Date, Purchaser shall, and shall cause the other Purchaser Group Members to, use commercially reasonable efforts to, (i) waive any pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements or waiting periods for participation and coverage applicable under the Purchaser Benefit Programs with respect to Affected Employees and their dependents to the extent waived or satisfied under the applicable comparable Plan and (ii) credit Affected Employees with any amounts paid under a Plan prior to the Closing Date for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements for the plan year that includes the Closing Date as if such amounts had been paid

80 under a corresponding Purchaser Benefit Program. For a period of 12 months following the Closing Date, except with respect to those individuals identified in Sellers’ quality of earnings analysis as terminating their engagement (or having their engagement terminated) by the Acquired Companies at or shortly following the Closing Date, Purchaser shall, and shall cause the other Purchaser Group Members to, provide each Affected Employee with (A) a base salary or hourly wage rate, as applicable, that is no less than the base salary or hourly wage rate provided to such Affected Employee immediately prior to the Closing, (B) target annual cash bonus and cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to such Affected Employee immediately prior to the Closing, and (C) employee benefits (excluding any equity-based compensation, non-qualified deferred compensation, retiree welfare benefits or defined benefit) that are substantially comparable in the aggregate to those provided to such Affected Employee by his or her applicable employer immediately prior to the Closing or, at Purchaser’s election, substantially comparable in the aggregate to those provided to similarly situated employees of Purchaser or another Purchaser Group Member. Nothing in this Section 6.3 shall prohibit or otherwise limit any Purchaser Group Member’s ability to terminate any Affected Employee for any reason, with or without cause. (b) Insider Trading Policy Compliance. Effective as of the Closing, all Affected Employees shall be subject to, and shall comply with, the applicable insider trading policy of Purchaser as in effect from time to time (the “IBP Insider Trading Policy (All Employees)” or the “IBP Insider Trading Policy (Covered Persons),” and each an “IBP Insider Trading Policy”). Purchaser may, in its sole discretion, designate certain Affected Employees as “Covered Persons.” Affected Employees so designated shall be subject to all additional restrictions applicable to such classification under the IBP Insider Trading Policy (Covered Persons), including pre-clearance requirements and blackout periods. Purchaser shall, promptly following the Closing, provide each Affected Employee with a copy of the applicable IBP Insider Trading Policy. Each Affected Employee shall, promptly upon request by Purchaser, execute and deliver to Purchaser an acknowledgment confirming receipt of, and agreement to comply with, the applicable IBP Insider Trading Policy. For the avoidance of doubt, nothing in this Section 6.3(b) shall limit or modify the obligations of any Person under applicable federal or state securities Requirements of Law, including Securities Exchange Act § 10(b) and Rule 10b-5 promulgated thereunder. (c) Transaction Bonus. Each Transaction Bonus Payment shall be paid, subject to applicable Tax withholdings and reduced by applicable Employer Payroll Taxes, through applicable payroll to the applicable Key Company Employee as soon as administratively practicable following the Closing. The Key Company Employees (along with each such individual’s allocable percentage) selected to receive a Transaction Bonus Payment are set forth on Schedule 1.1. (d) Management Incentive Plan. Purchaser will allocate (y) the MIP Funding Amount of IBP Shares for issuance to Key Company Employees on the Closing Date (the “MIP Funding Amount Shares”) plus (z) $15,000,000 of IBP Shares for issuance to Key Company Employees on or promptly following the Closing Date (in each case of clauses (y) and (z), the “MIP”). With respect to each Key Company Employee that is not an “accredited investor” as defined in Rule 501 promulgated under Regulation D of the Securities Act, the MIP will be governed pursuant to and in accordance with the Installed Building Products, Inc. 2023 Omnibus Incentive Plan (as it may be amended from time to time, the “Omnibus Plan”). The Key Company Employees (along with each such individual’s award percentage) initially selected to participate in the MIP are set forth on Schedule 1.1. Other than with respect to the MIP Funding Amount Shares, required Tax withholding shall be implemented through net settlement or net issuance of IBP Shares. The applicable Key Company Employees shall be liable for any required employee Tax withholding with respect to the MIP Funding Amount Shares; provided that the Company will provide the

81 applicable Key Company Employees with a short-term advance to cover each Key Company Employee’s portion of the MIP Employee Tax Withholding Amount. Jeff shall cause the Company to deliver, as soon as administratively practicable following the Closing, the MIP Employee Tax Withholding Amount to the Acquired Companies’ payroll provider for remittance to the applicable Governmental Body. (i) MIP Funding Amount Shares issued under prong (y) of this Section 6.3(d) to Key Company Employees who are not “accredited investors” will be evidenced by Restricted Stock (as defined in the Omnibus Plan) agreements in Purchaser’s customary form, which may be modified to account for the terms provided herein. MIP Funding Amount Shares issued under prong (y) of this Section 6.3(d) to Key Company Employees who are “accredited investors” will be in the form of IBP Shares issued from treasury and evidenced by such documentation as Purchaser deems necessary. The aggregate MIP Funding Amount will be divided by the IBP Share Price for purposes of calculating the number of IBP Shares granted as MIP Funding Amount Shares under prong (y) of this Section 6.3(d); provided that, for purposes of each award agreement, the price per share shall be the closing price of the IBP Shares as reported on Trading Market as of the close of the Trading Day constituting the Closing Date. Subject to the execution of the applicable documentation, each award under prong (y) of this Section 6.3(d) will be fully vested upon grant. (ii) Awards under prong (z) of this Section 6.3(d) will be (A) evidenced by Performance Based Shares (as defined in the Omnibus Plan) agreements in Purchaser’s customary form and (B) subject to (1) Acquired Company performance and temporal milestones as determined by the Committee (as defined in the Omnibus Plan) and (2) vesting on the one-year anniversary of achieving the applicable milestone(s). In the event a Key Company Employee forfeits a MIP award under prong (z) of this Section 6.3(d), that portion of the MIP under prong (z) of this Section 6.3(d) shall be reallocated pro-rata among the other Key Company Employees in Active Working Status participating in the MIP. (iii) No Key Company Employee shall be eligible to participate in, or receive any award under, prong (z) of this Section 6.3(d) unless and until such Key Company Employee has duly executed and delivered to Purchaser a key employee restrictive covenant agreement in form and substance satisfactory to Purchaser, it being understood and agreed that execution and delivery thereof by the applicable Key Company Employee is a condition precedent to such Key Company Employee’s eligibility to participate in any award under prong (z) of this Section 6.3(d). (iv) To the extent anything contained in this Section 6.3(d) addressing matters otherwise covered by the Omnibus Plan and the Omnibus Plan conflict, the Omnibus Plan shall control. Nothing in this Section 6.3(d) shall be deemed to convey to any individual any right to participate in the MIP or to any portion of the MIP, and assignment and/or payment of the MIP (or any portion thereof) to a third-party beneficiary is prohibited (except to the extent permitted by the Omnibus Plan). (e) Growth Bonus Pool. (i) Overview. Purchaser will create two Growth Bonus Pools (each, a “GBP,” and respectively, “GBP I” and “GBP II”) that will each be composed of two separate parts with respect to each of Year 3 or Year 5, as applicable, pursuant to the formulas set forth in Section 6.3(e)(iii) (each a “GBP Tranche,” and respectively, the “First GBP Tranche” and the “Second GBP Tranche”). Each GBP will be funded with or settled in, as applicable, IBP Shares except to the extent Purchaser elects to settle all or a portion of a GBP Payment in cash pursuant to Section 6.3(e)(iv)(E). With respect to each Key Company Employee who is not an “accredited investor”, each GBP will be governed pursuant to and in accordance with the Omnibus Plan. Promptly after the Closing Date, Jeff shall deliver to Purchaser a list of the Key Company

82 Employees (along with each such individual’s award percentage) initially selected to participate in each GBP (the “GBP Participant Schedule”). (ii) Definitions. In this Section 6.3(e), the following terms have the following meanings: (A) “Available Shares” means, as of any date of determination, the number of IBP Shares that are then available (1) in treasury (with respect to IBP Shares issuable outside of any Purchaser Benefit Program) or (2) for issuance under any Purchaser Benefit Program, in each case of (1) and (2), as determined by Purchaser in its sole discretion; provided that, in no circumstance shall the number of IBP Shares issuable to Key Company Employees who are accredited investors with respect to the GBPs exceed 2,500,000 IBP Shares in the aggregate. (B) “Baseline EBITDA” means $68,000,000. (C) “Baseline Organic EBITDA” means (1) Baseline EBITDA, with respect to the First GBP Tranche, and (2) the greater of Baseline EBITDA or Year Three Organic EBITDA, with respect to the Second GBP Tranche; provided that, in the event a Purchaser Group Member is added to the calculation of EBITDA (as contemplated in the proviso of the definition thereof), the foregoing static dollar amount shall be increased by the EBITDA of each such Purchaser Group Member for the relevant time period (as determined by Purchaser in its sole discretion) for purposes of the foregoing calculation. (D) “Baseline Total EBITDA” means (1) Baseline EBITDA, with respect to the First GBP Tranche, and (2) the greater of Baseline EBITDA or Year Three Total EBITDA, with respect to the Second GBP Tranche; provided that, in the event a Purchaser Group Member is added to the calculation of EBITDA (as contemplated in the proviso of the definition thereof), the foregoing static dollar amount shall be increased by the EBITDA of each such Purchaser Group Member for the relevant time period (as determined by Purchaser in its sole discretion) for purposes of the foregoing calculation. (E) “EBITDA” means, for the applicable period, the net income of the Acquired Companies (1) calculated in accordance with GAAP as applied and interpreted by Purchaser, (2) excluding any of the following items without double counting (and so that, to the extent any of the following have been charged, expensed or deducted in computing such net income they shall be added back and to the extent any of the following have been taken into account therein they shall be deducted): (I) interest expense (including amortization of deferred financing costs, original issue discount, debt issuance costs and commissions and any penalties and interest relating to debt), (II) accrued federal, state, local and foreign Taxes payable, received or receivable, (III) depreciation and amortization, (IV) gains attributable to the early extinguishment of Debt or derivative instruments, (V) any dividends received or receivable, (VI) any profits or gains arising from an upward revaluation of any fixed assets of the Acquired Companies, (VII) any profits or gains of a capital nature (including, for the avoidance of doubt, those arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of fixed assets), (VIII) any profits or gains arising in respect of any acquisition accounting (as defined by GAAP), including for the avoidance of doubt any charges related to fair value adjustments or any other opening balance sheet adjustments in respect of the Transactions, (IX) any profits or gains in respect of the cumulative effect of a change in accounting principles during such period, (X) any extraordinary items as that term is defined by GAAP prior to the effectiveness of FASB ASU 2015-01, (XI) any income or gains from disposed (or disposal of), abandoned, transferred, closed or discontinued operations, company, brand or business, and (XII) unrealized foreign exchange gains, (3) excluding any earnings resulting

83 from any Acquired Company’s acquisition of substantially all the assets or equity of another Person with respect to which the total enterprise value (as determined by Purchaser in its sole discretion) of such transaction equals or exceeds $200,000,000, and (4) applying an additional 11% capital cost to any earnings resulting from any Acquired Company’s acquisition of substantially all the assets or equity of another Person with respect to which the total enterprise value (as determined by Purchaser in its sole discretion) of such transaction equals or exceeds $100,000,000; provided that, in the event another Purchaser Group Member is placed under the operational control of an Acquired Company or its management team (as determined by Purchaser in its sole discretion), such Purchaser Group Member shall be deemed to be an Acquired Company for purposes of this Section 6.3(e). (F) “GBP Cash Substitution Amount” means, with respect to any Share Shortfall, an amount of cash equal to the product of (1) the number of IBP Shares comprising such Share Shortfall multiplied by (2) the IBP Share Price applicable to the determination of the GBP Payment to which such Share Shortfall relates. (G) “Organic EBITDA” means EBITDA, excluding, however, any EBITDA attributable to any business, assets or operations acquired by any Acquired Company after the Closing Date (whether by merger, consolidation, purchase of equity interests, purchase of assets or otherwise), determined by excluding the EBITDA of such acquired business, assets or operations from the date such acquisition is consummated through the end of the applicable measurement period. (H) “Total EBITDA” means EBITDA. (I) “Year Three” means the 12-month period beginning January 1, 2029 and ending on December 31, 2029. (J) “Share Shortfall” means, with respect to any GBP Payment, the portion (if any) of the number of IBP Shares that would otherwise be issuable to GBP participants in respect of such GBP Payment (determined without giving effect to Section 6.3(e)(iv)(E)) that exceeds the Available Shares as of the applicable date of determination specified in Section 6.3(e)(iv)(E). (K) “Year Five” means the 12-month period beginning January 1, 2031 and ending on December 31, 2031. (iii) Calculation. (A) Each GBP Tranche with respect to GBP I shall be an amount equal to the greater of (A) Total EBITDA minus the Baseline Total EBITDA, with the difference multiplied by 2.4, with the result multiplied by 60%, and (B) Organic EBITDA minus the Baseline Organic EBITDA, with the difference multiplied by 4.6, with the result multiplied by 60%. (B) Each GBP Tranche with respect to GBP II shall be an amount equal to the greater of (A) Total EBITDA minus the Baseline Total EBITDA, with the difference multiplied by 2.0, with the result multiplied by 40%, and (B) Organic EBITDA minus the Baseline Organic EBITDA, with the difference multiplied by 4.0, with the result multiplied by 40%. (iv) Participation. (A) To be eligible for a GBP bonus, a Key Company Employee who (1) is not an “accredited investor” will be required to execute an Other Stock-Based Award (as defined in the Omnibus Plan) agreement in Purchaser’s customary form, which may be

84 modified to account for the terms set forth herein, and (2) is an “accredited investor” will be required to execute such documentation as Purchaser deems necessary in order to issue such Key Company Employee IBP Shares from treasury evidencing the terms included herein. The Other Stock-Based agreement for each Key Company Employee who is not an “accredited investor” will provide that it vests at such time as the applicable portion of each GBP is funded following the determination of the applicable GBP Tranche and will be settled in IBP Shares. Subject to the execution of such documentation as Purchaser deems necessary, each GBP bonus for each Key Company Employee who is an “accredited investor” will be issued out of treasury IBP Shares to each applicable Key Company Employee as promptly as reasonably practicable following the determination of the applicable GBP Tranche but in no event later than the GBP Payment Date or GBP Due Date for Year 3 or Year 5, as applicable. For purposes of calculating the number of IBP Shares issuable to the applicable Key Company Employees, the aggregate GBP bonus amount will be divided by the IBP Share Price to determine the number of IBP Shares issuable; provided that, for purposes of each award agreement, the price per share shall be the closing price of the IBP Shares as reported on Trading Market as of the close of the Trading Day constituting the issuance date. To earn and receive a GBP bonus, a Key Company Employee must be employed in Active Working Status on the date the IBP Shares are settled and issued after the review and dispute resolution periods provided below in Section 6.3(e)(v) or no longer be employed by a Purchaser Group Member as a result of such individual’s death, Disability (defined in the Omnibus Plan) or termination without Cause (as defined in the Omnibus Plan). In the event a Key Company Employee is no longer eligible to receive a GBP bonus in accordance with the foregoing sentence, that portion of a GBP payable with respect to Year 3 or Year 5, as applicable, shall be reallocated (I) by Jeff (in consultation with Purchaser and implementing all of Purchaser’s reasonable recommendations) if Jeff is then in Active Working Status or (II) pro-rata among the other Key Company Employees in Active Working Status participating in such GBP if Jeff is not then in Active Working Status. Required tax withholding shall be implemented through net settlement or net issuance of IBP Shares. (B) No Key Company Employee shall be eligible to participate in, or receive any bonus under, any GBP unless and until such Key Company Employee has duly executed and delivered to Purchaser a key employee restrictive covenant agreement in form and substance satisfactory to Purchaser, it being understood and agreed that execution and delivery thereof by the applicable Key Company Employee is a condition precedent to such Key Company Employee’s eligibility to participate in each GBP. (C) To the extent anything contained in this Section 6.3(e) addressing matters otherwise covered by the Omnibus Plan and the Omnibus Plan conflict, the Omnibus Plan shall control. Nothing in this Section 6.3(e) shall be deemed to convey to any individual any right to participate in a GBP or to any portion of a GBP, and assignment and/or payment of a GBP (or any portion thereof) to a third-party beneficiary is prohibited (except to the extent permitted by the Omnibus Plan). (D) For clarity, the Purchaser Group Members (1) shall have sole discretion regarding all matters relating to the Acquired Companies’ operation and management from and after the Closing, (2) have no obligation to take any action, refrain from taking any action, or to operate the Acquired Companies in order to achieve a GBP Tranche or to maximize the amount of a GBP Tranche, and (3) owe no fiduciary duty or express or implied duty to any Person with respect to a GBP. Notwithstanding the foregoing, Purchaser hereby covenants and agrees that, during the period during which a GBP may be earned, the Purchaser Group Members (A) shall not intentionally take any

85 action or omit to take any action with the primary purpose of eliminating or reducing the amount of a GBP bonus that would otherwise, but for such (in)action, be payable hereunder, and (B) will take commercially reasonable actions in order to permit accurate measurement of the calculations contemplated by Section 6.3(e)(iii). (E) Notwithstanding anything to the contrary in this Section 6.3(e) or elsewhere in this Agreement, if, as of the date on which IBP Shares would otherwise be issued in settlement of any GBP Payment pursuant to Section 6.3(e)(iv)(A) (the “GBP Share Determination Date”), the number of IBP Shares that would otherwise be issuable in respect of such GBP Payment exceeds the Available Shares as of the GBP Share Determination Date, Purchaser shall have the right, but not the obligation, exercisable in its sole and absolute discretion by written notice to Seller Representative (the “GBP Cash Substitution Election”), to settle the Share Shortfall in cash in lieu of IBP Shares. For the avoidance of doubt, (1) the GBP Cash Substitution Election may be exercised with respect to all or any portion of a Share Shortfall, (2) the GBP Cash Substitution Election is exercisable by Purchaser without the consent of Seller Representative, any GBP participant, or any other Person, and no such consent shall be a condition to the effectiveness of the GBP Cash Substitution Election, and (3) Purchaser shall have no obligation, and nothing in this Agreement shall be construed to require Purchaser, to amend or increase the share reserve under any Purchaser Benefit Program, to reserve, set aside, or refrain from granting or issuing shares under Purchaser Benefit Program for any other purpose, or to seek or obtain any approval of the stockholders of Purchaser, in each case, in order to satisfy, avoid, or reduce a Share Shortfall or to fund any GBP Payment in IBP Shares. (F) If Purchaser exercises the GBP Cash Substitution Election with respect to any Share Shortfall, Purchaser shall pay the applicable GBP Cash Substitution Amount in lieu of issuing the corresponding IBP Shares. The GBP Cash Substitution Amount shall be allocated among the affected GBP participants pro-rata based on each such participant’s respective share of the Share Shortfall (determined by reference to each such participant’s award percentage set forth on the GBP Participant Schedule as applied to the GBP Payment giving rise to such Share Shortfall), such that no GBP participant’s aggregate GBP Payment (taking into account both the IBP Shares and cash components thereof) is reduced or increased solely as a result of the form in which it is paid. Other than with respect to the form of settlement (cash in lieu of IBP Shares) of the Share Shortfall, the GBP Cash Substitution Election shall not affect, and the affected portion of the GBP Payment shall otherwise remain subject to, the amount, timing, eligibility, vesting, and forfeiture and reallocation provisions applicable to such GBP Payment under this Section 6.3(e) (including Section 6.3(e)(iv)(A) and Section 6.3(e)(vi)), and any required Tax withholding with respect to the cash-settled portion shall be withheld from the applicable cash payment in accordance with Section 6.3(e)(iv)(A). (G) Nothing in this Section 6.3(e) shall restrict, condition, or otherwise limit the Purchaser Group Members’ ordinary-course use of the Omnibus Plan or its share reserve to grant or settle other equity or equity-based awards, whether to Key Company Employees or any other Person, and the Purchaser Group Members shall have no obligation to prioritize, reserve capacity for, or otherwise accommodate any GBP Payment in determining the ordinary-course use of the Omnibus Plan’s share reserve. (v) GBP Statement. (A) Not later than 30 days following Year 3 and Year 5, Purchaser shall prepare and deliver to Seller Representative a statement (the “GBP Statement”)

86 setting forth Purchaser’s good faith (A) calculation of the amounts set forth in Section 6.3(e)(iii) with respect to the applicable GBP Tranche (the “GBP Calculation Amounts”), and (B) the amount of GBP I and GBP II that is payable, if any. Following the delivery of the GBP Statement to Seller Representative, Seller Representative and its Representatives (at Seller Representative’s sole cost and expense) shall be permitted, upon reasonable written request, to examine such GBP Statement and to be provided copies of, and have access upon reasonable prior notice at reasonable times during normal business hours to, the supporting calculations, data, work papers, schedules and memoranda used by Purchaser in the preparation of the GBP Statement, solely to the extent reasonably necessary for Seller Representative to review the GBP Statement, and subject in each case to (1) Seller Representative’s entrance into customary confidentiality arrangements with Purchaser with respect to any such materials and information, (2) the protection of privileged attorney-client communications and work product, and (3) such access and examination not unreasonably interfering with the normal business operations of the Purchaser Group Members. (B) Upon receipt from Purchaser, Seller Representative shall have 30 days to review the GBP Statement (the “GBP Statement Review Period”). At Seller Representative’s reasonable written request, and subject to Seller Representative’s entrance into customary confidentiality arrangements with Purchaser, Purchaser shall, at Seller Representative’s sole cost and expense, (1) use commercially reasonable efforts to cooperate and assist (and shall cause the Purchaser Group Members to use commercially reasonable efforts to cooperate and assist, and shall use commercially reasonable efforts to cause their respective Representatives to reasonably cooperate and assist), Seller Representative and its Representatives in the reasonable review of the GBP Statement (including, solely to such extent, using commercially reasonable efforts to execute such documents and other instruments and take such further actions as may be reasonably required to cause the Purchaser Group Member’s accountants to deliver to Seller Representative and its Representatives copies of their work papers relating to the Acquired Companies, in each case, to the extent such accountants customarily provide access to such work papers and subject to such accountants’ standard access letter and other customary conditions), and (2) provide Seller Representative and its Representatives with reasonable access, upon reasonable prior notice at reasonable times during normal business hours, to such books, records, workpapers and other documents, information and personnel as Purchaser reasonably determines are necessary for Seller Representative’s review of the GBP Statement, in each case, solely to the extent used in the preparation of the GBP Statement (subject to the protection of privileged attorney-client communications and work product and provided that any such cooperation, assistance or access shall not unreasonably interfere with the conduct of the business of the Purchaser Group Members). (C) If Seller Representative disagrees with Purchaser’s calculation of the GBP Calculation Amounts or the amount of any GBP bonus payable as set forth in the GBP Statement, Seller Representative shall, on or prior to the last day of the GBP Statement Review Period, deliver a written notice to Purchaser (together with reasonable supporting detail as to the basis for each such disagreement) (the “GBP Dispute Notice”), which sets forth Seller Representative’s objections to the calculation of the GBP Calculation Amounts or the amount of any GBP bonus payable as set forth in the GBP Statement. Any GBP Dispute Notice shall specify those items and amounts with which Seller Representative disagrees (the “GBP Disputed Items”). Any item or amount set forth in the GBP Statement that is not specifically identified as a GBP Disputed Item in a timely delivered GBP Dispute Notice shall be final and binding on the parties for all purposes of this Agreement. If Seller Representative (1) does not deliver a GBP Dispute Notice to

87 Purchaser within the GBP Statement Review Period, or (2) notifies Purchaser in writing within the GBP Statement Review Period that Seller Representative agrees with the GBP Statement as delivered by Purchaser, then in either event the GBP Statement (and the calculation of the GBP Calculation Amounts and the amount of any GBP bonus payable) shall automatically become final, binding and conclusive on all parties. (D) If Seller Representative delivers a GBP Dispute Notice to Purchaser within the GBP Statement Review Period, Purchaser and Seller Representative shall, during the 30-day period following Seller Representative’s delivery of the GBP Dispute Notice (or any mutually agreed extension thereof) (the “GBP Resolution Period”), negotiate in good faith to reach agreement on all of the GBP Disputed Items in order to determine the calculation of the GBP Calculation Amounts and the amount of any GBP bonus payable, and Seller Representative shall be deemed to have agreed with all other items and amounts contained in the GBP Statement that are not duly disputed in the GBP Dispute Notice, and upon such resolution shall cause the GBP Statement to be revised to reflect such resolution. Such revised GBP Statement (or the GBP Statement prepared by Purchaser, if Seller Representative does not object thereto) shall constitute the final GBP Statement and shall be final and binding upon the parties. If Purchaser and Seller Representative, notwithstanding such good faith efforts, fail to resolve all of the GBP Disputed Items within the GBP Resolution Period, the remaining GBP Disputed Items shall be resolved in accordance with Section 6.3(e)(v)(E). (E) If Seller Representative and Purchaser are unable to resolve all of the GBP Disputed Items within the GBP Resolution Period, then the remaining GBP Disputed Items (the “GBP Remaining Disputed Items”) shall be submitted to the Independent Accountant, acting as an expert and not an arbitrator, for resolution. The terms of appointment and engagement of the Independent Accountant shall be as reasonably agreed upon between Purchaser and Seller Representative. The parties shall instruct the Independent Accountant to review this Section 6.3(e), as well as the GBP Statement, the GBP Dispute Notice and any other materials requested by the Independent Accountant promptly, to determine, solely with respect to the GBP Remaining Disputed Items, whether and to what extent, if any, the calculation of the GBP Calculation Amounts and the amount of any GBP bonus payable, set forth in the GBP Statement requires adjustment. As promptly as practicable following the Independent Accountant’s engagement, Purchaser and Seller Representative shall each prepare and submit a written presentation to the Independent Accountant with respect to the GBP Remaining Disputed Items (including the rationale therefor and reasonable supporting documentation), and following the delivery of such presentations, Purchaser and Seller Representative may each submit a written response to the other party’s presentation. The Independent Accountant shall base its determination solely on such written submissions by Purchaser and Seller Representative and the terms of this Agreement and not on an independent review. The parties shall make available to the Independent Accountant all relevant books and records and other items reasonably requested by the Independent Accountant. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Accountant shall deliver to Purchaser and Seller Representative a written report that sets forth its resolution of the GBP Remaining Disputed Items and its calculation of the GBP Calculation Amounts and the amount of any GBP bonus payable; provided, however, that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by Purchaser, on the one hand, and Seller Representative, on the other hand, nor less than the smallest value for such item claimed by Purchaser, on the one hand, and Seller Representative, on the other hand. The Independent Accountant’s role shall be limited to resolving the GBP Remaining Disputed Items and determining the correct calculations to

88 be used in respect thereof, and the Independent Accountant shall make no other determination, and shall not substitute its judgment for that of Purchaser with respect to any matter within Purchaser’s discretion under this Section 6.3(e). There shall be no ex parte communications among Purchaser, Seller Representative or their respective Representatives, on the one hand, and the Independent Accountant, on the other hand, with respect to the matters contemplated in this Section 6.3(e)(v)(E). The decision of the Independent Accountant shall be final, conclusive and binding on the parties (absent fraud or manifest error). The costs and expenses of the Independent Accountant shall be allocated between Purchaser, on the one hand, and Seller Representative, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to such party bears to the aggregate amount actually contested by such party, as determined by the Independent Accountant. For the avoidance of doubt, nothing in this Section 6.3(e)(v) shall limit or affect Purchaser’s rights under Section 6.3(e)(iv)(D) (including the Purchaser Group Members’ sole discretion regarding the operation and management of the Acquired Companies). (vi) Delivery of GBP Payment. Purchaser shall pay to the GBP participants their GBP Payment, to the extent earned, no later than five Business Days following the expiration of the GBP Statement Review Period (the “GBP Payment Date”) if there are no GBP Disputed Items (or such earlier date if Seller Representative advises Purchaser in writing of no objections); provided that if there are GBP Disputed Items that remain unresolved on the GBP Payment Date, Purchaser shall pay the GBP Payment within 10 Business Days following the final resolution thereof in accordance with Section 6.3(e)(v)(E) (as applicable, the “GBP Due Date”); provided, further, that, in either case, such participant is employed in Active Working Status on the applicable date or no longer be employed by a Purchaser Group Member as a result of such individual’s death, Disability (as defined in the Omnibus Plan) or termination without Cause (as defined in the Omnibus Plan). If Purchaser fails to pay to the GBP participants or any portion of the GBP Payment on or prior to the GBP Due Date, then, without limiting any other remedy otherwise available to the GBP participants (the amount of the GBP Payment not paid on or prior to the GBP Due Date, the “GBP Shortfall Amount”), (i) the GBP Shortfall Amount shall not bear any cash interest, but instead shall continue to be payable solely in the form of IBP Shares, and the number of IBP Shares issuable in respect of the GBP Shortfall Amount shall be increased by an amount equal to the lesser of (A) 15% or (B) the maximum rate permitted by applicable Requirements of Law, in each case, on an annual basis, compounded monthly, from the GBP Due Date until the date of issuance of the IBP Shares in respect of such GBP Shortfall Amount in accordance with this Section 6.3(e)(vi), and (ii) Purchaser shall pay to GBP participants and Seller Representative all costs and expenses (including court costs, reasonable attorneys’ fees and disbursements, and costs of collection) paid or incurred by Seller Representative in endeavoring to collect the GBP Payment or to otherwise enforce Purchaser’s obligations under this Section 6.3(e). (vii) GBP Payment Progress Report. Within 30 days following the end of each fiscal year following the Closing Date until the end of Year 5, Purchaser will provide to Seller Representative a report setting forth Purchaser’s good faith calculation of the amounts set forth in Section 6.3(e)(iii) with respect to the applicable GBP Tranche and the progress made during the fiscal year towards achieving a GBP bonus (the “GBP Payment Progress Report”), which shall be the sole and exclusive obligation of Purchaser under this Section 6.3(e)(vii). The GBP Payment Progress Report is for informational purposes only, shall not be binding on Purchaser for any purpose, and shall not give rise to, create, or be deemed to grant, any access, cooperation, examination, inspection, review, dispute, objection, or other right of any kind in favor of Seller Representative or any other Person, it being agreed that delivery of the GBP Payment Progress Report as and when required by this Section 6.3(e)(vii) shall fully discharge Purchaser’s obligations hereunder, and Purchaser shall have no obligation to provide any access, cooperation, supporting

89 documentation, back-up calculations, or other information in connection with the GBP Payment Progress Report. (f) Limitations. Regardless of anything else contained herein, the parties do not intend for this Agreement to (i) amend any Plans or arrangements, (ii) require any Purchaser Group Member to continue any specific Plan or other employee benefit arrangements, (iii) prohibit any changes to any employee benefit plan, policy, program or arrangement under applicable Requirements of Laws, or (iv) create any rights or obligations except between the parties. No Affected Employee or other current or former employee of any Acquired Company or any of their Affiliates (excluding, for the avoidance of doubt, Seller Representative in its capacity as Seller Representative), including any beneficiary or dependent thereof, or any other Person not a party, shall be entitled to assert any claim hereunder. (g) Key Employee Restrictive Covenant Agreements. Jeff shall, from and after the Closing, reasonably cooperate with and assist Purchaser in obtaining duly executed key employee restrictive covenant agreements (in form and substance satisfactory to Purchaser) from each Key Company Employee within 90 days of the Closing Date. Section 6.4 Limited Shelf Resale Registration Rights. (a) Filing Obligation. Within 30 calendar days after the Closing Date, Purchaser shall prepare and file with the Securities and Exchange Commission (the “SEC”) a shelf registration statement on Form S-3 (or any successor form or other appropriate form under the Securities Act (including, in the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, Form S-1)) (the “Rollover Shelf Registration Statement”) and the prospectus (including any amendment or supplements, the “Prospectus”) providing for the resale, from time to time, of all Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Purchaser shall submit such Shelf Registration Statement to Seller Representative at least seven days prior to filing, for Seller Representative’s review and comment. Purchaser agrees to consider in good faith any reasonable written comments thereto provided by Seller Representative within such seven-day review period. With respect to MIP Registrable Securities and GBP Registrable Securities, within the later to occur of (i) 10 Business Days following the issuance thereof in accordance with Section 6.3(d) or Section 6.3(e), as applicable, or (ii) five Business Days after delivery of the required information for all Holders pursuant to Section 6.4(d), Purchaser shall prepare and file with the SEC a shelf registration statement on Form S-3 (or any successor form or other appropriate form under the Securities Act (including, in the event that Form S-3 is not available for the registration of the resale of GBP Registrable Securities hereunder, Form S-1)) (each, an “Initial EE Shelf Registration Statement,” and collectively with the Rollover Shelf Registration Statement, the “Initial Shelf Registration Statements,” and each, an “Initial Shelf Registration Statement”) and the Prospectus thereto providing for the resale, from time to time, of all MIP Registrable Securities or GBP Registrable Securities, as applicable, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act; provided that, if all Holders of MIP Registrable Securities deliver the required information within 10 calendar days after the Closing Date, Purchaser will exercise commercially reasonable efforts to cause the MIP Registrable Securities to be included in the Rollover Shelf Registration Statement and the Prospectus. (b) Effectiveness. Purchaser shall use commercially reasonable efforts to cause each Initial Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practicable after such filing. Such Initial Shelf Registration Statement shall be an “automatic resale registration statement” as defined pursuant to Rule 462(e) if Purchaser so qualifies, and to the extent Purchaser does not so qualify, Purchaser shall use commercially reasonable efforts to have such Initial Shelf Registration Statement declared effective under the Securities Act as promptly as

90 practicable after such Initial Shelf Registration Statement is filed with the SEC. Purchaser shall use commercially reasonable efforts to cause each Initial Shelf Registration Statement to be continuously effective (subject to Section 6.4(e)) and maintain and update any Initial Shelf Registration Statement and the Prospectus as necessary to keep such Initial Shelf Registration Statement and Prospectus in compliance with the Securities Act and usable for resale of such Registrable Securities (including through the timely filing of all reports and other documents required by the Exchange Act), for a period from the date of its initial effectiveness until such time as all IBP Shares subject to the applicable Initial Shelf Registration Statement cease to be Registrable Securities. If an Initial Shelf Registration Statement ceases to be effective for any reason prior to the date all Registrable Securities cease to be Registrable Securities, Purchaser shall use commercially reasonable efforts to file a replacement shelf registration statement (a replacement shelf registration statement, and collectively with the Initial Shelf Registration Statements, the “Shelf Registration Statements,” and each, a “Shelf Registration Statement”) and cause it to become effective as promptly as practicable. (c) Registrable Securities. For purposes of this Section, “Registrable Securities” means all of the IBP Shares (i) issued or issuable to Sellers as Closing Date Merger Consideration, and (ii) issued to the Key Company Employees (A) as MIP Funding Amount Shares pursuant to subsection (y) of Section 6.3(d) (the “MIP Registrable Securities”) and (B) with respect to any GBP pursuant to Section 6.3(e) (the “GBP Registrable Securities”), in the case of (i) and (ii), excluding any IBP Shares issued or issuable under the Omnibus Plan but including any IBP Shares issued or issuable with respect thereto as a result of any stock split, stock dividend, recapitalization or similar event); provided, however, that any such IBP Shares shall cease to be Registrable Securities when such IBP Shares (i) have been sold pursuant to the applicable Initial Shelf Registration Statement or another effective registration statement under the Securities Act, (ii) have been sold pursuant to Rule 144 under the Securities Act or (iii) become eligible for resale under Rule 144 without volume or manner-of-sale limitations. For the avoidance of doubt, the lock-up provisions in paragraph 3 of a Seller’s Letter of Transmittal shall not apply to the Registrable Securities issued as Closing Date Merger Consideration to such Seller. (d) Holder Information. As a condition to fulfilling its obligations under this Section 6.4, Purchaser may require each Person that holds Registrable Securities as of or following the Closing Date (each, a “Holder”) as to which any registration is being effected to (i) furnish Purchaser with a completed and executed Holder questionnaire, which includes information regarding such Holder that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and any applicable state securities laws as Purchaser may from time to time reasonably request in writing, and (ii) promptly notify Purchaser in writing of any changes in the information regarding such Holder set forth in the applicable Shelf Registration Statement after it is prepared. The applicable Initial Shelf Registration Statement and Prospectus shall only include the Registrable Securities of the Holders for whom Purchaser has received properly completed and executed Holder questionnaires within 10 calendar days after the Closing Date (or, with respect to MIP Registrable Securities or GBP Registrable Securities, five Business Days following the issuance of such IBP Shares (in accordance with Section 6.3(d) or Section 6.3(e), as applicable, or otherwise as provided for in Section 6.4(a)). (e) Suspension. Purchaser shall have the right at any time, upon written notice (with immediate effect) to the Holders (each, a “Blackout Notice”), to (i) delay the filing of a Shelf Registration Statement or a request for acceleration of the effective date, or (ii) suspend such Shelf Registration Statement after effectiveness and require that the Holders immediately cease sales of shares pursuant to any Shelf Registration Statement or Prospectus in the event, in the case of clause (i) or (ii), that (A) Purchaser determines in good faith that the use of such Shelf Registration Statement or Prospectus would require the disclosure of material non-public information that, in

91 the judgment of the board of directors of Purchaser, would be materially adverse to Purchaser if disclosed at such time, or could materially interfere with a bona fide business or financing transaction, or (B) any other event occurs that, in the judgment of Purchaser’s outside legal counsel, makes any statement of a material fact made in such Shelf Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in such Shelf Registration Statement in order to make the statements therein not misleading; provided, however, that Purchaser may not suspend the filing or effectiveness or use of a Shelf Registration Statement for more than 45 consecutive calendar days and not more than 120 total calendar days in the aggregate, in each case during any 12-month period. If Purchaser suspends a Shelf Registration Statement and requires the Holders to cease sales of shares pursuant to this Section 6.4(e), Purchaser shall, as promptly as reasonably practicable (taking into account Purchaser’s good faith assessment of any adverse consequences to Purchaser and its shareholders of the premature disclosure of such event), take such actions as may be reasonably necessary to file or reinstate the effectiveness of such Shelf Registration Statement or prepare and file any amendment or supplement to the Shelf Registration Statement or Prospectus or any document incorporated or deemed to be incorporated by reference therein so that the use of such Shelf Registration Statement and Prospectus may be resumed as promptly as is practicable, and give written notice to the Holders, authorizing them to resume sales pursuant to such Shelf Registration Statement. If as a result thereof the Prospectus included in any Shelf Registration Statement has been amended to comply with the requirements of the Securities Act, Purchaser shall enclose such revised Prospectus with such notice, and the Holders shall make no offers or sales of shares pursuant to such Shelf Registration Statement other than by means of such revised Prospectus. Purchaser need not specify the nature of the event giving rise to any delay or suspension in any such notice and shall not include any material nonpublic information regarding the reason for the suspension in any Blackout Notice. (f) Obligations of Purchaser. In connection with any Shelf Registration Statement, Purchaser shall: (i) notify the Holders in writing as promptly as practicable (and in any event within two Business Days) of (A) the filing and effectiveness of the Shelf Registration Statement and any amendments or supplements thereto, (B) any stop order issued or threatened by the SEC, (C) any request by the SEC for amendments or supplements to the Shelf Registration Statement or for additional information and (D) the occurrence of any event (including the passage of time) that makes any statement made in a Shelf Registration Statement or Prospectus or any document incorporated or deemed to be incorporated by reference therein untrue in any material respect or that requires any revisions to such Shelf Registration Statement, Prospectus or other documents so that, in the case of such Shelf Registration Statement or Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) use commercially reasonable efforts to cause any such stop order to be withdrawn as reasonably as practicable; (iii) provide to Seller Representative a copy of any disclosure regarding the plan of distribution to the selling Holders at least five days prior to filing any amendment or supplement to the Shelf Registration Statement or Prospectus for Seller Representative’s review and comment (and consider in good faith any reasonable written comments thereto provided by Seller Representative within such five-day review period); (iv) pay all registration fees under the Securities Act, and all fees and disbursements of Purchaser’s legal counsel, Purchaser’s independent registered public accounting firm and any other Persons retained by Purchaser, and any other expenses incurred by Purchaser,

92 in connection with the performance of Purchaser’s obligations under this Section 6.4; provided, that Purchaser shall not be responsible for any underwriting discounts, selling commissions, or transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of separate counsel retained by the Holders; (v) use commercially reasonable efforts to cause all Registrable Securities to be listed on the New York Stock Exchange (or any successor exchange on which IBP Shares are then listed) no later than the date the Shelf Registration Statement is declared effective; and (vi) subject to compliance with the Securities Act and any applicable state securities laws, (A) cause the removal of the restrictive legends from any IBP Shares promptly following (i) the sale of any Registrable Securities under the Shelf Registration Statement or pursuant to Rule 144 or (ii) upon request of a Holder, after the one-year holding period under Rule 144 has been satisfied; provided that the requesting Holder is not an Affiliate of Purchaser and has not been an Affiliate of Purchaser during the preceding three months; and (B) cause its legal counsel to deliver an opinion, if necessary, to Purchaser’s transfer agent in connection with the removal of such restrictive legends. Section 6.5 Indemnification. (a) From and after the Closing, Sellers shall, severally in accordance with each such Seller’s Pro-Rata Share and not jointly and severally, indemnify, defend, save and hold harmless, and pay on behalf of and reimburse, the Purchaser Group Members and their respective Representatives, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) for any and all Losses incurred, sustained or suffered (whether or not due and payable and whether or not arising out of any third-party claim) by any Purchaser Indemnitee to the extent arising from, relating to or otherwise in respect of (i) Indemnified Taxes or (ii) Debt and Transaction Expenses, in each case, solely to the extent not taken into account in the determination of the Closing Date Merger Consideration pursuant to Section 2.10 or Section 2.12 (collectively, “Indemnified Losses”). Each Purchaser Indemnitee is an express third-party beneficiary of this Section 6.5 and shall have the right to enforce this Section 6.5 as if such Purchaser Indemnitee were a party. (b) The maximum aggregate monetary Liability of Sellers under Section 6.5(a) shall be $3,000,000 plus the amount of any Pre-Closing Tax Refunds actually deposited in the Indemnity Escrow Account pursuant to Section 6.1(m) (the “Cap”). Purchaser shall have the right to recover any Indemnified Losses from the Indemnity Escrow Funds to the extent of available funds therein. (c) Within three Business Days of the final determination of any claim for Indemnified Losses under Section 6.5(a) in which Sellers are determined to be responsible for any Indemnified Losses, Seller Representative and Purchaser shall deliver executed joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Purchaser or its designee the amount of such Indemnified Losses from the Indemnity Escrow Funds. No later than the 3rd Business Day following the third anniversary of the Closing Date, Seller Representative and Purchaser shall deliver executed joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Exchange Agent (for further distribution to Sellers) the aggregate amount remaining of the Indemnity Escrow Funds at such time minus the aggregate amount of any potential claims for indemnification for which notice has been given to Seller Representative and that have not yet been settled or paid as of such date (“Remaining Indemnification Claims”). Any remaining Indemnity Escrow Funds (if any) after such release shall be released to the Exchange Agent (for further distribution to Sellers) after settlement or payment of the applicable Remaining Indemnification Claim. All payments under this Section 6.5 shall be deemed to be adjustments to the Merger Consideration unless otherwise required under applicable Requirements of Law.

93 (d) If any third-party notifies a Purchaser Indemnitee with respect to any matter which would reasonably be expected to give rise to a claim for indemnification under Section 6.5(a) (each, an “Indemnified Matter”), then Purchaser will promptly notify Seller Representative thereof in writing; provided, however, that no delay on the part of Purchaser in notifying Seller Representative will relieve any Seller from any obligation hereunder unless (and then solely to the extent) Sellers are actually prejudiced by reason of such failure. Seller Representative shall have the right, on delivery of notice to Purchaser, to control the Indemnified Matter, at the sole cost and expense of Sellers, with counsel of Seller Representative’s choice; provided that, upon notice to Seller Representative thereof in writing, a Purchaser Indemnitee shall have the right to control any Indemnified Matter (i) for which Seller Representative has failed to actively and diligently defend such Indemnified Matter in good faith, (ii) in which a Purchaser Indemnitee has been advised by outside counsel that an actual conflict of interest exists between Sellers and the Purchaser Indemnitee with respect to such Indemnified Matter (other than a conflict arising by virtue of this Section 6.5) or (iii) that would reasonably be expected to incur Losses that exceed the then- remaining Indemnity Escrow Funds (either at the time such Indemnified Matter is asserted or at any time thereafter). Seller Representative shall not be entitled to settle or compromise any Indemnified Matter without Purchaser’s prior written consent, except that Seller Representative may settle or compromise an Indemnified Matter without Purchaser’s prior written consent if (and only if) (i) the Indemnified Losses pursuant to such settlement or compromise are less than the then-remaining Indemnity Escrow Funds, (ii) such settlement or compromise includes as a term thereof an unconditional release of all Liabilities in respect of such Indemnified Losses in favor of the Purchaser Indemnitees and (iii) such settlement or compromise does not involve any admission of fault or any covenant, equitable relief or similar restriction on the Purchaser Indemnitees (other than payment obligations and customary confidentiality obligations and covenants not to sue). If Seller Representative is controlling the defense of any Indemnified Matter, then (x) the Purchaser Indemnitees may retain separate co-counsel to participate in the defense thereof at the Purchaser Indemnitees’ expense (other than any fees and expenses of such separate co-counsel that are incurred prior to the date Seller Representative effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by Sellers and indemnified hereunder), (y) Seller Representative shall keep Purchaser reasonably apprised of the status of the Indemnified Matter and any material developments therein, and (z) Seller Representative shall promptly furnish to Purchaser all information regarding the Indemnified Matter that is reasonably requested by Purchaser. (e) The covenants and other obligations of Sellers and Seller Representative set forth in this Section 6.5 shall terminate on the second anniversary of the Closing Date, provided, however, that the covenants and other obligations of Sellers and Seller Representative with respect to Indemnified Taxes (including with respect to the Known Filing Matter) shall survive until the third anniversary of the Closing Date with respect to the applicable Tax; and provided, further, that the foregoing shall not apply with respect to Remaining Indemnification Claims, for which the covenants and other obligations of Sellers and Seller Representative set forth in this Section 6.5 and any claims or other Proceedings thereunder shall survive and continue in full force and effect until all Remaining Indemnification Claims are fully and finally resolved and satisfied. Section 6.6 Confidentiality Agreement. The Confidentiality Agreement shall automatically terminate, without any further action required by any Person, on the Closing Date. Section 6.7 280G Vote. Prior to the Closing, the Company obtained from each applicable individual a waiver of the Waived 280G Benefits. Promptly following the execution of such waivers, the Company solicited the approval of the requisite shareholders of the Company of any Waived 280G Benefits to the extent and in the manner required under Code § 280G(b)(5)(B). Prior to soliciting such waivers and approval and at least 10 days prior to the Closing Date, the Company provided drafts of such waivers and

94 such shareholder approval materials (together with the calculations and supporting documentation) to Purchaser for Purchaser’s review, comment, and approval. To the extent that any of the Waived 280G Benefits were not approved by the requisite shareholders of the Company as contemplated above, such Waived 280G Benefits shall not be made or provided. Section 6.8 Real Estate Documentation. No later than 30 days after the Closing Date (as such period may be extended by Purchaser), Jeff shall, and shall cause each other applicable Seller or its applicable Affiliate to, cause the landlord of each Affiliated Property to deliver a duly executed Landlord Agreement and Waiver (in the form agreed upon by the parties as of the Closing Date). Section 6.9 Old Dominion Coatings. Following the Closing, Jeff shall ensure that Old Dominion Coatings, LLC, a Virginia limited liability company, (a) does not enter into any new Contracts, (b) performs all of its existing Contracts only in the ordinary course, and (c) winds down and liquidates promptly following such performance, and, as part of such process, assigns (without further consideration) all Business-related assets to a Purchaser Group Member designated by Purchaser. In relation to the foregoing, Jeff shall, and shall cause each other applicable Seller or its applicable Affiliate to, (i) use commercially reasonable efforts to take or cause to be taken all action (including executing an assignment agreement), to do or cause to be done, and to assist and cooperate with Purchaser in doing, all things necessary, proper or advisable under applicable Requirements of Law or otherwise to consummate more effectively the intent and purposes thereof and (ii) bear their own costs and expenses in compliance therewith. ARTICLE VII SELLER REPRESENTATIVE Section 7.1 Appointment of Seller Representative. (a) Seller Representative is hereby constituted, appointed and empowered as of the Closing to act, with full power of substitution, as a representative by and for the benefit of Sellers, as the exclusive agent and attorney-in-fact to act on behalf of each Seller for all purposes in connection with, and to facilitate the consummation of, the Transactions, and the power and authority of Seller Representative shall include the power and authority (i) to consummate the Transactions on behalf of Sellers, (ii) to pay each Seller’s expenses (if any) (whether on or after the Closing Date) incurred in connection with the negotiation and performance of this Agreement, (iii) to the extent applicable, to facilitate the disbursement of any funds on behalf of or to each Seller, (iv) to holdback from disbursement to all of Sellers collectively any such funds to the extent Seller Representative reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Requirements of Law or may be required for future expenses or obligations, (v) to execute and deliver on behalf of each Seller all documents contemplated herein, any amendment or waiver hereto, and any consents, in each case, with such modifications or changes as to which Seller Representative, in their sole discretion, determines is desirable, (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings (including in connection with updating the Seller Information in accordance with Section 2.9(b)), and, in general, to do any and all things and to take any and all action that Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, (vii) to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interest of Seller Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Ancillary Agreement, (viii) to refrain from enforcing any right of Sellers or any of them or Seller Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Ancillary Agreement, (ix) to negotiate, settle, compromise and otherwise

95 handle all disputes with Purchaser, including disputes regarding any adjustment pursuant to Section 2.11, (x) to give and receive notices on behalf of Sellers and to provide notice and instructions to the Escrow Agent and to authorize disbursement of funds from the Adjustment Escrow Account and/or the Indemnity Escrow Account in accordance with this Agreement; (xi) do any and all things and to take any and all actions that are required or permitted under Section 6.3(e), and (xii) to do each and every act and exercise any and all rights which Sellers are permitted or required to do or exercise under this Agreement. Sellers, by accepting the consideration payable to them hereunder and adoption of this Agreement, irrevocably grant unto Seller Representative as said attorney-in-fact and agent full power and authority as of the Closing to do and perform each and every act and thing necessary or required to be done in connection with the Transactions as fully to all intents and purposes as Sellers might or could do. Such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of Seller Representative, and survive the death, incompetency, bankruptcy or liquidation of any Seller and the consummation of the Transactions. All actions, decisions and instructions of Seller Representative taken, made or given pursuant to the authority granted to Seller Representative pursuant to this Section 7.1 shall be conclusive and binding upon each Seller, and no such Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The terms and conditions of this Agreement are hereby made, and are hereby acknowledged to be, dependent on the determinations and actions that are contemplated or permitted to be made by Seller Representative pursuant to this Section 7.1, and the rights of all Sellers shall be qualified by and dependent upon such determinations and actions, irrespective of whether Seller Representative is acting as an agent or power of attorney of such Seller. (b) All decisions, actions, consents and instructions of Seller Representative authorized to be made, taken or given pursuant to Section 7.1(a) shall be final and binding upon all Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same. Neither Seller Representative, nor any agent employed by Seller Representative, shall incur any Liability to any Seller in connection with its services hereunder and under any related agreements or the failure to act (including in respect of the calculations and information set forth in the Seller Information, as may be updated in accordance with Section 2.9(b)), except for actions or omissions constituting willful misconduct or gross negligence of Seller Representative in connection therewith. Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. Seller Representative shall at all times be entitled to rely on any directions received from those Sellers that sign Seller Representative’s engagement letter in connection herewith. Seller Representative shall not have by reason of this Agreement a fiduciary relationship or other special relationship with any Seller or the Company. The relationship created between Seller Representative and any Seller shall not be construed as a joint venture or any form of partnership for purposes of U.S. federal or state Requirements of Law, including federal or state Tax purposes. Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. (c) Sellers shall be bound by all actions taken and documents executed by Seller Representative in connection with this Agreement and the Escrow Agreement, and Purchaser and the other Purchaser Group Members shall be entitled to rely on any action or decision of Seller Representative. Following the Closing, notices or communications to or from Seller Representative shall constitute notice to or from each of Sellers. Sellers assign to Seller Representative the right to pursue claims or other causes of action that may arise in Sellers’ favor in connection with the Transactions. To the extent any payment hereunder is to be made to Seller Representative (for further distribution to Sellers), Seller Representative may designate a third party (including the Exchange Agent) to accept and process such payment.

96 Section 7.2 Replacement of Seller Representative. Seller Representative may resign at any time. In the event that Seller Representative becomes unable to perform Seller Representative’s responsibilities or resigns from such position, Sellers holding a majority of the Outstanding Shares shall select another representative to fill such vacancy and such substituted representative shall (a) be deemed to be Seller Representative for all purposes of this Agreement and (b) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, Seller Representative. Section 7.3 Liability of Seller Representative. Sellers agree, severally (and not jointly and severally) based on their respective Pro-Rata Share (which shall in all cases sum to 100%), to reimburse and indemnify Seller Representative for, and to defend and hold Seller Representative harmless against, any costs, expenses (including reasonable attorneys’ fees), losses, liabilities or damages (“Representative Losses”) arising out of or in connection with this Agreement or any related agreements, including costs and expenses of successfully defending Seller Representative against any claim of Liability with respect thereto, in each case as such Representative Loss is incurred; provided that if any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of Seller Representative, Seller Representative will reimburse Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by Seller Representative from (a) the funds in the Expense Reserve and (b) any other funds that become payable to Sellers hereunder when they would otherwise be distributable to Sellers; provided that this does not relieve Sellers from their obligation to promptly pay such Representative Losses as they are incurred. Seller Representative may, upon receiving notice of a matter reasonably likely to give rise to a Representative Loss (as determined in good faith by Seller Representative), withhold from any Expense Reserve distribution an amount as may be reasonably expected to cover such Representative Loss until such matter is resolved. In no event will Seller Representative be required to advance its own funds on behalf of Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations elsewhere in this Agreement on Sellers’ liability, indemnification obligations, or recourse against non-parties do not apply to the indemnities provided to Seller Representative hereunder. If Seller Representative is or becomes involved in any such Proceeding in connection with any matter subject to indemnification under this Article VII, then Sellers shall severally (and not jointly and severally) based on their respective Pro-Rata Share (which shall in all cases sum to 100%) be liable for any costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, damages or liabilities arising from or related to such Proceeding. Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it and in accordance with the advice of such counsel. The indemnity, advancement and reimbursement obligations of this Section 7.3 shall survive the Closing, the resignation, replacement or removal of Seller Representative or the termination of this Agreement. Each Purchaser Group Member shall be entitled to rely on any action or decision of Seller Representative. No Purchaser Group Member shall have any Liability in any manner for any act or omission of Seller Representative in such capacity; provided that the foregoing shall not limit or otherwise prejudice Seller Representative’s right to indemnification from Sellers. Section 7.4 Expense Reserve. As contemplated by Section 2.10, at the Closing, an amount equal to $400,000 (the “Expense Reserve”) shall be withheld and paid directly to an account maintained by Seller Representative as a fund for the fees and expenses (including any legal fees and expenses) of, and other amounts payable by, Seller Representative in connection with this Agreement. Sellers will not receive any interest or earnings on the Expense Reserve and irrevocably transfer and assign to Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. Seller Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Expense Reserve will be treated as having been received and voluntarily set aside by Sellers at the time of Closing. Any balance of the Expense Reserve not utilized for such purposes that remains following the later of (a) the GBP Payment Date or GBP Due Date (as applicable) with respect to the Second GBP Tranche or (b) the date on which it is

97 determined that there is no GBP Payment earned with respect to the Second GBP Tranche, shall be delivered promptly (and no later than 10 Business Days) thereafter by Seller Representative to the Exchange Agent; provided, however, that Seller Representative may, in its sole discretion, retain all (but not less than all) of such balance by delivery of written notice of that determination to Purchaser within the foregoing timeframe. Upon receipt of any such portion of the Expense Reserve by the Exchange Agent in accordance with the foregoing sentence (if applicable), Purchaser shall direct the Exchange Agent to pay such amount to Sellers in accordance with their respective Pro-Rata Shares. If Seller Representative retains any portion of the Expense Reserve after such date, Seller Representative shall, at such time as Seller Representative determines, cause (at Sellers’ expense) the disbursement of any such unused portion of the Expense Reserve retained by Seller Representative to Sellers in accordance with their respective Pro-Rata Shares, except for any recipients requiring employment tax withholding under any applicable Requirements of Laws, which amounts shall be delivered to the applicable Acquired Company’s payroll processing service or system. Notwithstanding anything herein to the contrary, in no event shall any Purchaser Group Member or any of its Affiliates pay or otherwise become liable for any of Seller Representative’s expenses or amounts incurred, payable or otherwise owed by Seller Representative (whether or not in excess of the Expense Reserve); provided that the foregoing shall not prejudice Seller Representative’s right to indemnification from Sellers (in their capacity as such) pursuant to Section 7.3. ARTICLE VIII GENERAL PROVISIONS Section 8.1 Survival; R&W Insurance Policy. (a) The parties, intending to modify or waive any applicable statute of limitations, agree that (i) (A) the respective representations and warranties of the Company and Purchaser in each case contained in this Agreement or in any certificates or documents delivered by the Company or Purchaser, respectively, at or prior to the Closing in connection with the Transactions and (B) the respective covenants and agreements of the Company and Purchaser, in each case set forth herein that require performance or fulfillment at or prior to the Closing, shall, in each case of (A) and (B), terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, (ii) the covenants and agreements set forth herein that expressly by their terms survive the Closing or require or contemplate performance after the Closing shall survive in accordance with their respective terms, if any, until fully performed, and (iii) notwithstanding the foregoing or anything to the contrary in this Agreement, nothing herein shall be deemed to apply to, or limit in any way, Purchaser’s rights and remedies in the case of Fraud against the Person committing or participating in such Fraud (with respect to which, claims can be made at any time) or under the R&W Insurance Policy. (b) To the extent Purchaser obtains an R&W Insurance Policy, any such R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Sellers with respect to any claim made by any insured thereunder (except for Fraud) and, following the Closing Date, Purchaser shall not amend the R&W Insurance Policy in any manner that is inconsistent with the foregoing without the prior written consent of Seller Representative. If obtained, Purchaser shall be solely responsible for, and shall pay or cause to be paid, the total premium and all Taxes, fees, costs and expenses related to the R&W Insurance Policy. Section 8.2 No Public Announcement. Except as otherwise agreed (which approval shall not be unreasonably withheld, conditioned or delayed) by Purchaser, on the one hand, and the Company (if before the Closing) or Seller Representative (if after the Closing), on the other hand, (email being sufficient to provide such agreement) or as reasonably necessary in connection with a party exercising its rights, or performing its obligations, under this Agreement or any document entered into in connection with this

98 Agreement (including obtaining the consent of any third party as required by Purchaser or the required approvals of the Company’s shareholders, in each case with respect to the Transactions), no party or any of its Affiliates will issue or cause the publication of any press release, public statement or other public announcement with respect to this Agreement or the Transactions; provided, however, that nothing herein will prohibit any party or its Affiliates from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is (a) upon advice of counsel, required by Requirements of Law or applicable stock exchange rules (in which case the other parties shall be so advised, and Purchaser, on the one hand, and the Company (if before the Closing) or Seller Representative (if after the Closing), on the other hand, shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued); or (b) consistent in all material respects with prior disclosures approved by the Company, Seller Representative and Purchaser, as applicable (and it being acknowledged that no such press release, public statement or other public announcement shall include any economic terms of the Transactions without the prior consent of Purchaser, the Company or Seller Representative, as applicable); provided, further, that nothing herein shall prevent (i) any Purchaser Group Member or it Representatives from communicating with their respective employees, lenders, customers, suppliers, consultants and any other Representatives with respect to this Agreement or the Transactions or (ii) disclosures by any Purchaser Group Member or it Representatives to bona fide current or prospective investors for fund raising, marketing, informational, transactional or reporting purposes. Notwithstanding anything in this Agreement to the contrary, following Closing, Seller Representative may (A) after the public announcement (if any) of the Merger, announce its engagement as Seller Representative in connection herewith if such announcement does not disclose any of the other terms hereof, and (B) disclose information to its Representatives and to Sellers, in each case who have a need to know such information; provided that such Persons are subject to confidentiality obligations with respect thereto. Section 8.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email of a PDF document (provided the sender does not receive a failure delivery message in response thereto) or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3): if to Purchaser or the Merger Subs, or, after the Closing, to the Company, to: Installed Building Products, Inc. 155 East Broad Street, Suite 300 Columbus, Ohio 43215 Attention: Adam Pretty Email: adam.pretty@installed.net with a copy (which shall not constitute notice) to: Calfee, Halter & Griswold LLP 2800 First Financial Tower 255 East Fifth Street Cincinnati, OH 45202-4728 Attention: Michael Hurley Email: mhurley@calfee.com if to Seller Representative, to: Shareholder Representative Services LLC 950 17th Street, Suite 1400

99 Denver, CO 80202 Attention: Managing Director Email: deals@srsacquiom.com with a copy (which shall not constitute notice) to: Williams, Mullen, Clark & Dobbins, P.C. 200 South 10th Street Richmond, VA 23219 Attention: Laurence V. Parker, Jr. Jonathan H. Bliley Email: lparker@williamsmullen.com; jbliley@williamsmullen.com Section 8.4 Successors and Assigns. This Agreement, and the rights and obligations hereunder, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign (by operation of law or otherwise) this Agreement, or its rights or delegate its obligations under this Agreement, without the prior written consent of the other parties; provided, however, Purchaser may assign any or all of its rights hereunder without the prior written consent of the other parties to (i) any lender of the Purchaser Group Members (and any collateral agent or trustee for such lenders) as collateral security or (ii) to any of Affiliate of the Purchaser Group Members. Any attempted assignment in violation of this Section 8.4 shall be null and void. Section 8.5 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto contain the entire understanding of the parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties. Except as set forth in Section 6.2, this Agreement shall not be amended, modified or supplemented except by a written instrument signed by Purchaser, on the one hand, and the Company (if before the Closing) or Seller Representative (if after the Closing) (on behalf of Sellers), on the other hand. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. Section 8.6 Interpretation of Schedules. The representations and warranties of the Company in this Agreement are qualified by, and made subject to, the disclosures in the Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement so long as the applicability of such matter to such section is reasonably apparent on the face of such disclosure. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply to any third party that such item or matter, or other items or matters, are or are not in the ordinary course of business. No reference to or disclosure of a possible breach or violation of any Contract or Requirements of Law in any Schedule shall be construed as an admission or indication by any party to any third party that any breach or violation exists or actually occurred. Section 8.7 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Subject to Section 8.16, any such waiver shall only be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this

100 Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach. For purposes of clarity, the requirements in this Section 8.7 shall not be waivable except in writing by the party or parties entitled to the benefit hereof. Section 8.8 Expenses. Except as expressly set forth herein, each party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants. Section 8.9 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. Section 8.10 Execution in Counterparts. This Agreement may be executed in counterparts (including via Docusign, .pdf or other means of electronic transmission or electronic signature), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the Company, Seller Representative and Purchaser. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Ancillary Agreement, shall be disregarded in determining the party’s intent or the effectiveness of such signature. Section 8.11 Further Assurances. From and after the Closing Date and without further consideration, each of the parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Requirements of Law or otherwise to consummate more effectively the intent and purposes of the parties under this Agreement and the Transactions. Each party shall bear its own costs and expenses in compliance with the foregoing. Section 8.12 Enforcement. The parties agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) may occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, (i) Purchaser, on the one hand, or the Company (if before the Closing) or Seller Representative (if after Closing) (on behalf of itself and Sellers), on the other hand, shall be entitled to seek specific performance of the terms hereof and any other injunction or injunctions to prevent breaches of this Agreement in any court of competent jurisdiction without proof of damages or otherwise, and (ii) the right of seek specific performance and other equitable relief is an integral part of the Transactions and without that right, none of the Company, Seller Representative or Purchaser would have entered into this Agreement. Except as set forth in this Agreement, remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereby (A) waives any defenses in any action for specific performance based on the defense that a remedy at law would be adequate, (B) waives any requirement under any Requirements of Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. In the event of any Proceeding brought by one of the parties pursuant to this Section 8.12, the prevailing party or parties shall be entitled to recover their costs and reasonable attorneys’ fees from the non-prevailing party or parties in addition to any other relief or monetary damages to which the prevailing party is entitled. Section 8.13 Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, except in the case of Fraud (with respect to Sellers) and fraud (with

101 respect to all other Persons) and then solely against the Person that committed such Fraud or fraud, as applicable, (i) this Agreement may be enforced by a party and their respective Affiliates only against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by a party may be made only against, another party, (ii) no Person that is not a party, including any Representative or Affiliate of any party or of any Seller (each an express third-party beneficiary of this Section 8.13), shall have any Liability for any Liabilities of the parties for any such Proceeding (whether in tort, contract or otherwise) for breach of this Agreement, and (iii) no party shall have any rights of recovery in respect of this Agreement against a Person that is not a party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of a party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise; provided, however, that nothing in this Section 8.13 shall (A) limit, restrict or otherwise affect, in any way, a party’s right to seek specific performance as contemplated by Section 8.12 or (B) apply to Article VII, which shall be binding upon, and enforceable by Seller Representative in its entirety against, Sellers, subject in all cases to the limitations set forth in Article VII. Section 8.14 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. Subject to the procedures that apply in Section 2.11, this Agreement, the Ancillary Agreements and all Related Claims shall be governed by and construed in all respects, including as to validity, interpretation and effect, in accordance with the internal Requirements of Law (without regard to principles of conflicts of law) of the State of Delaware. By the execution, adoption and/or delivery of this Agreement, Purchaser, the Company and Sellers irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each party irrevocably agrees that all Related Claims may be heard and determined by such courts. The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Requirements of Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, RELATED CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR ANY RELATED CLAIMS. Section 8.15 Representation. (a) Williams, Mullen, Clark & Dobbins, P.C. (“Williams Mullen”) has acted as counsel for the Acquired Companies (the “Clients”) in connection with this Agreement, the Purchaser Ancillary Agreements, and the Company Ancillary Agreements and the Transactions (the “Transaction Engagement”), and in that connection not as counsel for any other Person. Only the Clients shall be considered clients of Williams Mullen in the Transaction Engagement. The parties acknowledge the community of interest between the Clients and certain Sellers which are not Clients in light of the fact that Sellers hold all Outstanding Shares. Accordingly, notwithstanding that the Clients are or were clients in the Transaction Engagement, upon and after the Closing, all privileged communications between or among Sellers, Seller Representative, or the Acquired Companies and Williams Mullen (or involving the request for or receipt of legal advice from Williams Mullen) in the course of the Transaction Engagement shall be deemed to be attorney-client confidences or otherwise subject to privilege that belong solely to Sellers and Seller Representative and not the Acquired Companies (together with the privileged files of Williams Mullen relating to the Transaction Engagement, the “Privileged Materials”), and do not belong to the Acquired Companies or Purchaser.

102 (b) Notwithstanding the foregoing, in the event of any Proceeding following the Closing between or among any Purchaser Group Member, on the one hand, and any third party other than a party, on the other hand, any Purchaser Group Member may assert the attorney-client privilege to prevent disclosure by Williams Mullen to such third party of any information for which the attorney-client privilege, expectation of client confidence or other evidentiary privilege belongs to any Seller or any of their respective Affiliates; provided that no Purchaser Group Member may waive such privilege without the prior written consent of Seller Representative (not to be unreasonably withheld, conditioned or delayed). (c) Purchaser for itself, and on behalf of each other Purchaser Group Member (including the Acquired Companies following the Closing), acknowledges and agrees that Sellers and Seller Representative intend to continue to engage Williams Mullen to act as legal counsel to Seller Representative, Sellers and their respective Affiliates after the Closing, including in connection with matters arising out of or relating to the Transaction Engagement, this Agreement, the Ancillary Agreements and the Transactions, including any post-Closing adjustment, indemnification claim or other Proceeding arising under or relating to this Agreement (collectively, “Permitted Post-Closing Matters”). Accordingly, subject to the limitations set forth in this Section 8.15(c), Purchaser for itself, and on behalf of each other Purchaser Group Member (including the Acquired Companies following the Closing), consents to, waives, and will not assert, and agrees to cause each other Purchaser Group Member (including the Acquired Companies following the Closing) to consent to, waive, and to not assert, any actual or potential conflict of interest that may arise solely in connection with: (i) Williams Mullen representing Seller Representative, Sellers or any of their respective Affiliates, in each case with respect to Permitted Post-Closing Matters, prior to or after the Closing; and (ii) the communication by Williams Mullen to such Persons, in any such representation, of any Privileged Materials (and not any other fact, document or information of or relating to any Acquired Company), including, with respect to clauses (i) and (ii), in connection with any negotiation, arbitration, mediation, litigation or other Proceeding relating to a dispute between any Seller, Seller Representative or their respective Affiliates, on the one hand, and any Purchaser Group Member (including any of the Acquired Companies following the Closing), on the other hand, that arises out of or relates to the Transaction Engagement, this Agreement, the Ancillary Agreements or the Transactions, and the disclosure of Privileged Materials in connection with any process undertaken for the resolution of such dispute. Notwithstanding the foregoing or anything to the contrary in this Agreement, (A) the waiver and consent in this Section 8.15(c) applies only to conflicts arising from the dual role described above and does not constitute a waiver of, and shall not be construed to permit, any representation by Williams Mullen that is materially adverse to the interests of any Purchaser Group Member in any matter that is not a Permitted Post-Closing Matter, including any new or unrelated engagement commenced after the Closing; (B) nothing in this Section 8.15(c) waives, limits or affects any privilege, protection or right belonging to any Acquired Company (as opposed to Privileged Materials, which the parties agree belong solely to Sellers and Seller Representative as set forth in Section 8.15(a)), and Williams Mullen shall not use or disclose any confidential or proprietary information of any Acquired Company other than Privileged Materials for any purpose adverse to the Acquired Companies; (C) nothing in this Section 8.15(c) waives or limits any duty owed by Williams Mullen under the applicable rules of professional conduct, including any duty of loyalty, confidentiality or disclosure owed to a former client, and this Section 8.15(c) shall be interpreted and applied consistent with such rules, it being understood that if any provision of this Section 8.15(c) is unenforceable under such rules, such provision shall be modified only to the minimum extent necessary for compliance, without invalidating the remainder; and (D) this Section 8.15(c) does not waive any fiduciary duty owed to the Acquired Companies by any of their respective current or former directors, managers or officers.

103 Section 8.16 No Third-Party Beneficiaries. Except as set forth in Section 6.2, Section 6.5, Section 8.13, Section 8.15 and this Section 8.16, and subject to the following sentence, nothing in this Agreement shall confer any rights, remedies or claims upon any Person that is not a party or a permitted assignee of a party. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 8.16 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company (if before the Closing) or Seller Representative (if after the Closing) in their sole and absolute discretion, on behalf of Sellers, to the extent any such provisions pertain to Sellers (in such capacity). The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this Agreement without notice or Liability to any other Person. [Signature pages follow.]

[Signature Page to Agreement and Plan of Merger] IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written. INSTALLED BUILDING PRODUCTS, INC. By: /s/ Michael T. Miller Name: Michael T. Miller Title: Executive Vice President and CFO PLATFORM MSI, INC. By: /s/ Michael T. Miller Name: Michael T. Miller Title: Executive Vice President and CFO IBP MECHANICAL & INDUSTRIAL INSTALLATION, LLC By: /s/ Michael T. Miller Name: Michael T. Miller Title: Treasurer

[Signature Page to Agreement and Plan of Merger] IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written. COMPANY: 1981 HOLDCO, INC. By: /s/ Jeffrey Gordon Davoud Name: Jeffrey Gordon Davoud Title: CEO SELLER REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC By: /s/ Emily Chahede Name: Emily Chahede Title: Associate Attorney Solely for the purposes of (a) the last sentence of Section 3.1, (b) Section 6.1(a), (c) the last sentence of Section 6.3(d), (d) the last sentence of Section 6.3(e)(i), (e) Section 6.3(g), (f) Section 6.8 and (g) Section 6.9: /s/ Jeff Davoud Jeff Davoud